Exhibit 10.3

Execution Copy

CREDIT AGREEMENT

by and among

VALMONT INDUSTRIES, INC.,

THE SUBSIDIARY BORROWERS PARTY HERETO,

THE LENDERS PARTY HERETO,

and

THE BANK OF NEW YORK,
AS ISSUING BANK, AS SWING LINE LENDER
and
AS ADMINISTRATIVE AGENT,

WACHOVIA BANK, NATIONAL ASSOCIATION, AS ISSUING BANK

and

WACHOVIA CAPITAL MARKETS, LLC,

AS SYNDICATION AGENT

and

LASALLE BANK NATIONAL ASSOCIATION,
COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,
“RABOBANK INTERNATIONAL,” NEW YORK BRANCH,
AND
U.S. BANK NATIONAL ASSOCIATION,

AS CO-DOCUMENTATION AGENTS

with

BNY CAPITAL MARKETS, INC. and WACHOVIA CAPITAL MARKETS, LLC,

AS CO-LEAD ARRANGERS

Dated as of May 4, 2004

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EXHIBITS

Exhibit A	List of Revolving Credit and Term Loan Commitment Amounts
Exhibit B-1	Form of Borrower Addendum
Exhibit B-2	Form of Currency Addendum
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Letter of Credit Request
Exhibit D	Form of Notice of Conversion
Exhibit E	Form of Compliance Certificate
Exhibit F-1	Form of Opinion of Counsel to the Parent Borrower and its Subsidiaries
Exhibit F-2	Form of Opinion of Corporate Counsel of the Parent Borrower and its Subsidiaries
Exhibit G	Form of Opinion of Special Counsel
Exhibit H	Form of Assignment and Acceptance Agreement
Exhibit I	Form of Bid Request
Exhibit J	Form of Invitation to Bid

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Exhibit K	Form of Bid
Exhibit L	Form of Bid Accept/Reject Letter
Exhibit M	List of Administrative Agent’s Address for Notices and Agent Payment Offices
Exhibit N	List of Lenders’, Issuing Banks’ and Swing Line Lender’s Addresses for Notices
Exhibit O	List of Borrowers’ Addresses for Notices
Exhibit P	List of Borrowers’ Payment Accounts
Exhibit Q-1	Form of Revolving Credit Note
Exhibit Q-2	Form of Term Note
Exhibit Q-3	Form of Bid Note
Exhibit Q-4	Form of Swing Line Note
Exhibit R	Form of Subsidiary Guaranty
SCHEDULES
Schedule 4.1	List of Subsidiaries; Capitalization
Schedule 4.5	List of Litigation
Schedule 8.1	List of Existing Indebtedness
Schedule 8.2	List of Existing Liens
Schedule 8.6	List of Existing Investments

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     CREDIT AGREEMENT, dated as of May 4, 2004, by and among VALMONT INDUSTRIES, INC., a Delaware corporation (the “Parent Borrower”), the Qualified Subsidiaries of the Parent Borrower party hereto or which from time to time become party hereto (each a “Subsidiary Borrower” and, collectively, the “Subsidiary Borrowers”), the lenders party hereto (each a “Lender” and, collectively, the “Lenders”), WACHOVIA CAPITAL MARKETS, LLC, as Syndication Agent, LASALLE BANK NATIONAL ASSOCIATION, COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL,” NEW YORK BRANCH, and U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agents, WACHOVIA BANK, NATIONAL ASSOCIATION, as an Issuing Bank, and THE BANK OF NEW YORK (“BNY”), as an Issuing Bank, as swing line lender (in such capacity, the “Swing Line Lender”), and as administrative agent for the Lenders, the Issuing Bank and the Swing Line Lender (in such capacity, the “Administrative Agent”).

RECITALS:

     (1) The Borrowers have requested the Lenders to extend credit to the Borrowers and the Lenders are willing to do so subject to the terms and conditions set forth herein.

     (2) Accordingly, for good and valuable consideration, the parties hereto agree as follows:

1.	DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.1.	Definitions

     As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

     “ABR Advances”: the Revolving Credit Loans or Term Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

     “Accountants”: Deloitte & Touche LLP (or any successor thereto), or such other firm of certified public accountants of recognized national standing selected by the Parent Borrower.

     “Accumulated Funding Deficiency”: as defined in Section 302 of ERISA.

     “Acquisition”: with respect to any Person, the purchase or other acquisition by such Person, by any means whatsoever (including through a merger, dividend, or otherwise and whether in a single transaction or in a series of related transactions), of (i) any Capital Stock of any other Person if, immediately thereafter, such other Person would be either a Subsidiary of such Person or otherwise under the control of such Person or (ii) any business unit, going concern, or division or segment of any other Person.

     “Active Subsidiary Borrower”: at any time, any Subsidiary Borrower other than an Inactive Subsidiary Borrower.

     “Advance”: an ABR Advance, a Eurodollar Advance, or a Core Currency Euro Advance, as the case may be.

     “Affected Advance”: as defined in Section 3.8.

     “Agent Payment Office”: (i) with respect to all amounts owing under the Loan Documents (other than in respect of Alternate Currency Loans), initially, the office, branch, affiliate, or correspondent bank of the Administrative Agent designated as its “Domestic Payment Office” in Exhibit M and, thereafter, such other office, branch, affiliate, or correspondent bank thereof as it may from time to time designate in writing as such to the Parent Borrower, the Issuing Banks, the Swing Line Lender and each Lender, and (ii) with respect to all amounts owing in respect of each Alternate Currency Loan, initially, the office, branch, affiliate, or correspondent bank of the Administrative Agent designated as its payment office for the applicable Alternate Currency in Exhibit M and, thereafter, such other office, branch, affiliate, or correspondent bank thereof as it may from time to time designate in writing as such to the Parent Borrower, the Issuing Banks, the Swing Line Lender and each Lender.

     “Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     “Aggregate Commitment Amount”: at any time, the sum at such time of (i) the Aggregate Term Loan Commitment Amount and (ii) the Aggregate Revolving Credit Commitment Amount.

     “Aggregate Credit Exposure”: at any time, the sum at such time of (i) the Aggregate Revolving Credit Exposure plus (ii) the outstanding principal balance of the Term Loans of all Lenders.

     “Aggregate Revolving Credit Commitment Amount”: at any time, the sum at such time of the Revolving Credit Commitment Amounts of all Lenders.

     “Aggregate Revolving Credit Exposure”: at any time, the sum at such time of (i) the outstanding principal amount of the Revolving Credit Loans and Bid Loans of all Lenders (determined, in the case of each Alternate Currency Loan, on the basis of the

Dollar Equivalent thereof), plus (ii) the outstanding principal amount of the Swing Line Loans, plus (iii) an amount equal to the Letter of Credit Exposure of all Lenders.

     “Aggregate Term Loan Commitment Amount”: at any time, the sum at such time of the Term Loan Commitment Amounts of all Lenders.

     “Agreement”: this Credit Agreement, as the same may be amended, supplemented, or otherwise modified from time to time.

     “Aircraft Lease”: the equipment lease by and between the Parent Borrower and Wells Fargo Bank Northwest, National Association (as successor in interest to First Security Bank, National Association), relating to a 1998 Astra SPX aircraft (the “Initial Lease”) and any replacement equipment lease relating to the same property or a substitute (but not additional) aircraft, not greater in principal amount than (i) in the case of the same property, the original amount of the Initial Lease and (ii) in the case of a substitute aircraft the sum of (a) the original amount of the Initial Lease and (b) an amount not to exceed $15,000,000, and in either case such replacement equipment lease shall be on financial terms which the Administrative Agent, acting in its sole discretion, deems not less advantageous to the Lenders than the terms of the Initial Lease.

     “Alternate Base Rate”: on any date, a rate of interest per annum equal to the higher of (i) the Federal Funds Rate in effect on such date plus 1/2 of 1% and (ii) the BNY Rate in effect on such date.

     “Alternate Currency”: any Currency (other than Dollars).

     “Alternate Currency Bid Loan”: each Bid Loan denominated in an Alternate Currency.

     “Alternate Currency Equivalent”: on any date of determination thereof, the amount, as determined by the Administrative Agent, of the relevant Alternate Currency which could be purchased with the amount of Dollars involved in such computation at the spot rate at which such Alternate Currency may be exchanged into Dollars as set forth on such date on Dow Jones Telerate pages 262, 264, 265, 266 or 9993 (or any successor pages) or, if such rate does not appear on such pages, at the arithmetic mean of the respective spot exchange rates therefor notified to the Administrative Agent by BNY as of 11:00 a.m. (London time) on such date for delivery, (i) in the case of an exchange of Canadian Dollars into Dollars, one Core Currency Business Day later, and (ii) in all other cases, two Core Currency Business Days later.

     “Alternate Currency Loan”: an Alternate Currency Revolving Credit Loan or an Alternate Currency Bid Loan, as the case may be.

     “Alternate Currency Revolving Credit Loan”: each Revolving Credit Loan denominated in Alternate Currency.

     “Applicable Margin”: (i) Subject to clause (ii) of this definition, (a) with respect to the Eurodollar Revolving Credit Advances, Core Currency Euro Advances, and the Letter of Credit Commissions for Standby Letters of Credit, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading “Applicable Eurodollar Margin for Revolving Credit Loans, Core Currency Euro and Standby LC Margin” and adjacent to such Pricing Level, (b) with respect to the Eurodollar Term Loan Advances, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading “Applicable Eurodollar Margin for Term Loans, (c) with respect to the Letter of Credit Commissions for Trade Letters of Credit, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading “ Trade LC Margin” and adjacent to such Pricing Level and (d) with respect to the Facility Fee, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading “Facility Fee” and adjacent to such Pricing Level:

	Applicable
	Eurodollar Margin
	for Revolving
	Credit Loans, Core	Applicable
	Currency Euro and	Eurodollar Margin
Pricing Level	Standby LC Margin	for Term Loans	Trade LC Margin	Facility Fee
Pricing Level I	0.6000%	0.7500%	0.1875%	0.1500%
Pricing Level II	0.8000%	1.0000%	0.2500%	0.2000%
Pricing Level III	1.0000%	1.2500%	0.3000%	0.2500%
Pricing Level IV	1.2000%	1.5000%	0.3750%	0.3000%
Pricing Level V	1.4500%	1.7500%	0.4500%	0.3000%

     (ii) Changes in the Applicable Margin resulting from a change in a Pricing Level shall be based upon the Compliance Certificate most recently delivered pursuant to Section 7.1(a) and shall become effective on the date such Compliance Certificate is delivered to the Administrative Agent and the Lenders. Notwithstanding anything to the contrary contained in this definition, (a) if, at any time and from time to time, the Parent Borrower shall be in Default of its obligations under Section 7.1(a), Pricing Level V shall apply until such Default is cured, and (b) during the period commencing on the Effective Date and ending on the date of delivery thereafter of the first Compliance Certificate pursuant to Section 7.1(a), the Pricing Level shall be Pricing Level IV.

     “Approved Bank”: any bank whose (or whose parent company’s) unsecured non-credit supported short-term commercial paper rating from (i) Standard & Poor’s is at least A-1, or the equivalent thereof, or (ii) Moody’s is at least P-1, or the equivalent thereof.

     “Assignment”: as defined in Section 11.6(b).

     “Assignment and Acceptance Agreement”: an assignment and acceptance agreement executed by an assignor and an assignee, substantially in the form of Exhibit H.

     “Attributed Principal Amount” means, on any day, with respect to any Securitization Transaction entered into by a Receivables Seller, the aggregate outstanding amount of the obligations (whether or not constituting indebtedness under GAAP) of any Eligible Special Purpose Entity as of such date under such Securitization Transaction.

     “Australian Dollars”: freely transferable lawful money of Australia.

     “Bid”: an offer by a Lender to make a Bid Loan, substantially in the form of Exhibit K.

     “Bid Accept/Reject Letter”: a notification given by a Borrower or, if such Borrower is a Subsidiary Borrower, the Parent Borrower, on behalf of such Borrower, pursuant to Section 2.4(d), substantially in the form of Exhibit L.

     “Bid Interest Period”: as to any Bid Loan, the period commencing on the Borrowing Date with respect to such Bid Loan and ending on the date requested in the Bid Request with respect to such Bid Loan, which date shall be neither earlier than seven days, nor later than 180 days, after such Borrowing Date; provided, however, that (i) if any Bid Interest Period would otherwise end on a day which is not a Business Day, such Bid Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would be a date on or after the Scheduled Revolving Credit Commitment Termination Date, in which event such Bid Interest Period shall end on the next preceding Business Day, and (ii) no Bid Interest Period shall end after the Scheduled Revolving Credit Commitment Termination Date. Interest shall accrue from and including the first day of a Bid Interest Period to, but excluding, the last day of such Bid Interest Period.

     “Bid Loan”: each loan made pursuant to Section 2.4.

     “Bid Rate”: as to any Bid made by a Lender pursuant to Section 2.4(b), the fixed rate of interest offered by such Lender with respect thereto as set forth in such Bid.

     “Bid Request”: a request by a Borrower or, if such Borrower is a Subsidiary Borrower, the Parent Borrower, on behalf of such Borrower, for Bids, substantially in the form of Exhibit I.

     “BNY Rate”: a rate of interest per annum equal to the rate of interest publicly announced in New York City by BNY from time to time as its prime commercial lending rate, such rate to be adjusted automatically (without notice) on the effective date of any change in such publicly announced rate.

     “Borrower Addendum”: an Addendum, duly completed and executed by each of the Parent Borrower and the relevant Subsidiary thereof, substantially in the form of Exhibit B-1.

     “Borrowers”: collectively, the Parent Borrower and the Subsidiary Borrowers.

     “Borrowing Date”: (i) any Business Day on which (a) the Lenders make ABR Advances, (b) a Lender makes a Bid Loan, (c) the Swing Line Lender makes a Swing Line Loan, or (d) an Issuing Bank issues a Letter of Credit, as the case may be, or (ii) any Core Currency Business Day on which the Lenders make Eurodollar Advances or Core Currency Euro Advances, as the case may be.

     “Borrowing Request”: a request for Revolving Credit Loans or a Swing Line Loan, substantially in the form of Exhibit C-1.

     “Brazilian Reals”: freely transferable lawful money of Brazil.

     “Bridge Loan Agreement”: the Bridge Loan Agreement dated as of April 15, 2004 among Valmont Industries, Inc., The Bank of New York, as administrative agent, and the lenders party thereto, in each case as amended, supplemented or otherwise modified from time to time.

     “Bridge Loan Documents”: the Bridge Loan Agreement, the Bridge Loan Subsidiary Guaranty and the Bridge Notes, and all agreements, instruments and other documents executed or delivered in connection with any of the foregoing, in each case as amended, supplemented or otherwise modified from time to time.

     “Bridge Loan Subsidiary Guaranty”: the “Subsidiary Guaranty,” as defined in the Bridge Loan Agreement.

     “Bridge Notes”: the “Notes,” as defined in the Bridge Loan Agreement.

     “Business Day”: any day except Saturday, Sunday or a day which in New York City is a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

     “Canadian Dollars”: freely transferable lawful money of Canada.

     “Capital Expenditures”: for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability) by the Parent Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP during such period for fixed or capital assets (excluding any Acquisition, any capitalized interest and any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations and excluding any replacement assets acquired with the proceeds of insurance).

     “Capital Lease”: a lease the obligations in respect of which are required to be capitalized by the lessee thereunder for financial reporting purposes in accordance with GAAP.

     “Capital Stock”: as to any Person, all shares, interests, partnership interests, limited liability company interests, participations and other rights in, or other equivalents (however designated) of, such Person’s equity (however designated), and any rights, warrants or options exchangeable for, or convertible into, such shares, interests, participations, rights or other equivalents.

     “Cash Equivalents”: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in full support thereof), in each case having a maturity of not more than six months from the date of acquisition thereof, (ii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any Approved Bank, in each case having a maturity of not more than six months from the date of acquisition thereof, (iii) commercial paper (a) issued by any Approved Bank or the parent company of any Approved Bank, (b) issued or directly and fully guaranteed or insured by any industrial or financial company with an unsecured non-credit supported short-term commercial paper rating of at least A-1, or the equivalent thereof, by Standard & Poor’s or at least P-1, or the equivalent thereof, by Moody’s, or (c) directly and fully guaranteed or insured by any industrial or financial company with a long term unsecured non-credit supported senior debt rating of at least A or A-2, or the equivalent thereof, by Standard & Poor’s or Moody’s, as the case may be, in each case having a maturity of not more than six months from the date of acquisition thereof, (iv) marketable direct obligations issued by any State of the United States or any political subdivision or public instrumentality of any such State, in each case having a maturity of not more than six months from the date of acquisition thereof and, at the time of such acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s, and (v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) of this definition.

     “Casualty/Condemnation Proceeds” means cash proceeds of Prepayment/Reduction Events described in clause (c) of the definition of such term.

     “Change of Control”: one or both of the following events:

     (a) any person or group (other than any one or more permitted investors) shall have become the beneficial owner of voting shares entitled to exercise more than 30% of the total power of all outstanding voting shares of the

Parent Borrower (including any voting shares which are not then outstanding of which such person or group is deemed the beneficial owner); and

     (b) a change in the composition of the Managing Person of the Parent Borrower shall have occurred in which the individuals who constituted the Managing Person of the Parent Borrower at the beginning of the two-year period immediately preceding such change (together with any other director whose election by the Managing Person of the Parent Borrower or whose nomination for election by the shareholders of the Parent Borrower was approved by a vote of at least a majority of the members of such Managing Person then in office who either were members of such Managing Person at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Managing Person then in office.

     For purposes of this definition, (i) the terms “person” and “group” shall have the respective meanings ascribed thereto in Sections 13(d) and 14(d)(2) of the Exchange Act, (ii) the term “beneficial owner” shall have the meaning ascribed thereto in Rule 13d-3 under the Exchange Act, (iii) the term “permitted investors” shall mean any one or more of the following: (A) Robert B. Daugherty, (B) any of his immediate family members, (C) any of his heirs or beneficiaries, (D) any tax-exempt entity established by him, (E) any key employee of the Parent Borrower which shall have acquired voting shares from him, and (F) any employee stock ownership plan sponsored by or otherwise established by the Parent Borrower, and (iv) the term “voting shares” shall mean outstanding shares of any class or classes (however designated) of Capital Stock of the Parent Borrower entitled to vote generally in the election of members of the Managing Person thereof.

     “Class”: when used in reference to any Advance refers to whether such Advance is a Revolving Credit Advance or a Term Loan Advance.

     “Code”: the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

     “Commitment Percentage”: with respect to any Lender such Lender’s Revolving Credit Commitment Percentage or Term Loan Commitment Percentage, as the context may require.

     “Commitments”: collectively, the Revolving Credit Commitments and the Term Loan Commitments

     “Compliance Certificate”: a certificate substantially in the form of Exhibit E.

     “Consolidated”: the Parent Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

     “Consolidated Debt Service”: for any period, the sum of (i) Consolidated Interest Expense, and (ii) all repayments of Indebtedness (including Indebtedness under the Loan Documents) of the Parent Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP, which were required to be made during such period.

     “Consolidated EBITDA”: for any period, net income of the Parent Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP, for such period, plus the sum of, without duplication, each of the following with respect to the Parent Borrower and its Subsidiaries, to the extent utilized in determining such net income: (i) all interest expense, (ii) provision for income taxes, and (iii) depreciation and amortization.

     “Consolidated Fixed Charges”: for any period, the sum of, without duplication, (i) Consolidated Debt Service for such period, (ii) all income taxes payable during such period by the Parent Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP, and (iii) all Restricted Payments made in cash during such period by the Parent Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP.

     “Consolidated Interest Expense”: for any period, the interest expense for such period of the Parent Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP (including any interest payable in connection with the Attributed Principal Amount).

     “Consolidated Tangible Net Worth”: as of any date, the total stockholders’ equity of the Parent Borrower and its Subsidiaries, less intangible assets, all determined on a Consolidated basis in accordance with GAAP, as set forth in, (i) during the period commencing on the Effective Date and ending on the date of delivery thereafter of the first annual audited financial statements pursuant to Section 7.1(b), the Parent Borrower’s December 30, 2003 audited Consolidated financial statements constituting a part of the Financial Statements, and (ii) at all other times, the most recent annual audited Consolidated financial statements delivered pursuant to Section 7.1(b).

     “Consolidated Total Assets”: as of any date, total assets of the Parent Borrower and its Subsidiaries determined as of such date on a Consolidated basis in accordance with GAAP.

     “Contingent Obligation”: as to any Person ( a “secondary obligor”), any obligation of such secondary obligor (i) guaranteeing or in effect guaranteeing any return on any investment made by another Person, or (ii) guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other obligation (a “primary obligation”) of any other Person (a “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such secondary obligor, whether contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (A) for the purchase or payment of any primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of a primary obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any primary obligation of the ability of a primary obligor to make payment of a primary obligation, (d) otherwise to assure or hold harmless the beneficiary of a primary obligation against loss in respect thereof, and (e) in respect of the liabilities of any partnership in which a secondary obligor is a general partner, except to the extent that such liabilities of such partnership are nonrecourse to such secondary obligor and its separate Property, provided, however, that the term “Contingent Obligation” shall not include the indorsement of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation of a Person shall be deemed to be an amount equal to the stated or determinable amount of a primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

     “Control Person”: as defined in Section 3.5.

     “Conversion Date”: any date on which (i) a Eurodollar Advance is converted to an ABR Advance or a new Eurodollar Advance, as the case may be, (ii) an ABR Advance is converted to a Eurodollar Advance or (iii) a Core Currency Euro Advance is converted to a new Core Currency Euro Advance, as the case may be.

     “Core Currency”: Dollars and Euros.

     “Core Currency Business Day”: with respect to any Currency, any Business Day which is a day on which dealings in eurocurrencies and exchange between banks may be carried on in London, England and which is not a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in the national jurisdiction in which the Agent Payment Office with respect to such Currency is located or, if there is no such Agent Payment Office, the national jurisdiction of which such Currency is the freely transferable lawful money.

     “Core Currency Euro Advances”: the Revolving Credit Loans (or any portions thereof) at such time as they (or such portions) are made and/or being maintained in a Core Currency (other than Dollars) at a rate of interest based upon the applicable Core Currency Euro Rate.

     “Core Currency Euro Rate”: with respect to each Core Currency Euro Advance, a rate of interest per annum, as determined by the Administrative Agent,

obtained by dividing (and then rounding to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, then to the next higher 1/16 of 1%):

     (a) (i) the rate per annum for deposits in the applicable Core Currency having a maturity most nearly comparable to the Euro Interest Period in respect of such Core Currency Euro Advance which appears on page 3740 or 3750, or any other applicable page with respect to such Core Currency, of the Dow Jones Telerate Screen (or any successor page) as of 11:00 a.m. London time on the date which is two Core Currency Business Days prior to the first day of such Euro Interest Period, (ii) if such rate does not appear on such page of the Dow Jones Telerate Screen (or any successor page), the rate, as reported by BNY to the Administrative Agent, quoted by BNY at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date which is two Core Currency Business Days prior to the first day of such Euro Interest Period to leading banks in the interbank eurocurrency market as the rate at which BNY is offering deposits in such Core Currency in an amount approximately equal to BNY’s Commitment Percentage of such Core Currency Euro Advance and having a period to maturity approximately equal to such Euro Interest Period, or (iii) to the extent required by Section 3.8, the rate, as reported by BNY to the Administrative Agent, determined by BNY to be reflective of the all-in cost of funds to BNY of funding such Core Currency Euro Advance in an amount approximately equal to its Commitment Percentage of such Core Currency Euro Advance and having a period to maturity approximately equal to such Euro Interest Period, by

     (b) a number equal to 1.00 minus the aggregate of the then stated maximum rates during such Euro Interest Period of all reserve requirements (including marginal, emergency, supplemental and special reserves), expressed as a decimal, established by any Governmental Authority, including those established by the Board of Governors of the Federal Reserve System and any other banking authority to which BNY and other major United States money center banks are subject in respect of eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D), without benefit of credits for proration, exceptions or offsets which may be available from time to time to BNY.

     “Credit Party”: each Borrower and each other party (other than the Administrative Agent, the Issuing Banks, the Swing Line Lender, and the Lenders) to a Loan Document.

     “Currencies”: collectively, Dollars, Euros and the Non-Core Currencies.

     “Currency Addendum”: an Addendum, duly completed and executed by the Parent Borrower, substantially in the form of Exhibit B-2.

     “Default”: any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or any other condition, would, unless cured or waived, become an Event of Default.

     “Disposition”: with respect to any Person, any sale, assignment, transfer or other disposition by such Person, by any means, of (i) the Capital Stock of any other Person, (ii) any business, going concern or division or segment thereof, or (iii) any other Property of such Person other than in the ordinary course of business, provided, however, that no such sale, assignment, transfer or other disposition of Property (other than inventory, except to the extent subject to a bulk sale) shall be deemed to be in the ordinary course of business if it is the sale, assignment, transfer or disposition of (a) all or substantially all of the Property of such Person, or (b) any Operating Entity.

     “Dollar Bid Loan”: each Bid Loan denominated in Dollars.

     “Dollar Equivalent”: on any date of determination thereof, the amount, as determined by the Administrative Agent, of Dollars which could be purchased with the amount of the relevant Alternate Currency involved in such computation at the spot rate at which Dollars may be exchanged into such Alternate Currency as set forth on such date on Dow Jones Telerate pages 262, 264, 265, 266 or 9993 (or any successor pages) or, if such rate does not appear on such pages, at the spot exchange rate therefor notified to the Administrative Agent by BNY as of 11:00 a.m. (London time) on such date for delivery, (i) in the case of an exchange of Dollars into Canadian Dollars, one Core Currency Business Day later, and (ii) in all other cases, two Core Currency Business Days later.

     “Dollar Revolving Credit Loan”: as defined in Section 2.1(b)(i).

     “Dollars” and “$”: lawful currency of the United States.

     “Domestic Subsidiary”: any direct or indirect wholly owned Subsidiary of the Parent Borrower which is organized under the laws of the United States or any State thereof.

     “Dutch Borrower”: any Borrower which is organized under the laws of, and has its principal office in, the Netherlands.

     “Effective Date”: May 4, 2004.

     “Eligible Assignee”: (i) at all times upon the occurrence and during the continuance of any Default, any commercial bank, trust company, banking association, insurance company, financial institution, pension fund, mutual fund or other similar fund, and (ii) at all other times, any commercial bank, trust company or banking association having undivided capital surplus and retained earnings exceeding $100,000,000, provided, however, that, for purposes of this definition, “Eligible Assignee” shall not include any Lender or any subsidiary or affiliate thereof.

     “Eligible Special Purpose Entity” means any Person which may or may not be a Subsidiary of the Receivables Seller which has been formed by or for the benefit of the Receivables Seller for the purpose of purchasing or securitizing Securitization Receivables from the Receivables Seller.

     “Employee Benefit Plan”: an employee benefit plan within the meaning of Section 3(3) of ERISA maintained, sponsored or contributed to by the Parent Borrower, any of its Subsidiaries or any ERISA Affiliate.

     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

     “ERISA Affiliate”: when used with respect to an Employee Benefit Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any Person which is a member of any group of organizations within the meaning of Sections 414(b) or (c) of the Code (or, solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, Sections 414(m) or (o) of the Code) of which the Parent Borrower or any of its Subsidiaries is a member.

     “Eurodollar Advances”: the Revolving Credit Loans or Term Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

     “Eurodollar Rate”: with respect to each Eurodollar Advance, a rate of interest per annum, as determined by the Administrative Agent, obtained by dividing (and then rounding to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, then to the next higher 1/16 of 1%):

     (a) (i) the rate per annum for deposits in Dollars having a maturity most nearly comparable to the Euro Interest Period in respect of such Eurodollar Advance which appears on page 3750 of the Dow Jones Telerate Screen (or any successor page) as of 11:00 a.m. London time on the date that is two Core Currency Business Days prior to the first day of such Euro Interest Period, or (ii) if such rate does not appear on page 3750 of the Dow Jones Telerate Screen (or any successor page), the rate, as reported by BNY to the Administrative Agent, quoted by BNY at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date which is two Core Currency Business Days prior to the first day of such Euro Interest Period to leading banks in the interbank eurocurrency market as the rate at which BNY is offering Dollar deposits in an amount approximately equal to BNY’s Commitment Percentage of such Eurodollar Advance and having a period to maturity approximately equal to such Euro Interest Period, by

     (b) a number equal to 1.00 minus the aggregate of the then stated maximum rates during such Euro Interest Period of all reserve requirements (including marginal, emergency, supplemental and special reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority to which BNY and other major United States money center banks are subject in respect of eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D), without benefit of credits for proration, exceptions or offsets which may be available from time to time to BNY.

     “Euro Interest Period”: with respect to any Eurodollar Advance or Core Currency Euro Advance, as the case may be, requested by any Borrower or, if such Borrower is a Subsidiary Borrower, the Parent Borrower, on behalf of such Borrower, the period commencing on the Borrowing Date or Conversion Date, as the case may be, with respect to such Advance and ending one, two, three or six months thereafter, as selected by such Borrower or, if such Borrower is a Subsidiary Borrower, the Parent Borrower, on behalf of such Borrower, in the applicable Borrowing Request or Notice of Conversion, as the case may be, therefor, provided, however, that (i) if any Euro Interest Period would otherwise end on a day which is not a Core Currency Business Day, such Euro Interest Period shall be extended to the next succeeding Core Currency Business Day unless (a) in the case of Eurodollar Revolving Credit Advances, such next succeeding Core Currency Business Day would be a date on or after the Scheduled Revolving Credit Commitment Termination Date, or, in the case of Eurodollar Term Loan Advances, such next succeeding Core Currency Business Day would be a date on or after the Term Loan Maturity Date, in which event such Euro Interest Period shall end on the next preceding Core Currency Business Day, or (b) the result of such extension would be to carry such Euro Interest Period into another calendar month, in which event such Euro Interest Period shall end on the immediately preceding Core Currency Business Day, (ii) any Euro Interest Period that begins on the last Core Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Euro Interest Period) shall end on the last Core Currency Business Day of a calendar month, and (iii) no Euro Interest Period (a) for Eurodollar Revolving Credit Advances shall end after the Scheduled Revolving Credit Commitment Termination Date or (b) for Eurodollar Term Loan Advances shall end after the Term Loan Maturity Date. Interest shall accrue from and including the first day of a Euro Interest Period to, but excluding, the last day of such Euro Interest Period.

     “European Borrower”: any Dutch Borrower, French Borrower or German Borrower.

     “Euros”: lawful currency of the European Union, to the extent adopted by its member nations.

     “Event of Default”: as defined in Section 9.1.

     “Exchange Act”: the Securities Exchange Act of 1934, as amended.

     “Existing Indebtedness”: the Indebtedness outstanding under Original Credit Agreement

     “Existing Letter of Credit”: the following Letter of Credit which was originally issued for the account of the Parent Borrower, is outstanding pursuant to the Original Credit Agreement and remains outstanding on the Effective Date:

		Original Stated	Current Stated
Beneficiary	L/C No.	Amount	Amount	Expiry Date
Liberty Mutual Insurance Co.	37257	$2,100,000	$5,550,000	one-year evergreen (current expiry 2/6/05)

     “Facility Fee”: as defined in Section 3.2(a).

     “Federal Funds Rate”: for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that, (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent.

     “Fees”: as defined in Section 2.11.

     “Financial Officer”: as to any Person, the chief financial officer of such Person, or such other officer as shall be satisfactory to the Administrative Agent.

     “Financial Statements”: as defined in Section 4.13.

     “Fixed Charge Coverage Ratio”: as of any date, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Fixed Charges, in each case for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, the immediately preceding four fiscal quarter period.

     “Fixed Rate Loan”: any Eurodollar Advance, Core Currency Euro Advance, Bid Loan or Swing Line Loan, as the case may be.

     “French Borrower”: (i) the Parent Borrower or (ii) any other Borrower which is organized under the laws of, and has its principal office in, France.

     “GAAP”: generally accepted accounting principles as in effect from time to time in the United States.

     “German Borrower”: any Borrower which is organized under the laws of, and has its principal office in, Germany.

     “Governmental Authority”: any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

     “Guarantor”: as defined in the Subsidiary Guaranty.

     “Hedging Agreement” means any interest rate protection agreement.

     “Inactive Subsidiary Borrower”: at any time, any Subsidiary Borrower which has no Subsidiary Borrower Obligations.

     “Indebtedness”: as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money, (ii) indebtedness in respect of the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business), (iii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iv) obligations with respect to any conditional sale or title retention agreement, (v) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person (other than letters of credit issued in support of trade payables incurred in the ordinary course of business) and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment thereof, (vi) all liabilities secured by any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual statutory Liens arising in the ordinary course of business), (vii) obligations under Capital Leases, (viii) all Receivables Indebtedness of such Person, (ix) all Synthetic Lease Obligations of such Person, (x) the Attributed Principal Amount in connection with a Securitization Transaction of such Person as Receivables Seller and (xi) all Contingent Obligations of such Person in respect of any of the foregoing.

     “Indemnified Liabilities”: as defined in Section 11.5.

     “Indemnified Person”: as defined in Section 11.7.

     “Indemnified Tax”: as to any Person, any Tax, except (i) a Tax on the Income imposed on such Person and (ii) any interest, fees or penalties for late payment imposed on such Person, in each case to the extent not attributable to the failure of the Parent Borrower or any of its Subsidiaries to obtain any necessary approvals or consents of, or file or cause to be filed any reports, applications, documents, instruments or information required to be filed pursuant to any applicable law, rule, regulation or request of, any Governmental Authority.

     “Indemnified Tax Person”: the Administrative Agent, each Issuing Bank, the Swing Line Lender, or any Lender, as the case may be.

     “Interest Coverage Ratio”: as of any date, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, the immediately preceding four fiscal quarter period.

     “Interest Payment Date”: (i) as to any ABR Advance, the last day of each March, June, September and December commencing on the first of such days to occur after such ABR Advance is made or any Eurodollar Advance is converted to an ABR Advance, (ii) as to any Swing Line Loan, the date on which the outstanding principal amount of such Swing Line Loan shall become due and payable in accordance with Section 2.2, (iii) as to any Eurodollar Advance or Core Currency Euro Advance, as the case may be, as to which the applicable Borrower has selected a Euro Interest Period of one, two or three months, or any Bid Loan in respect of which the Bid Interest Period applicable thereto is less than or equal to 90 days, the last day of such Euro Interest Period or such Bid Interest Period, as the case may be, (iv) as to any Eurodollar Advance or Core Currency Euro Advance, as the case may be, as to which the applicable Borrower has selected a Euro Interest Period of six months, or any Bid Loan in respect of which the Bid Interest Period applicable thereto is greater than 90 days, the last day of each three-month or 90-day, as the case may be, interval occurring during such Euro Interest Period or such Bid Interest Period, as the case may be, and the last day of such Euro Interest Period or such Bid Interest Period, as the case may be, (v) as to any all Revolving Credit Advances and all Bid Loans, the Revolving Credit Maturity Date, (vi) as to all Swing Line Loans, the Swing Line Maturity Date and (vii) as to all Term Loan Advances, the Term Loan Maturity Date,.

     “Investments”: as defined in Section 8.6.

     “Invitation to Bid”: an invitation to make Bids in the form of Exhibit J.

     “Issuing Bank”: BNY or Wachovia Bank, National Association, in its capacity as Letter of Credit issuer and, with respect to a particular Letter of Credit, shall mean whichever of them shall have issued such Letter of Credit.

     “Judgment Currency”: as defined in Section 11.13.

     “Judgment Currency Conversion Date”: as defined in Section 11.13.

     “Lender Party”: the Administrative Agent, the Issuer, the Swing Line Lender or a Lender, as the case may be.

     “Letter of Credit”: as defined in Section 2.8.

     “Letter of Credit Commissions”: as defined in Section 3.2(b).

     “Letter of Credit Commitments”: the commitments of the Issuing Banks to issue Letters of Credit having an aggregate outstanding face amount up to the Letter of Credit Commitment Amount, and the commitment of the Lenders to participate in the Letter of Credit Exposure as set forth in Section 2.9.

     “Letter of Credit Commitment Amount”: $50,000,000.

     “Letter of Credit Exposure”: as of any date and in respect of any Lender, an amount equal to (i) the sum as of such date, without duplication, of (a) the aggregate undrawn face amount of all outstanding Letters of Credit, (b) the aggregate amount of unpaid drafts drawn on all Letters of Credit, and (c) the aggregate unpaid Reimbursement Obligations (after giving effect to any Revolving Credit Loans made on such date to pay any such Reimbursement Obligations), multiplied by (ii) such Lender’s Revolving Credit Commitment Percentage.

     “Letter of Credit Request”: a request in the form of Exhibit C-2.

     “Leverage Ratio”: as of any date, the ratio of (i) the aggregate Indebtedness as of such date of the Parent Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP (excluding, however, for any date during a period of 15 Business Days after the Effective Date, an amount (to the extent positive) equal to the excess of (a) the aggregate outstanding principal amount of Indebtedness under the Private Placement Documents over (b) cash as set forth on a balance sheet of the Parent Borrower prepared on a Consolidated basis in accordance with GAAP as of such date), together with the aggregate Attributed Principal Amount in connection with a Permitted Securitization, to (ii) Consolidated EBITDA for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period; provided however that, in the event that any Acquisition or Disposition permitted by this Agreement shall have been consummated during such four fiscal quarter period, in computing Consolidated

EBITDA, net income (and all amounts specified in clauses (i), (ii) and (iii) of the definition of Consolidated EBITDA) shall be computed on a pro forma basis giving effect to such Acquisition or Disposition, as the case may be, as of the first day of such period.

     “Lien”: any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

     “Loan”: a Revolving Credit Loan, Term Loan, Bid Loan, or Swing Line Loan, as the case may be.

     “Loan Documents”: collectively, this Agreement, the Subsidiary Guaranty, the Reimbursement Agreements, and all agreements, instruments and other documents executed or delivered in connection with any of the foregoing, including any promissory notes executed and delivered pursuant to Section 2.13, in each case as amended, supplemented or otherwise modified from time to time.

     “Loans”: the Revolving Credit Loans, the Term Loans, the Bid Loans and/or the Swing Line Loans, as the case may be.

     “Managing Person”: with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of control or managing member or members, (iii) a limited partnership, its general partner, (iv) a general partnership or a limited liability partnership, its managing partner or executive committee, or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

     “Margin Stock”: any “margin stock”, as defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended, supplemented or otherwise modified from time to time.

     “Material Adverse Change”: a material adverse change in (i) the condition (financial or otherwise), operations, business or Property of the Parent Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Parent Borrower or any of its Subsidiaries to perform its obligations under any Loan Document, or (iii) the ability of the Administrative Agent, the Issuing Banks, the Swing Line Lender or any Lender to enforce any Loan Document.

     “Material Adverse Effect”: a material adverse effect on (i) the condition (financial or otherwise), operations, business or Property of the Parent Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Parent Borrower or any of its Subsidiaries to perform its obligations under any Loan Document, or (iii) the ability of the Administrative Agent, each Issuing Bank, the Swing Line Lender or any Lender to enforce any Loan Document.

     “Material Subsidiary”: at any time, each Domestic Subsidiary which has at such time assets or net sales greater than or equal to 5% of the aggregate assets or net sales of the Parent Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP.

     “Maximum Purchase Amount”: with respect to any Securitization Transaction, the maximum amount of the obligations permitted to be outstanding under such Securitization Transaction pursuant to the documents governing the purchase and sale of Securitization Receivables in such transaction.

     “Moody’s”: Moody’s Investors Service, Inc., or any successor thereto.

     “Multiemployer Plan”: a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Negotiated Rate”: with respect to each Swing Line Loan, the rate per annum equal to, (i) at all times during the period, if any, commencing on the date of delivery of a notice of an Event of Default by the Administrative Agent to the Lenders under Section 2.2(c) with respect to such Swing Line Loan and terminating on the date on which such Event of Default shall no longer be continuing, the Alternate Base Rate, and (ii) at all other times, the rate agreed to by the Parent Borrower and the Swing Line Lender in accordance with Section 2.2 as the interest rate that such Swing Line Loan shall bear.

     “Newmark”: Newmark International, Inc. a Delaware corporation and a Subsidiary of the Parent Borrower.

     “Net Proceeds” means:

     (a) the cash proceeds when received in respect of such Prepayment/Reduction Event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, when received in cash, net of the sum of

     (b) (i) all reasonable fees and out-of-pocket expenses paid by the Parent Borrower and the Subsidiaries to third parties in connection with such Prepayment/Reduction Event, (ii) in the case of a sale, transfer, lease or other disposition of an asset (including pursuant to a sale and leaseback transaction), the amount of all payments required to be made by the Parent Borrower and the

Subsidiaries as a result thereof to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory payment as a result thereof and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Parent Borrower and the Subsidiaries, and the amount of any reserves established by the Parent Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Parent Borrower) provided that the amount of any subsequent reduction of such reserve (other than in connection with the payment of a retained liability) shall constitute Net Proceeds as of the date of such reduction;

     provided, however, that, with respect to any Casualty/Condemnation Proceeds, such proceeds shall not constitute Net Proceeds if (A) the Parent Borrower shall deliver a certificate of a Financial Officer thereof to the Administrative Agent at the time of the receipt of such proceeds setting forth the Parent Borrower’s intention to use such proceeds to acquire (or cause a Subsidiary to acquire) within 180 days of receipt of such proceeds replacement assets to be used in its business, (B) no Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, (C) if such proceeds exceed $5,000,000, the Required Lenders shall have consented to the proposed application of such proceeds in writing (such consent not to be unreasonably withheld or delayed), and (D) such proceeds are in fact so applied at or prior to the end of such 180-day period. To the extent not so applied after such a certificate shall have been delivered and the foregoing conditions shall have been fulfilled, such proceeds shall be deemed Net Proceeds at the end of such 180-day period.

     “Non-Core Currencies”: collectively, Australian Dollars, Brazilian Reals, Canadian Dollars, and Pounds Sterling, and such other currencies as shall become Non-Core Currencies in accordance with Section 2.12(b).

     “Note” and “Notes”: as defined in Section 2.13(d)

     “Notice of Conversion”: a notice substantially in the form of Exhibit D.

     “Obligation Currency”: as defined in Section 11.13.

     “Operating Entity”: any Person or any business or operating unit of a Person which is, or could be, operated separate and apart from (i) the other businesses and operations of such Person, or (ii) any other line of business or business segment.

     “Organizational Documents”: as to any Person which is (i) a corporation, the certificate or articles of incorporation and by-laws of such Person, (ii) a limited liability company, the limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

     “Original Credit Agreement”: the Amended and Restated Credit Agreement, dated as of August 21, 2001 and amended as of June 12, 2002, September 25, 2003 and April 15, 2004, by and among the Parent Borrower, certain Subsidiaries of the Parent Borrower, the lenders party thereto, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International,” New York Branch, as Syndication Agent, Wachovia Bank, National Association and LaSalle Bank National Association, as Co-Documentation Agents, and The Bank of New York, as issuing bank, swing line lender and administrative agent.

     “Other Intercompany Acquisition”: an Acquisition by the Parent Borrower or any Subsidiary thereof from the Parent Borrower or any such Subsidiary, provided, however, that, for purposes hereof, “Other Intercompany Acquisition” shall not include any Unrestricted Intercompany Acquisition.

     “Other Intercompany Basket Amount”: at any time, an amount equal to the sum of, without duplication, (i) the aggregate outstanding principal amount of all Other Intercompany Indebtedness at such time, plus (ii) the aggregate consideration paid as of such time for all Other Intercompany Investments made under Section 8.6(g) on and after the date hereof, plus (iii) the aggregate amount as of such time of all Other Intercompany Restricted Payments made on or after the date hereof.

     “Other Intercompany Disposition”: a Disposition by the Parent Borrower or any Subsidiary thereof to the Parent Borrower or any such Subsidiary, provided, however, that, for purposes hereof, “Other Intercompany Disposition” shall not include any Unrestricted Intercompany Disposition.

     “Other Intercompany Indebtedness”: Indebtedness of the Parent Borrower or any Subsidiary thereof to the Parent Borrower or any such Subsidiary, provided, however, that, for purposes hereof, “Other Intercompany Indebtedness” shall not include any Unrestricted Intercompany Indebtedness.

     “Other Intercompany Investment”: an Investment by the Parent Borrower or any Subsidiary thereof in the Parent Borrower or any such Subsidiary, provided, however, that, for purposes hereof, “Other Intercompany Investment” shall not include any Unrestricted Intercompany Investment.

     “Other Intercompany Restricted Payment”: a Restricted Payment made by any Subsidiary of the Parent Borrower to the Parent Borrower or any such Subsidiary, to the extent received by the Parent Borrower or such Subsidiary, as the case may be, provided, however, that, for purposes hereof, “Other Intercompany Restricted Payment” shall not include any Unrestricted Intercompany Payment.

     “Outstanding Percentage”: as of any date and with respect to the Issuing Bank, the Swing Line Lender or any Lender, as the case may be, a fraction the numerator of which is the Outstandings on such date of such Issuing Bank, the Swing Line Lender or such Lender, as applicable, and the denominator of which is the aggregate Outstandings on such date of such Issuing Bank, the Swing Line Lender and all Lenders.

     “Outstandings”: with respect to each Issuing Bank, the Swing Line Lender or any Lender, as the case may be, as of any date, an amount equal to (i) the outstanding principal amount on such date of all the Loans (determined, in the case of each Alternate Currency Loan, on the basis of the Dollar Equivalent thereof) of such Lender, plus (ii) with respect to each Issuing Bank only, the excess of (a) the aggregate sum of all drafts honored under all Letters of Credit issued by such Issuing Bank, over (b) all payments made to such Issuing Bank by the Credit Parties and the Lenders in reimbursement thereof or participation therein, as the case may be, plus (iii) with respect to the Swing Line Lender only, the excess of (a) the outstanding principal amount on such date of all the Swing Line Loans, over (b) all payments made to the Swing Line Lender by the Credit Parties and the Lenders in repayment thereof or participation therein, as the case may be, plus (iv) with respect to each Lender, the excess of (a) the aggregate sum of all payments by such Lender in participation of the Reimbursement Obligations and the Swing Line Loans, over (b) all reimbursements of such Lender in respect thereof.

     “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

     “Pension Plan”: at any date of determination, any Employee Benefit Plan (including a Multiemployer Plan), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within the six years immediately preceding such date, were in whole or in part, the responsibility of the Parent Borrower, any of its Subsidiaries or any ERISA Affiliate.

     “Permitted Lien”: a Lien permitted to exist under Section 8.2.

     “Permitted Securitization”: a Securitization Transaction permitted by Section 8.15.

     “Person”: any individual, firm, partnership, limited liability company, joint venture, corporation, association, business enterprise, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary or other capacity, and for the purpose of the definition of “ERISA Affiliate”, a trade or business.

     “Pounds Sterling”: freely transferable lawful money of the United Kingdom.

     “Prepayment/Reduction Event” means:

     (a) any sale, lease or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Parent Borrower or any Subsidiary (other than the sale of goods and services in the ordinary course of business); provided that, so long as no Event of Default exists, no such sale, lease or other disposition shall constitute a Prepayment/Reduction Event unless it results in aggregate Net Proceeds of not less than $5,000,000;

     (b) a public or private offering of common stock or other equity securities of the Parent Borrower or any of its Subsidiaries (except the issuance of equity securities (i) in respect of options granted to employees of the Parent Borrower or its Subsidiaries and (ii) by any Subsidiary of the Parent Borrower to the Parent Borrower); provided that, so long as no Event of Default exists, no such equity offering shall constitute a Prepayment/Reduction Event unless it results in aggregate Net Proceeds of not less than $5,000,000;

     (c) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Parent Borrower or any Subsidiary; provided that, so long as no Event of Default exists, no such casualty, insured damage or taking shall constitute a Prepayment/Reduction Event unless it results in aggregate Net Proceeds of not less than $5,000,000; and

     (d) a public or private offering of promissory notes or other debt securities of the Parent Borrower or any of its Subsidiaries or other incurrence of indebtedness for borrowed money by the Parent Borrower or any of its Subsidiaries (other than Indebtedness for borrowed money pursuant to this Agreement, refinancings of Indebtedness described in Section 8.1(ii) and Indebtedness described in Section 8.1(v)); provided that, so long as no Event of Default exists, no such debt offering or incurrence of indebtedness for borrowed money shall constitute a Prepayment/Reduction Event unless it results in aggregate Net Proceeds of not less than $5,000,000.

     “Pricing Level”: Pricing Level I, Pricing Level II, Pricing Level III, Pricing Level IV or Pricing Level V, as applicable.

     “Pricing Level I”: any time when the Leverage Ratio is less than 1.50:1.00.

     “Pricing Level II”: any time when the Leverage Ratio is greater than or equal to 1.50:1.00 but less than 2.00:1.00.

     “Pricing Level III”: any time when the Leverage Ratio is greater than or equal to 2.00:1.00 but less than 2.50:1.00.

     “Pricing Level IV”: any time when the Leverage Ratio is greater than or equal to 2.50:1.00 but less than 3.00:1.00.

     “Pricing Level V”: any time when the Leverage Ratio is greater than or equal to 3.00:1.00.

     “Private Placement Documents”: the Valmont Industries, Inc. Private Shelf Agreement, dated as of September 10, 1999 and amended as of November 24, 1999, May 22, 2000, February 27, 2001, May 8, 2002 and April 15, 2004, with The Prudential Insurance Company of America and the other Purchasers party thereto relating to a maximum of $100,000,000 in aggregate principal amount of senior promissory notes of Valmont Industries, Inc., together with the promissory notes issued thereunder.

     “Prohibited Transaction”: a transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

     “Property”: all types of real, personal, tangible, intangible or mixed property.

     “Proposed Lender”: as defined in Section 3.12.

     “Qualified Subsidiary”: a direct or indirect Subsidiary of the Parent Borrower, as to which the Parent Borrower owns beneficially (and of record, in the case of a direct Subsidiary) all of the issued and outstanding Capital Stock other than directors’ qualifying shares.

     “Real Property”: all real property owned or leased by the Parent Borrower or any of its Subsidiaries.

     “Receivables Indebtedness” means Indebtedness incurred by any Eligible Special Purpose Entity to finance, refinance or guaranty the financing or refinancing of Securitization Receivables; provided (x) such Indebtedness shall in accordance with GAAP not be accounted for as an asset or liability on the balance sheet of Receivables Seller or any of its Subsidiaries; (y) no assets other than the Securitization Receivables to be financed or refinanced secure such Indebtedness; and (z) neither the Receivables Seller nor any of its Subsidiaries shall incur any liability with respect to such Indebtedness other than liability arising by reason of (1) a breach of a representation or warranty or customary indemnities in each case contained in any instrument relating to such Indebtedness or (2) customary interests retained by the Receivables Seller in such Indebtedness.

     “Receivables Seller”: as defined in the definition of “Securitization Transaction.”

     “Regulation D”: Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

     “Regulatory Change”: (i) the introduction or phasing in of any law, rule or regulation after the Relevant Date, (ii) the issuance or promulgation after the Relevant Date of any directive, guideline or request from any Governmental Authority (whether or not having the force of law), or (iii) any change after the Relevant Date in the interpretation of any existing law, rule, regulation, directive, guideline or request by any Governmental Authority charged with the administration thereof.

     “Reimbursement Agreement”: as defined in Section 2.8(b).

     “Reimbursement Obligation”: the obligation of the Parent Borrower to reimburse an Issuing Bank for amounts drawn under a Letter of Credit issued by such Issuing Bank.

     “Related Parties”: with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

     “Relevant Date”: (i) in the case of each Lender listed on the signature pages hereof, the Effective Date, and (ii) in the case of each other Lender, the effective date of the Assignment and Acceptance Agreement or other document pursuant to which it became a Lender.

     “Reportable Event”: with respect to any Pension Plan, (i) any event set forth in Sections 4043(b) (other than a Reportable Event as to which the 30 day notice requirement is waived by the PBGC under applicable regulations), 4062(c) or 4063(a) of ERISA or the regulations thereunder, (ii) an event requiring the Parent Borrower, any of its Subsidiaries or any ERISA Affiliate to provide security to a Pension Plan under Section 401(a)(29) of the Code, or (iii) any failure to make any payment required by Section 412(m) of the Code.

     “Required Lenders”: at any time (i) prior to the Revolving Credit Commitment Termination Date and after the making of the Term Loans, Lenders having Revolving Credit Commitment Amounts and Term Loans greater than 50% of the sum of (a) the Aggregate Revolving Credit Commitment Amount and (b) the outstanding principal amount of the Term Loans and (ii) at all other times, the Issuing Banks, the Swing Line Lender and the Lenders having Outstandings greater than 50% of the aggregate Outstandings of the Issuing Banks, the Swing Line Lender and all Lenders.

     “Required Payment”: as defined in Section 3.9(a).

     “Restricted Payment”: as to any Person (i) any dividend or other distribution, direct or indirect, on account of any shares of Capital Stock of such Person now or hereafter outstanding (other than a dividend payable solely in shares of such Capital Stock to the holders of such shares) and (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition, direct or indirect, of any shares of any class of Capital Stock of such Person now or hereafter outstanding.

     “Revolving Credit Commitment”: in respect of any Lender, such Lender’s undertaking during the Revolving Credit Commitment Period to make Revolving Credit Loans, subject to the terms and conditions hereof, in an aggregate outstanding principal amount not exceeding the Revolving Credit Commitment Amount of such Lender.

     “Revolving Credit Commitment Amount”: as of any date and with respect to any Lender, the amount set forth adjacent to its name under the heading “Revolving Credit Commitment Amount” in Exhibit A on such date or, in the event that such Lender is not listed in Exhibit A, the “Revolving Credit Commitment Amount” which such Lender shall have assumed from another Lender in accordance with Section 11.6 on or prior to such date, in each case as the same may be adjusted from time to time pursuant to Sections 2.5 and 11.6.

     “Revolving Credit Commitment Percentage”: with respect to any Lender as of any date, the percentage as of such date equal to such Lender’s Revolving Credit Commitment Amount divided by the Aggregate Revolving Credit Commitment Amount (or, if no Commitments then exist, the percentage equal to such Lender’s Revolving Credit Commitment Amount on the last day upon which Revolving Credit Commitments did exist divided by the Aggregate Revolving Credit Commitment Amount as in effect on such day).

     “Revolving Credit Commitment Period”: the period from the Effective Date until the Revolving Credit Commitment Termination Date.

     “Revolving Credit Commitment Termination Date”: the earlier of the Business Day immediately preceding the Scheduled Revolving Credit Commitment Termination Date or such other date upon which the Revolving Credit Commitments shall have been terminated in accordance with Section 2.5 or Section 9.2.

     “Revolving Credit Exposure”: with respect to any Lender as of any date, the sum as of such date of (i) the outstanding principal amount of such Lender’s Revolving Credit Loans (determined, in the case of each Alternate Currency Loan, on the basis of the Dollar Equivalent thereof), (ii) such Lender’s Swing Line Exposure, and (iii) such Lender’s Letter of Credit Exposure.

     “Revolving Credit Loan” and “Revolving Credit Loans”: as defined in Section 2.1(a).

     “Revolving Credit Maturity Date”: the Scheduled Revolving Credit Commitment Termination Date, or such earlier date on which the Revolving Credit Loans shall become due and payable, whether by acceleration or otherwise.

     “Scheduled Revolving Credit Commitment Termination Date”: May 4, 2009.

     “Scheduled Swing Line Commitment Termination Date”: the fifth Business Day preceding the Scheduled Revolving Credit Commitment Termination Date.

     “SEC”: the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

     “Securitization Receivables”: as defined in the definition of “Securitization Transaction.”

     “Securitization Transaction” means any financing transaction or series of financing transactions that have been or may be entered into by any Person pursuant to which such Person (the “Receivables Seller”) sells, conveys or otherwise transfers on a non-recourse basis (with certain exceptions customary in transactions of such type) to an Eligible Special Purpose Entity any of its accounts receivable (the “Securitization Receivables”) (whether such Securitization Receivables are then existing or arise in the future), and any assets related thereto (including without limitation, all security interests in merchandise or services financed thereby, the proceeds of such Securitization Receivables and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets), and the Eligible Special Purpose Entity either (i) borrows funds from or (ii) sells the Securitization Receivables to a commercial paper conduit which issues securities, the payment obligations under which, in either case, are satisfied from the Securitization Receivables and the proceeds of the sale of which are used to purchase additional Securitization Receivables.

     “Senior Debt”: as of any date the sum of the following Indebtedness as of such date of the Parent Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP: (i) Indebtedness under the Loan Documents, (ii) other Indebtedness which ranks pari passu in right of payment to the Indebtedness under the Loan Documents (excluding, however, for any date during a period of 15 Business Days after the Effective Date, an amount (to the extent positive) equal to the excess of (a) the aggregate outstanding principal amount of Indebtedness under the Private Placement Documents over (b) cash as set forth on a balance sheet of the Parent Borrower prepared on a Consolidated basis in accordance with GAAP as of such date), (iii) Indebtedness secured by a Lien on any Property owned by any such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual statutory Liens arising in the ordinary course of business) and (iv) the aggregate Attributed Principal Amount in connection with a Permitted Securitization.

     “Senior Debt Ratio”: as of any date, the ratio of (i) Senior Debt to (ii) Consolidated EBITDA for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period; provided however that, in the event that any Acquisition or Disposition permitted by this Agreement shall have been consummated during such four fiscal quarter period, in computing Consolidated EBITDA, net income (and all amounts specified in clauses (i), (ii) and (iii) of the definition of Consolidated EBITDA) shall be computed on a pro forma basis giving effect to such Acquisition or Disposition, as the case may be, as of the first day of such period.

     “Special Counsel”: Emmet, Marvin & Martin, LLP, special counsel to the Administrative Agent.

     “Standard & Poor’s”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

     “Standby Letters of Credit”: as defined in Section 2.8(a).

     “Subordinated Notes”: up to $150,000,000 aggregate principal amount of the Parent Borrower’s Senior Subordinated Notes due 2014 issued pursuant to the Confidential Offering Circular issued in April 2004.

     “Subsidiary”: as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which such Person or any Subsidiary of such Person, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the managing Person thereof, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) in respect of an association, partnership, limited liability company, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses thereof, however determined.

     “Subsidiary Borrower”: as defined in the preamble to this Agreement.

     “Subsidiary Borrower Obligations”: at any time, in respect of any Subsidiary Borrower, the principal amount outstanding at such time of the Loans made to such Subsidiary Borrower (determined on the basis of the Dollar Equivalent thereof), together with all accrued interest thereon and all other sums due and owing at such time from such Subsidiary Borrower under the Loan Documents.

     “Subsidiary Guaranty”: as defined in Section 5.4.

     “Swing Line Commitment”: the undertaking of the Swing Line Lender during the Swing Line Commitment Period to make Swing Line Loans, subject to the terms and conditions hereof, in an aggregate outstanding principal amount not in excess of the Swing Line Commitment Amount, and the commitment of the Lenders to participate therein as set forth in Section 2.2, as the same may be adjusted from time to time pursuant to Sections 2.5 and 11.6.

     “Swing Line Commitment Amount”: $10,000,000.

     “Swing Line Commitment Period”: the period from the Effective Date until the Swing Line Commitment Termination Date.

     “Swing Line Commitment Termination Date”: the earlier of the Business Day immediately preceding the Scheduled Swing Line Commitment Termination Date or such other date upon which the Swing Line Commitment shall have been terminated in accordance with Section 2.5 or Section 9.2.

     “Swing Line Exposure”: at any time, in respect of any Lender, an amount equal to the aggregate outstanding principal amount of the Swing Line Loans at such time, multiplied by such Lender’s Revolving Credit Commitment Percentage at such time.

     “Swing Line Interest Period”: with respect to any Swing Line Loan requested by the Parent Borrower, the period commencing on the Borrowing Date with respect to such Swing Line Loan and ending not in excess of five days thereafter, as selected by the Parent Borrower in the applicable Borrowing Request therefor, provided, however, that (i) if any Swing Line Interest Period would otherwise end on a day that is not a Business Day, such Swing Line Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would be a date on or after the Scheduled Swing Line Commitment Termination Date, in which event such Swing Line Interest Period shall end on the next preceding Business Day, and (ii) no Swing Line Interest Period shall end after the Scheduled Swing Line Commitment Termination Date. Interest shall accrue from and including the first day of a Swing Line Interest Period to, but excluding, the last day of such Swing Line Interest Period.

     “Swing Line Loan” and “Swing Line Loans”: as defined in Section 2.2(a).

     “Swing Line Maturity Date”: the Scheduled Swing Line Commitment Termination Date, or such earlier date on which the Swing Line Loans shall become due and payable, whether by acceleration or otherwise.

     “Swing Line Participation Amount”: as defined in Section 2.2(c).

     “Synthetic Lease”: as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any Property (a) that is not a Capital Lease and (b) in respect of which the lessee is treated as the owner of the Property so leased for federal income tax purposes, other than any such lease under which such Person is the lessor.

     “Synthetic Lease Obligations”: all monetary obligations of a lessee under any Synthetic Lease which, at any date of determination thereof, shall be equal to the aggregate purchase price of any property subject to such Synthetic Lease less the aggregate amount of payments of rent theretofore made which reduce the lessee’s obligations under such Synthetic Lease and which are not the financial equivalent of interest. The aggregate purchase price of any property subject to, and payments of rent under, a Synthetic Lease shall not include any amounts payable solely from funds generated by the property subject thereto and as to which the lessee has no personal liability.

     “Tax”: any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

     “Tax on the Income”: as to any Person, a Tax imposed by one of the following jurisdictions or by any political subdivision or taxing authority thereof: (i) the United States, (ii) the jurisdiction in which such Person is organized, (iii) the jurisdiction in which such Person’s principal office is located, or (iv) in the case of each Lender, any jurisdiction in which such Person is deemed to be doing business; which Tax is an income tax (or any tax in lieu thereof or equivalent thereto) or franchise tax imposed on all or part of the net income or net profits of such Person or with respect to the net increase in the shareholders’ or owners’ equity or capital in such Person or which Tax represents interest, fees or penalties for payment of any such income tax or franchise tax.

     “Termination Event”: with respect to any Pension Plan, (i) a Reportable Event, (ii) the termination of a Pension Plan, or the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, (iii) the institution of proceedings to terminate a Pension Plan under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA.

     “Term Loan” and “Term Loans”: as defined in Section 2.1(b)

     “Term Loan Commitment”: in respect of any Lender, such Lender’s undertaking to make the Term Loan, subject to the terms and conditions hereof, in an aggregate outstanding principal amount not exceeding the Term Loan Commitment Amount of such Lender.

     “Term Loan Commitment Amount”: as of any date and with respect to any Lender, the amount set forth adjacent to its name under the heading “Term Loan Commitment Amount” in Exhibit A on such date or, in the event that such Lender is not listed in Exhibit A, the “Term Loan Commitment Amount” which such Lender shall have assumed from another Lender in accordance with Section 11.6 on or prior to such date, in each case as the same may be adjusted from time to time pursuant to Section 2.5 and 11.6.

     “Term Loan Commitment Percentage”: with respect to any Lender as of any date, the percentage as of such date equal to such Lender’s Term Loan Commitment Amount divided by the Aggregate Term Loan Commitment Amount (or, if no Term Loan Commitments then exist, the percentage equal to such Lender’s Term Loan Commitment Amount on the last day upon which Term Loan Commitments did exist divided by the Aggregate Term Loan Commitment Amount as in effect on such day).

     “Term Loan Maturity Date”: May 4, 2009.

     “Test Date”: with respect to any Securitization Transaction means each of (a) the date of the closing of such Securitization Transaction and (b) the date of each closing of any amendment to such Securitization Transaction which increases the Maximum Purchase Amount thereunder.

     “Total Commitment Percentage”: with respect to any Lender as of any date, the percentage as of such date equal to the sum of such Lender’s Revolving Credit Commitment Amount and Term Loan Commitment Amount divided by the Aggregate Revolving Credit Commitment Amount and the Aggregate Term Loan Commitment Amount (or, if no Commitments then exist, the percentage equal to such Lender’s Revolving Credit Commitment Amount and Term Loan Commitment Amount on the last day upon which Revolving Credit Commitments and Term Loan Commitments did exist divided by the Aggregate Revolving Credit Commitment Amount and the Aggregate Term Loan Commitment Amount as in effect on such day).

     “Trade Letters of Credit”: as defined in Section 2.8(a).

     “Unfunded Pension Liabilities”: with respect to any Pension Plan, at any date of determination, the amount determined by taking the accumulated benefit obligation, as disclosed in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”, over the fair market value of Pension Plan assets.

     “United States”: the United States of America.

     “Unrecognized Retiree Welfare Liability”: with respect to any Employee Benefit Plan that provides postretirement benefits other than pension benefits, the amount of the transition obligation, as determined in accordance with Statement of Financial Accounting Standards No. 106, “Employers’ Accounting for Postretirement Benefits

Other Than Pensions,” as of the most recent valuation date, that has not been recognized as an expense in an income statement of the Parent Borrower and its Consolidated subsidiaries, provided that, prior to the date such Statement is applicable to the Parent Borrower, such amount shall be based on an estimate made in good faith of such transition obligation.

     “Unrestricted Intercompany Acquisition”: (i) an Acquisition by the Parent Borrower or any Guarantor from the Parent Borrower or any Subsidiary of the Parent Borrower or (ii) an Acquisition by any such Subsidiary (other than a Guarantor) from any such Subsidiary (other than a Guarantor).

     “Unrestricted Intercompany Disposition”: (i) a Disposition by the Parent Borrower or any Subsidiary thereof to the Parent Borrower or any Guarantor or (ii) a Disposition by any such Subsidiary (other than a Guarantor) to any such Subsidiary (other than a Guarantor).

     “Unrestricted Intercompany Indebtedness”: (i) Indebtedness of the Parent Borrower or any Guarantor to the Parent Borrower or any Subsidiary of the Parent Borrower or (ii) Indebtedness of any such Subsidiary (other than a Guarantor) to any such Subsidiary (other than a Guarantor).

     “Unrestricted Intercompany Investment”: (i) an Investment by the Parent Borrower or any Subsidiary thereof in the Parent Borrower or any Guarantor or (ii) an Investment by any such Subsidiary (other than a Guarantor) in any such Subsidiary (other than a Guarantor).

     “Unrestricted Intercompany Payment”: (i) a Restricted Payment made by any Subsidiary of the Parent Borrower to the Parent Borrower or any Guarantor, to the extent received by the Parent Borrower or such Guarantor, as the case may be, or (ii) a Restricted Payment made by any such Subsidiary (other than a Guarantor) to any such Subsidiary (other than a Guarantor), to the extent received by such Subsidiary.

     “Wachovia Synthetic Lease Arrangement”: the synthetic lease arrangement dated on or about September 25, 2003 by and among the Parent Borrower, Wachovia Development Corporation and Wachovia Bank, National Association, as Agent, and other lenders relating to the office building/headquarters project located in Omaha, Nebraska (the “Initial Lease”) and any replacement Synthetic Lease relating to the same property, not greater in principal amount than the original amount of the Initial Lease and on financial terms which the Administrative Agent, acting in its sole discretion, deems not less advantageous to the Lenders than the terms of the Initial Lease.

1.2.	Principles of Construction

     (a) For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “Eurodollar

Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Loan”). Advances also may be classified and referred to by Class (e.g., a “Revolving Credit Advance”) or by Type (e.g., a “Eurodollar Advance”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Advance” or a “Eurodollar Term Loan Advance”).

     (b) All terms defined in a Loan Document shall have the meanings given such terms therein when used in the other Loan Documents or any certificate, opinion or other document made or delivered pursuant thereto to the extent not otherwise provided therein.

     (c) As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, the Administrative Agent, the Issuing Banks, the Swing Line Lender, the Lenders and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement to reflect such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement (or such other items as the Administrative Agent may reasonably requested) setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

     (d) The words “hereof”, “herein”, “hereto” and “hereunder” and similar words when used in a Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof, and Section, schedule and exhibit references contained therein shall refer to Sections thereof or schedules or exhibits thereto unless otherwise expressly provided therein.

     (e) The phrase “may not” is prohibitive and not permissive.

     (f) Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

     (g) Unless specifically provided in a Loan Document to the contrary, any reference to a time shall refer to such time in New York.

     (h) Unless specifically provided in a Loan Document to the contrary, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

     (i) References in any Loan Document to a fiscal period shall refer to that fiscal period of the Parent Borrower.

     (j) The words “include” and “including”, when used in each Loan Document, shall mean that the same shall be included “without limitation”, unless otherwise expressly provided therein.

2.	AMOUNT AND TERMS OF LOANS AND LETTERS OF CREDIT

2.1.	Revolving Credit Loans and Term Loans

     (a) Subject to the terms and conditions of this Agreement, each Lender severally (and not jointly) agrees to make revolving credit loans (each a “Revolving Credit Loan” and, as the context may require, collectively with all other Revolving Credit Loans of such Lender and with the Revolving Credit Loans of all other Lenders, the “Revolving Credit Loans”) to one or more of the Borrowers in the Core Currencies from time to time during the Revolving Credit Commitment Period, provided, however, that:

     (i) immediately after giving effect thereto, (i) such Lender’s Revolving Credit Exposure shall not exceed such Lender’s Revolving Credit Commitment Amount, (ii) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Credit Commitment Amount, and (iii) if such Revolving Credit is an Alternate Currency Revolving Credit Loan, the aggregate principal amount of all Alternate Currency Loans (in each case determined on the basis of the Dollar Equivalent thereof) shall not exceed $50,000,000, and

     (ii) such Revolving Credit Loan, (i) if to be made in Dollars (each a “Dollar Revolving Credit Loan”), shall be made to the Parent Borrower and (ii) if to be made in Euros, shall be made to the Parent Borrower or a European Borrower.

During the Revolving Credit Commitment Period, the Borrowers may borrow, prepay in whole or in part and reborrow under the Revolving Credit Commitments, all in accordance with the terms and conditions of this Agreement. Subject to the provisions of Sections 2.3 and 3.3, at the option of the Parent Borrower, Dollar Revolving Credit Loans may be made as (A) one or more ABR Advances, (B) one or more Eurodollar Advances, or (C) a combination thereof. The outstanding principal amount of the Revolving Credit Loans shall be due and payable on the Revolving Credit Maturity Date.

     (b) Subject to the terms and conditions hereof, each Lender severally (and not jointly) agrees to make a Term Loan (each a “Term Loan” and collectively with the Term Loans of all other Lenders, the “Term Loans”) in Dollars to the Parent Borrower on the Effective Date in a principal amount equal to the Term Loan

Commitment Amount of such Lender. Term Loans which are prepaid or repaid, in whole or in part, may not be reborrowed.

2.2.	Swing Line Loans

     (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (each a “Swing Line Loan” and, collectively, the “Swing Line Loans”) to the Parent Borrower in Dollars from time to time during the Swing Line Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Swing Line Commitment Amount, provided, however, that, immediately after making each Swing Line Loan, (i) the aggregate unpaid balance of the Swing Line Loans would not exceed the Swing Line Commitment Amount and (ii) the Aggregate Revolving Credit Exposure would not exceed the Aggregate Revolving Credit Commitment Amount. During the Swing Line Commitment Period, the Parent Borrower may borrow, prepay in whole or in part and reborrow under the Swing Line Commitment, all in accordance with the terms and conditions of this Agreement. No Swing Line Loan shall be made prior to the making of the first Revolving Credit Loans on the first Borrowing Date.

     (b) The Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when any Lender shall be in default of its obligations under this Agreement unless arrangements to eliminate the Swing Line Lender’s risk with respect to such defaulting Lender’s participation in such Swing Line Loan shall have been made for the benefit of the Swing Line Lender and such arrangements are in all respects satisfactory to the Swing Line Lender. The Swing Line Lender will not make any Swing Line Loan if the Administrative Agent or any Lender, by notice to the Swing Line Lender and the Parent Borrower no later than one Business Day prior to the Borrowing Date with respect to such Swing Line Loan, shall have determined that the conditions set forth in Section 6 have not been satisfied and such conditions remain unsatisfied as of the requested time of the making such Swing Line Loan. Each Swing Line Loan shall be due and payable on the earlier to occur of the last day of the Swing Line Interest Period applicable thereto and the Swing Line Maturity Date.

     (c) Upon each receipt by a Lender of notice of an Event of Default from the Administrative Agent pursuant to Section 10.5, such Lender shall purchase unconditionally, irrevocably, and severally (and not jointly) from the Swing Line Lender a participation in the outstanding Swing Line Loans (including accrued interest thereon) in an amount (the “Swing Line Participation Amount”) equal to the product of its Revolving Credit Commitment Percentage and the aggregate outstanding principal amount of the Swing Line Loans plus all accrued and unpaid interest thereon. Each Lender shall also be liable for an amount equal to the product of its Revolving Credit Commitment Percentage and any amounts paid by any Credit Party pursuant to this Section that are subsequently rescinded or avoided, or must be otherwise restored or returned. Such liabilities shall be absolute and unconditional and without regard to the occurrence of any Default or the compliance by any Credit Party with any of its obligations under the Loan Documents.

     (d) In furtherance of Section 2.2(c), upon each receipt by a Lender of notice of an Event of Default from the Administrative Agent pursuant to Section 10.5, such Lender shall promptly make available its Swing Line Participation Amount to the Administrative Agent for the account of the Swing Line Lender at the applicable Agent Payment Office, in Dollars, and in immediately available funds. The Administrative Agent shall deliver the payments made by each Lender pursuant to the immediately preceding sentence to the Swing Line Lender promptly upon receipt thereof in like funds as received. Each Lender shall indemnify and hold harmless the Administrative Agent and the Swing Line Lender from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs and expenses resulting from any failure on the part of such Lender to pay, or from any delay in paying the Administrative Agent any amount such Lender is required to pay in accordance with this Section 2.2 (except in respect of losses, liabilities, actions, suits, judgments, demands, costs and expenses suffered by the Administrative Agent or the Swing Line Lender, as the case may be, resulting from the gross negligence or willful misconduct of the Administrative Agent or the Swing Line Lender, as the case may be), and such Lender shall be required to pay interest to the Administrative Agent for the account of the Swing Line Lender from the date such amount was due until paid in full, on the unpaid portion thereof, at a rate of interest per annum equal to the Federal Funds Rate payable upon demand by the Swing Line Lender. The Administrative Agent shall distribute such interest payments to the Swing Line Lender upon receipt thereof in like funds as received.

     (e) Whenever the Administrative Agent is reimbursed by any Credit Party, for the account of the Swing Line Lender, for any payment in connection with Swing Line Loans and such payment relates to an amount previously paid by a Lender pursuant to this Section, the Administrative Agent will promptly pay over such payment to such Lender.

2.3.	Procedure for Borrowing

     (a) Revolving Credit Loans. Any Borrower may borrow under the Revolving Credit Commitments on any Business Day or any Core Currency Business Day, as the case may be, during the Revolving Credit Commitment Period, provided that such Borrower or, if such Borrower is a Subsidiary Borrower, the Parent Borrower, on behalf of such Borrower, shall notify the Administrative Agent by the delivery of a Borrowing Request, which shall be sent by facsimile and shall be irrevocable (confirmed promptly by the delivery to the Administrative Agent of a Borrowing Request manually signed by such Borrower or the Parent Borrower, on behalf of such Borrower, as the case may be), no later than: 11:00 a.m. three Core Currency Business Days prior to the requested Borrowing Date, in the case of Eurodollar Advances, 11:00 a.m. four Core

Currency Business Days prior to the requested Borrowing Date, in the case of Core Currency Euro Advances, and 12:00 noon on the requested Borrowing Date, in the case of ABR Advances, specifying (i) the requested Borrowing Date, (ii) whether such borrowing is to consist of one or more Eurodollar Advances, one or more Core Currency Euro Advances, ABR Advances, or a combination thereof, and the amount of each thereof (stated in the applicable Currency), and (iii) if the borrowing is to consist of one or more Eurodollar Advances or Core Currency Euro Advances, the length of the Euro Interest Period for each such Eurodollar Advance and Core Currency Euro Advance. Notwithstanding anything to the contrary contained herein, (A) each Eurodollar Advance to be made on a Borrowing Date, when aggregated with all amounts to be converted to a Eurodollar Advance on such date and having the same Euro Interest Period as such first Eurodollar Advance, shall equal no less than $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof, (B) each Core Currency Euro Advance to be made on a Borrowing Date, when aggregated with all amounts to be converted to a Core Currency Euro Advance on such date and having the same Euro Interest Period, and being denominated in the same Currency, as such first Core Currency Euro Advance shall not be less than an amount in such Currency having a Dollar Equivalent of approximately $2,500,000 or such amount plus an amount in such Currency having a Dollar Equivalent of a whole multiple of approximately $1,000,000 in excess thereof, and (C) each ABR Advance to be made on a Borrowing Date shall equal no less than $1,000,000 or such amount plus a whole multiple of $100,000 in excess thereof or, if less, the unused portion of the Aggregate Revolving Credit Commitment Amount.

     (b) The Parent Borrower may borrow under the Term Loan Commitments in a single borrowing on the Effective Date. The Term Loans shall initially be made as ABR Advances and may be converted from ABR Advances to Eurodollar Advances or from Eurodollar Advances to ABR Advances or continued as Eurodollar Advances for a new Euro Interest Period in accordance with Section 3.3(a).

     (c) Swing Line Loans. The Parent Borrower may borrow under the Swing Line Commitment on any Business Day during the Swing Line Commitment Period, provided that the Parent Borrower shall notify the Administrative Agent and the Swing Line Lender (by telephone or facsimile confirmed promptly by the delivery to the Administrative Agent and the Swing Line Lender of a Borrowing Request manually signed by the Parent Borrower) no later than: 3:00 p.m. on the requested Borrowing Date, specifying (i) the aggregate principal amount to be borrowed under the Swing Line Commitment, (ii) the requested Borrowing Date, and (iii) the amount of, and the length of the Swing Line Interest Period for, each Swing Line Loan. The Swing Line Lender will then, subject to its determination that the terms and conditions of this Agreement have been satisfied and subject to its agreement with the Parent Borrower on the Negotiated Rate to be applicable thereto, make the requested amount available, in Dollars, and in immediately available funds, promptly on that same day, to the Administrative Agent at the applicable Agent Payment Office who, thereupon, will promptly make such amount available to the Parent Borrower at such Agent Payment

Office, in Dollars, and in immediately available funds. Each borrowing of Swing Line Loans shall be in an aggregate principal amount equal to $500,000 or such amount plus a whole multiple of $100,000 in excess thereof or, if less, the unused portion of the Swing Line Commitment Amount.

     (d) Funding of Revolving Credit Loans. Upon receipt of each Borrowing Request requesting Revolving Credit Loans, the Administrative Agent shall promptly notify each Lender thereof. Subject to its receipt of the notice referred to in the preceding sentence, each Lender will make an amount equal to its Revolving Credit Commitment Percentage of the requested Revolving Credit Loans available to the Administrative Agent for the account of the applicable Borrower at the applicable Agent Payment Office in the applicable Currency not later than (i) 11:00 a.m. (local time in the city in which such Agent Payment Office is located), in the case of an Alternate Currency Revolving Credit Loan, and (ii) 2:00 p.m. (New York City time), in the case of a Dollar Revolving Credit Loan, in each case on the on the relevant Borrowing Date requested by such Borrower or the Parent Borrower, on behalf of such Borrower, as the case may be, in funds immediately available to the Administrative Agent at such Agent Payment Office. The amounts so made available to the Administrative Agent on such Borrowing Date will then, subject to the satisfaction of the terms and conditions of this Agreement, as determined by the Administrative Agent, be made available on such Borrowing Date to such Borrower by the Administrative Agent at such Agent Payment Office, in such Currency, and in immediately available funds, no later than (A) 1:30 p.m. (local time in the city in which such Agent Payment Office is located), in the case of an Alternate Currency Revolving Credit Loan, and (B) 3:00 p.m. (New York City time), in the case of a Dollar Revolving Credit Loan.

     (e) Funding of Term Loans. On the Effective Date, each Lender will make an amount equal to its Term Loan Commitment Percentage of the Term Loans available to the Administrative Agent for the account of the Parent Borrower at the applicable Agent Payment Office in Dollars not later than 2:00 p.m. (New York City time), in funds immediately available to the Administrative Agent at such Agent Payment Office. The amounts so made available to the Administrative Agent on the Effective Date will then, subject to the satisfaction of the terms and conditions of this Agreement, as determined by the Administrative Agent, be made available on the Effective Date to the Parent Borrower by the Administrative Agent at such Agent Payment Office in immediately available funds, no later than 3:00 p.m. (New York City time).

     (f) Failure to Fund. Unless the Administrative Agent shall have received prior notice from a Lender (by telephone or otherwise, such notice to be promptly confirmed by facsimile or other writing) that such Lender will not make available to the Administrative Agent such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on a Borrowing Date or such Lender’s Term Loan Commitment Percentage of the Term Loans to be made on the Effective Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Borrowing Date or the Effective Date, as the case may be, in accordance with this Section, provided that such Lender received notice thereof from the Administrative Agent in accordance with the terms hereof, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such Borrowing Date a corresponding amount. If and to the extent such Lender shall not have so made such amount available to the Administrative Agent, such Lender and such Borrower severally agree to pay to the Administrative Agent, forthwith on demand, such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to such Borrower until the date such amount is paid to the Administrative Agent, at a rate per annum equal to, in the case of such Borrower, the applicable interest rate set forth in Section 3.1, and, in the case of such Lender, the Federal Funds Rate (or, in the case of each Alternate Currency Loan, a rate determined by the Administrative Agent to be reflective of the all-in cost of funds to the Administrative Agent in funding such Alternate Currency Loan). Such payment by such Borrower, however, shall be without prejudice to its rights against such Lender. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute (i) such Lender’s Revolving Credit Loan as part of such Revolving Credit Loans for purposes of this Agreement or (ii) such Lender’s Term Loan as part of such Term Loans, as the case may be, which Loans shall be deemed to have been made by such Lender on the applicable Borrowing Date.

     (g) Borrower Accounts. Each Loan shall be made to the applicable payment account of the applicable Borrower set forth in Exhibit P or the Borrower Addendum, if any, executed and delivered with respect to such Borrower pursuant to Section 2.12, as the case may be, or such other account which such Borrower may from time to time specify by written notice to the Administrative Agent and the Lenders.

2.4.	Bid Procedure

     (a) Each Borrower may, provided that no Default shall have occurred and be continuing, request Bids for one or more Bid Loans denominated in any Currency during the Commitment Period by delivering, or, if such Borrower is a Subsidiary Borrower, causing the Parent Borrower to deliver, on behalf of such Borrower, by hand or facsimile to the Administrative Agent a duly completed Bid Request no later than 12:00 noon: four Core Currency Business Days, in the case of Alternate Currency Bid Loans, and one Business Day, in the case of Dollar Bid Loans, in each case before the proposed Borrowing Date therefor. A request for Bids that does not conform substantially to the format of Exhibit I may be rejected in the Administrative Agent’s sole discretion, and the Administrative Agent shall promptly notify the applicable Borrower and, if such Borrower is a Subsidiary Borrower, the Parent Borrower of such rejection by facsimile. Each Bid Request shall specify (i) the amount of each Bid Loan (stated in the applicable Currency), (ii) the proposed Borrowing Date therefor, and (iii) the Bid Interest Period or Bid Interest Periods (which shall not exceed three different Bid Interest Periods in a single Bid Request), with respect thereto. Promptly after its receipt of each Bid Request that is not rejected as aforesaid, the Administrative Agent shall send to each Lender an Invitation to Bid, appropriately completed by the Administrative Agent with reference to such Bid Request.

     (b) Each Lender may, in its sole and absolute discretion, make one or more Bids in response to each Invitation to Bid. Each Bid by a Lender must be received by the Administrative Agent not later than 9:30 a.m. one Core Currency Business Day before the proposed Borrowing Date for a proposed Alternate Currency Bid Loan and on the proposed Borrowing Date for a proposed Dollar Bid Loan. Bids to make Bid Loans that do not conform substantially to the format of Exhibit K may be rejected by the Administrative Agent after conferring with, and upon the instruction of, the applicable Borrower and, if such Borrower is a Subsidiary Borrower, the Parent Borrower, and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Bid shall be irrevocable and shall specify (i) the amount (stated in the applicable Currency and which (A) shall be in a minimum principal amount of $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof (or, in the case of Alternate Currency Bid Loans, an amount in the applicable Alternate Currency having a Dollar Equivalent of approximately $5,000,000 or such amount plus an amount in the applicable Alternate Currency having a Dollar Equivalent of a whole multiple of approximately $1,000,000 in excess thereof), and (B) may equal the entire principal amount requested by such Borrower) of such Bid Loan, (ii) the Bid Rate with respect to such Bid Loan, and (iii) the Bid Interest Period with respect to such Bid Loan and the last day thereof. If any Lender shall elect not to make a Bid, such Lender shall so notify the Administrative Agent by facsimile not later than 9:30 a.m. one Core Currency Business Day before the proposed Borrowing Date for a proposed Alternate Currency Bid Loan and on the proposed Borrowing Date for a proposed Dollar Bid Loan, provided, however, that the failure by any Lender to give any such notice shall not obligate such Lender to make any Bid Loan in connection with the relevant Bid Request or result in any other liability on the part of such Lender.

     (c) With respect to each Invitation to Bid sent to the Lenders, the Administrative Agent shall (i) promptly notify the applicable Borrower and, if such Borrower is a Subsidiary Borrower, the Parent Borrower by facsimile of each Bid made, the amount (stated in the applicable Currency) of the Bid Loan offered thereby, and the identity of the Lender that made such Bid, and (ii) send a list of all Bids to such Borrower and, if such Borrower is a Subsidiary Borrower, the Parent Borrower for their respective records as soon as practicable after completion of the bidding process. Each notice and list sent by the Administrative Agent pursuant to this Section 2.4(c) shall list the Bids in ascending yield order.

     (d) The applicable Borrower may in its sole and absolute discretion, subject only to the provisions of this Section 2.4(d), accept or reject any Bid made in accordance with the procedures set forth in this Section 2.4, and such Borrower or, if such Borrower is a Subsidiary Borrower, the Parent Borrower, on behalf of such Borrower, shall notify the Administrative Agent by telephone, confirmed by facsimile in the form of a Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any or all of such Bids, not later than 10:30 a.m. one Core Currency Business Day before the proposed Borrowing Date for a proposed Alternate Currency Bid Loan and on the proposed Borrowing Date for a proposed Dollar Bid Loan, provided, however, that the failure by such Borrower or the Parent Borrower, on behalf of such Borrower, as the case may be, to give such notice shall be deemed to be a rejection of all such Bids. In connection with each acceptance of one or more Bids by such Borrower:

     (i) such Borrower shall not accept a Bid made at a particular Bid Rate if it has decided to reject any other Bid made at a lower Bid Rate and having the same Bid Interest Period as such Bid,

     (ii) the aggregate amount of the Bids accepted by such Borrower shall not exceed the principal amount specified in the Bid Request therefor (determined, in the case of each Alternate Currency Bid Loan, on the basis of the Dollar Equivalent thereof),

     (iii) if such Borrower shall desire to accept a Bid made at a particular Bid Rate and having a particular Bid Interest Period, it must accept all other Bids made at such Bid Rate and having such Bid Interest Period, provided, however, that, if the acceptance of all such other Bids would cause the aggregate amount of all such accepted Bids to exceed the amount requested (determined, in the case of each Alternate Currency Bid Loan, on the basis of the Dollar Equivalent thereof), then such acceptance shall be made pro rata in accordance with the amount of each such Bid at such Bid Rate and having such Bid Interest Period, and

     (iv) except pursuant to Section 2.4(d)(ii), no Bid shall be accepted unless the Bid Loan with respect thereto shall be in (1) a minimum principal amount of $5,000,000, or such amount plus a whole multiple of $1,000,000 in excess thereof (or, in the case of Alternate Currency Bid Loans, an amount in the applicable Alternate Currency having a Dollar Equivalent of approximately $5,000,000, or such amount plus an amount in the applicable Alternate Currency having a Dollar Equivalent of a whole multiple of approximately $1,000,000 in excess thereof), or (2) if less, an aggregate principal amount equal to the excess of the Aggregate Revolving Credit Commitment Amount over the outstanding principal amount of all Revolving Credit Loans, Bid Loans and Swing Line Loans (determined, in the case of each Alternate Currency Bid Loan, on the basis of the Dollar Equivalent thereof).

     (e) The Administrative Agent shall promptly notify each bidding Lender whether or not each Bid of such Lender has been accepted (and, if so, in what amount) by facsimile sent by the Administrative Agent, and, if such Bid has been accepted by the applicable Borrower, in whole or in part, such bidding Lender shall, after its receipt of such notice, make immediately available funds in the applicable Currency and in the amount in which such Bid was so accepted available, (i) in the case of Dollar Bid Loans, to the Administrative Agent at the applicable Agent Payment Office, and (ii) in the case of Alternate Currency Bid Loans, (A) directly to such Borrower, or (B) upon the occurrence and during the continuance of an Event of Default, if directed by the Required Lenders and with the consent of the Administrative Agent, to the Administrative Agent at the applicable Agent Payment Office, in each case no later than 12:00 noon (local time in the city in which such funds are to be made available in accordance with the terms hereof) on the proposed Borrowing Date. The Administrative Agent will make available to such Borrower at the applicable Agent Payment Office, in the applicable Currency, and in immediately available funds, the aggregate of any amount so made available by such Lender no later than 2:30 p.m. (such local time) on such Borrowing Date. Notwithstanding anything to the contrary contained herein, no Lender shall be obligated to make a Bid Loan if, immediately after making such Bid Loan, (1) the outstanding principal amount of the Bid Loans of all Lenders (determined, in the case of each Alternate Currency Bid Loan, on the basis of the Dollar Equivalent thereof) would exceed $60,000,000, and (2) if such Bid Loan is an Alternate Currency Bid Loan, the aggregate principal amount of all Alternate Currency Loans (in each case determined on the basis of the Dollar Equivalent thereof) would exceed $50,000,000.

     (f) A Bid Request shall not be made within five Business Days after the date of any previous Bid Request, unless the applicable Borrower has accepted one or more Bids pursuant to a Bid Request made within such five Business Days.

     (g) If the Administrative Agent shall elect to submit a Bid in its capacity as a Lender, it shall submit such bid directly to the applicable Borrower and, if such Borrower is a Subsidiary Borrower, the Parent Borrower fifteen minutes earlier than the latest time at which the other Lenders are required to submit their bids to the Administrative Agent pursuant to Section 2.4(b).

     (h) All notices required by this Section 2.4 shall be given in accordance with Section 11.2.

     (i) Each Bid Loan shall be due and payable on the last day of the Bid Interest Period applicable thereto.

2.5.	Termination or Reduction of Commitments

     (a) Termination of Commitments. Unless previously terminated, (i) the Revolving Credit Commitments shall terminate on the Revolving Credit Commitment Termination Date and (ii) the Term Loan Commitments shall terminate on the Effective Date after giving effect to any Term Loans made on such date.

     (b) Voluntary Termination or Reductions. The Parent Borrower shall have the right, upon at least three Business Days’ prior written notice to the Administrative Agent, (i) at any time when the Aggregate Revolving Credit Exposure shall be zero, to terminate the Revolving Credit Commitments of all of the Lenders, and (A) at any time and from time to time when the Aggregate Revolving Credit Commitment Amount shall exceed the Aggregate Revolving Credit Exposure, to reduce permanently the Aggregate Revolving Credit Commitment Amount by a sum not greater than the amount of such excess, provided, however, that each such reduction shall be in the amount of $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof. Each of the Parent Borrower and the Swing Line Lender shall have the right, upon at least three Business Days’ prior written notice to the other and the Administrative Agent, to terminate the Swing Line Commitment and/or permanently reduce the Swing Line Commitment Amount, provided, however, that each such reduction shall be in the amount of $1,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof.

     (c) Reductions in General. Each reduction of the Aggregate Revolving Credit Commitment Amount shall be made by reducing each Lender’s Revolving Credit Commitment Amount by an amount equal to such Lender’s Revolving Credit Commitment Percentage of such reduction.

2.6.	Repayments and Prepayments

     (a) Repayment of Term Loans. The Parent Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders the principal amount of the Term Loans in 20 consecutive quarterly installments on the last day of each March, June, September and December of each year prior to the Term Loan Maturity Date, and on the Term Loan Maturity Date, commencing on September 30, 2005, in the amounts and on the dates set forth below:

Date	Amount
September 30, 2005	$1,875,000
December 31, 2005	$1,875,000
March 31, 2006	$1,875,000
June 30, 2006	$1,875,000
September 30, 2006	$3,750,000
December 31, 2006	$3,750,000
March 31, 2007	$3,750,000
June 30, 2007	$3,750,000
September 30, 2007	$5,625,000
December 31, 2007	$5,625,000
March 31, 2008	$5,625,000
June 30, 2008	$5,625,000
September 30, 2008	$7,500,000

Date	Amount
December 31, 2008	$7,500,000
March 31, 2009	$7,500,000
Term Loan Maturity Date	the remaining unpaid principal amount of the Term Loans together with all accrued and unpaid interest thereon.

     (b) Voluntary Prepayments. Each Borrower may, at its option, prepay the Revolving Credit Loans, the Term Loans or the Swing Line Loans, as the case may be, without premium or penalty (but subject to Section 3.4), in full at any time or in part from time to time by delivering, or, if such Borrower is a Subsidiary Borrower, causing the Parent Borrower, on behalf of such Borrower, to deliver, to the Administrative Agent an irrevocable written notice thereof at least one Business Day prior to the proposed prepayment date, in the case of Revolving Credit Loans or Term Loans consisting of ABR Advances and Swing Line Loans, as the case may be, and at least three Core Currency Business Days prior to the proposed prepayment date, in the case of Revolving Credit Loans consisting of Eurodollar Advances or Core Currency Euro Advances, or Term Loans consisting of Eurodollar Advances, as the case may be, in each case specifying whether the Loans to be prepaid consist of Revolving Credit Loans, Term Loans or Swing Line Loans, and, in the case of (i) Revolving Credit Loans, whether such Revolving Credit Loans consist of ABR Advances, Eurodollar Advances, Core Currency Euro Advances, or a combination thereof and the amount to be prepaid (stated in the applicable Currency), and the date of prepayment, whereupon the amount specified in such notice shall be due and payable on the date specified and (ii) and Term Loans, whether such Term Loans consist of ABR Advances, Eurodollar Advances, or a combination thereof and the amount to be prepaid, and the date of prepayment, whereupon the amount specified in such notice shall be due and payable on the date specified. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Each partial prepayment pursuant to this Section 2.6(b) shall be (i) in the case of Swing Line Loans, in a minimum amount of $500,000 or such amount plus a whole multiple of $100,000 in excess thereof, (ii) in the case of ABR Advances and Eurodollar Advances, in a minimum amount of $1,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof, and (iii) in the case of Core Currency Euro Advances, in a minimum amount in the applicable Currency having an Alternate Currency Equivalent of approximately $1,000,000 or such amount plus an amount in the applicable Currency having an Alternate Currency Equivalent of a whole multiple of approximately $100,000 in excess thereof. Except as otherwise permitted by Sections 2.6(c) or 3.7, no Borrower shall, or shall be permitted to, prepay any Bid Loan without the prior consent of the applicable Lender.

     (c) Aggregate Revolving Credit Exposure Prepayments. If, on the last day of any calendar quarter, the Aggregate Revolving Credit Exposure shall exceed the Aggregate Revolving Credit Commitment Amount, then the Borrowers shall prepay the

Revolving Credit Loans on the immediately succeeding Business Day such that, immediately after giving effect thereto, the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Credit Commitment Amount.

     (d) Mandatory Prepayments. The Loans and all interest thereon, and all fees and expenses and other amounts due hereunder shall be prepaid as follows:

     (i) On each occasion that any Net Proceeds are received by or on behalf of the Parent Borrower or any Subsidiary in respect of any Prepayment/Reduction Event, then, immediately upon receipt of such Net Proceeds, the Borrowers shall apply an amount equal to the Net Proceeds of such Prepayment/Reduction Event in accordance with Section 2.6(e).

     (ii) in the event a Securitization Transaction is consummated, the Borrowers shall the Borrowers shall apply, in accordance with Section 2.6(e), an amount equal to the Attributed Principal Amount received from time to time with respect to such Securitization Transaction as and when such amounts are received.

     (e) Application of Prepayments. In the event and on each occasion that any Net Proceeds are received by or on behalf of any Borrower or any Subsidiary in respect of any Prepayment/Reduction Event, then, immediately after such Net Proceeds are received, such Net Proceeds shall be applied as follows: (i) first, the Term Loans shall be reduced by an amount equal to 100% of such Net Proceeds until the Term Loans shall have been reduced to zero, and (ii) thereafter, the Revolving Credit Commitments shall be reduced by an amount equal to 100% of such Net Proceeds to the extent such Net Proceeds were not applied to the reduction of the Term Loans. If, after giving effect any reduction in the Revolving Credit Commitments pursuant to this subsection (e), the Aggregate Revolving Credit Exposure shall exceed the Aggregate Revolving Credit Commitment Amount, then the Borrowers shall immediately prepay the Revolving Credit Loans such that, immediately after giving effect thereto, the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Credit Commitment Amount.

     (f) In General. Each prepayment of the Term Loans shall be applied pro rata to the remaining installments of principal required under Section 2.6(a). Simultaneously with each prepayment hereunder, the Borrowers shall prepay all accrued and unpaid interest on the amount prepaid through the date of prepayment. If any prepayment is made in respect of any Eurodollar Advance, in whole or in part, prior to the last day of the applicable Interest Period, the Borrowers agree to indemnify the Lenders in accordance with Section 3.4. Any amounts prepaid shall not be readvanced.

2.7.	Use of Proceeds

     Each Borrower agrees that the proceeds of the Loans shall be used solely (i) to repay the Existing Indebtedness to the lenders party to the Original Credit

Agreement on the Effective Date (including all accrued and unpaid interest on the principal amount thereof and all amounts payable under Section 3.4 of the Original Credit Agreement) (ii) to pay all of the Fees, (ii) to pay the reasonable out-of-pocket fees and expenses incurred by the Borrowers in connection with the Loan Documents, (iv) for the Borrowers’ working capital purposes in the ordinary course of business, and (v) for the Borrowers’ general corporate purposes not inconsistent with the provisions hereof. Notwithstanding anything to the contrary contained in any Loan Document, each Borrower further agrees that no part of the proceeds of any Loan, and no Letter of Credit, will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System, as amended.

2.8.	Letter of Credit Sub-Facility

     (a) Subject to the terms and conditions of this Agreement, each Issuing Bank agrees, in reliance on the agreement of the other Lenders set forth in Section 2.9, to issue standby letters of credit (the “Standby Letters of Credit”) or commercial (trade) letters of credit (the “Trade Letters of Credit” and, together with the Standby Letters of Credit, the “Letters of Credit”) denominated in Dollars during the Revolving Credit Commitment Period for the account of the Parent Borrower, provided that, immediately after the issuance of each Letter of Credit, (i) the Letter of Credit Exposure of all Lenders (whether or not the conditions for drawing under any Letter of Credit have or may be satisfied) would not exceed the Letter of Credit Commitment Amount, and (ii) the Aggregate Revolving Credit Exposure would not exceed the Aggregate Revolving Credit Commitment Amount. Each Letter of Credit shall have an expiration date which shall be not later than the earlier of (i) twelve months after the date of issuance thereof or (ii) five Business Days before the Scheduled Revolving Credit Commitment Termination Date. Each Letter of Credit which provides for drawing by means of time drafts shall provide that no time draft shall have an expiration date later than five Business Days before the Scheduled Revolving Credit Commitment Termination Date. No Letter of Credit shall be issued if the Administrative Agent, or any Lender by notice to the Administrative Agent no later than 1:00 p.m. one Business Day prior to the requested date of issuance of such Letter of Credit, shall have determined that any condition set forth in Sections 5 or 6 has not been satisfied.

     (b) Each Letter of Credit shall be issued for the account of the Parent Borrower in support of an obligation of the Parent Borrower or any Subsidiary thereof in favor of a beneficiary who has requested the issuance of such Letter of Credit as a condition to a transaction entered into in the ordinary course of business. The Parent Borrower shall give the Administrative Agent a Letter of Credit Request for the issuance of each Letter of Credit by no later than 11:00 a.m. three Business Days prior to the requested date of issuance. Each Letter of Credit Request shall specify which Issuing Bank is requested to issue such Letter of Credit and shall be accompanied by such Issuing Bank’s standard letter of credit application, standard reimbursement agreement (each a

“Reimbursement Agreement”) and such other documentation as such Issuing Bank may reasonably require, executed by the Parent Borrower. Upon receipt of such Letter of Credit Request from the Parent Borrower, the Administrative Agent shall promptly notify the relevant Issuing Bank and each other Lender thereof. Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Bank issuing same, with such provisions with respect to the conditions under which a drawing may be made thereunder and the documentation required in respect of such drawing as such Issuing Bank shall reasonably require. The Issuing Bank specified in the Letter of Credit Request shall, on the proposed date of issuance, and subject to the terms and conditions of the Reimbursement Agreement and to the other terms and conditions of this Agreement, issue the requested Letter of Credit.

     (c) Upon each payment by the Issuing Bank of a draft drawn under a Letter of Credit issued by such Issuing Bank, the Parent Borrower shall pay to the Administrative Agent, for the account of such Issuing Bank, an amount equal to such payment.

     (d) Notwithstanding anything to the contrary contained herein or in any Reimbursement Agreement, to the extent that the terms of this Agreement shall be inconsistent with the terms of such Reimbursement Agreement, the terms of this Agreement shall govern.

2.9.	Letter of Credit Participation and Funding Commitments

     (a) Each Lender hereby unconditionally, irrevocably and severally (and not jointly) for itself only and without any notice to or the taking of any action by such Lender, takes an undivided participating interest in the obligations of each Issuing Bank under and in connection with each Letter of Credit issued by such Issuing Bank in an amount equal to such Lender’s Revolving Credit Commitment Percentage of the amount of such Letter of Credit. With respect to each Letter of Credit, each Lender shall be liable to the Issuing Bank issuing same for its Revolving Credit Commitment Percentage of (i) the unreimbursed amount of any draft drawn and honored under such Letter of Credit, and (ii) any amounts paid by any Credit Party pursuant to Sections 2.8(c) or 3.6 that are subsequently rescinded or avoided, or must be otherwise restored or returned. Such liabilities shall be unconditional and without regard to the occurrence of any Default or the compliance by any Credit Party with the Loan Documents.

     (b) Each Issuing Bank will promptly notify the Administrative Agent, and the Administrative Agent will promptly notify each Lender (which notice shall be promptly confirmed in writing) of the date and the amount of any draft presented under each Letter of Credit issued by it with respect to which full reimbursement is not made as provided in Section 2.8(c), and forthwith upon receipt of each such notice, such Lender (other than the relevant Issuing Bank in its capacity as a Lender) shall make available to the Administrative Agent for the account of such Issuing Bank its Revolving Credit Commitment Percentage of the amount of such unreimbursed draft at the office of the applicable Agent Payment Office, in Dollars, and in immediately available funds, before 4:00 p.m. on the day such notice was given by the Administrative Agent, if the relevant notice was given by the Administrative Agent at or prior to 1:00 p.m. on such day, and before 12:00 noon, on the next Business Day, if the relevant notice was given by the Administrative Agent after 1:00 p.m. on such day. The Administrative Agent shall distribute the payments made pursuant to the immediately preceding sentence to such Issuing Bank promptly upon receipt thereof in like funds as received. Each Lender shall indemnify and hold harmless the Administrative Agent and the Issuing Banks from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs and expenses (including reasonable attorneys’ fees and expenses and an administration fee of not less than $100 payable to the Issuing Bank as the issuer of the relevant Letter of Credit) resulting from any failure on the part of such Lender to perform its obligations under this Section 2.9 (except in respect of losses, liabilities, actions, suits, judgments, demands, costs and expenses incurred by an Issuing Bank to the extent resulting from the gross negligence or willful misconduct of such Issuing Bank). If a Lender does not make any payment required under this Section when due, such Lender shall be required to pay interest to the Administrative Agent for the account of the relevant Issuing Bank (upon demand therefor) the amount of such payment at a rate of interest per annum equal to the Federal Funds Rate from the due date of such payment until the date such payment is received by the Administrative Agent. The Administrative Agent shall distribute such interest payments to such Issuing Bank upon receipt thereof in like funds as received.

     (c) Whenever an Issuing Bank is reimbursed by any Credit Party or the Administrative Agent is reimbursed by any Credit Party, for the account of such Issuing Bank, for any payment under a Letter of Credit and such payment relates to an amount previously paid by a Lender pursuant to this Section, the Administrative Agent (or such Issuing Bank, to the extent that it has received the same) will pay over such payment to such Lender (i) before 4:00 p.m. on the day such payment from such Credit Party is received, if such payment is received at or prior to 1:00 p.m. on such day, or (ii) before 12:00 noon on the next succeeding Business Day, if such payment from such Credit Party is received after 1:00 p.m. on such day.

     (d) The Lenders and the Borrowers hereby acknowledge and agree that the Existing Letter of Credit constitutes a Letter of Credit hereunder and the Borrowers acknowledge and agree that they are jointly and severally obligated with respect to the Letter of Credit Exposure related thereto.

2.10.	Absolute Obligation With Respect to Letter of Credit Payments

     The Parent Borrower’s obligation to reimburse the Administrative Agent for the account of each Issuing Bank in respect of each payment under or in respect of the Letters of Credit issued by it shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any Credit Party may have or have had against the beneficiary of such Letter of Credit, the Administrative Agent, such Issuing Bank, the Swing Line Lender, any Lender or any other Person, including any defense based on the failure of any drawing to conform to the terms of such Letter of Credit, any drawing document proving to be forged, fraudulent or invalid, or the legality, validity, regularity or enforceability of such Letter of Credit, provided that, with respect to any Letter of Credit, the foregoing shall not relieve the Issuing Bank issuing same of any liability it may have to the Parent Borrower for any actual damages sustained by the Parent Borrower arising from a wrongful payment under such Letter of Credit made as a result of such Issuing Bank’s gross negligence, willful misconduct or failure to meet the applicable standard of care required under UPC 500 issued by the International Chamber of Commerce (or any customs or practices published in substitution or in lieu thereof).

2.11.	Payments

     (a) Except as otherwise specifically provided in this Agreement, each payment, including each prepayment, of principal and interest on the Loans, the Facility Fee, the Letter of Credit Commissions and all other fees to be paid to the Administrative Agent, the Issuing Banks, the Swing Line Lender and the Lenders in connection with the Loan Documents (the Facility Fee and the Letter of Credit Commissions, together with all of such other fees, being sometimes hereinafter collectively referred to as the “Fees”) shall be made by the Borrowers to the Administrative Agent at the applicable Agent Payment Office in funds immediately available to the Administrative Agent at such office by 12:00 noon (local time in the city in which such Agent Payment Office is located) on the due date for such payment, provided, however, that, unless an Event of Default has occurred and is continuing and the Required Lenders have directed the Administrative Agent and the Borrowers to the contrary, and the Administrative Agent shall have consented thereto, each payment, including each prepayment, of principal and interest on the Alternate Currency Bid Loans shall be made directly by the applicable Borrower to the applicable Lender by 12:00 noon (local time in the city in which such payment is to be made in accordance with the terms hereof), and such Lender and such Borrower or, if such Borrower is a Subsidiary Borrower, the Parent Borrower, on behalf of such Borrower, shall promptly notify the Administrative Agent of the date and amount of such payment. The failure of the applicable Borrower to make any such payment by such time shall not constitute a default hereunder, provided that such payment is made on such due date, but any such payment made after 2:00 p.m. (local time in the city in which such payment is to be made in accordance with the terms hereof) on such due date shall be deemed to have been made on the next Business Day or Core Currency Business Day, as the case may be, for the purpose of calculating interest on amounts outstanding on the applicable Loans. Subject to Section 9.2(b), promptly upon receipt thereof by the Administrative Agent, (i) each payment of principal and interest on the Loans shall be remitted by the Administrative Agent in like funds as received to the Swing Line Lender and each Lender pro rata according to its Outstanding Percentage of the Loans, and (ii) each payment of the Facility Fee shall be remitted by the Administrative Agent in like funds as received to each Lender pro rata according to such Lender’s Revolving Credit Commitment Amount or, if the Revolving Credit Commitments shall have terminated or been terminated, according to the outstanding principal amount of such Lender’s Revolving Credit Loans.

     (b) Notwithstanding anything to the contrary contained in any Loan Document, each payment (including each prepayment) of principal and interest on each Alternate Currency Loan shall be made solely in the Currency in which such Alternate Currency Loan is denominated.

     (c) If any payment hereunder or under any Reimbursement Agreement shall be due and payable on a day which is not a Business Day or a Core Currency Business Day, as the case may be, the due date thereof (except as otherwise provided herein) shall be extended to the next Business Day or Core Currency Business Day, as the case may be, and (except with respect to payments in respect of the Fees) interest shall be payable at the applicable rate specified herein during such extension, provided, however, that, if such next Business Day or Core Currency Business Day, as the case may be, is after the Revolving Credit Maturity Date, the Term Loan Maturity Date or the Swing Line Maturity Date, as the case may be, any such payment shall be due on the immediately preceding Business Day or Core Currency Business Day, as the case may be.

2.12.	Addition and Removal of Subsidiary Borrowers; Addition of Non-Core Currencies

     (a) Addition and Removal of Subsidiary Borrowers

     (i) Provided that no Default has occurred and is then continuing, the Parent Borrower may from time to time direct that any of its Qualified Subsidiaries which is not then a Subsidiary Borrower become a Subsidiary Borrower by submitting a Borrower Addendum to the Administrative Agent with respect to such Subsidiary, together with (A) a certificate, dated the date of such Borrower Addendum, of the Secretary or Assistant Secretary of such Subsidiary and substantially in the form of, and with substantially the same attachments as, the certificate which would have been required under Section 5.1 if such Subsidiary had become a party hereto on the Effective Date, and (B) an opinion of counsel (excluding opinions of foreign counsel) to such Subsidiary in all respects reasonably satisfactory to the Administrative Agent, provided that, to the extent that any such certificate, attachment or opinion is not in English, it shall be accompanied by a certified English translation thereof. Upon receipt of such Borrower Addendum and all of the supporting items referred to in clauses (A) and (B) of this Section 2.12(a)(i), the Administrative Agent shall confirm such Borrower Addendum by signing a copy thereof and shall deliver a copy thereof to the Parent Borrower, the Issuing Banks, the Swing Line Lender and each Lender, at which time such Subsidiary shall become a “Subsidiary Borrower” hereunder.

     (ii) Removal of Subsidiary Borrowers. The Parent Borrower may from time to time direct that any Inactive Subsidiary Borrower cease to be a Subsidiary Borrower by submitting written notice thereof to the Administrative Agent. Upon receipt of such notice, the Administrative Agent shall confirm such notice by signing a copy thereof and shall deliver a copy thereof to the Parent Borrower and each Lender, at which time such Inactive Subsidiary Borrower shall cease to be a “Subsidiary Borrower” hereunder.

     (b) Addition of Non-Core Currencies. Provided that no Default has occurred and is then continuing, the Parent Borrower may from time to time request that any currency which is not then a Non-Core Currency become a Non-Core Currency by submitting a Currency Addendum with respect to such currency to the Administrative Agent. Upon receipt of such Currency Addendum, the Administrative Agent shall confirm such Currency Addendum by signing a copy thereof and shall deliver a copy thereof to the Parent Borrower, the Issuing Banks, the Swing Line Lender and each Lender. In the event that the Administrative Agent consents (which consent shall not be unreasonably withheld) to such currency becoming a Non-Core Currency in a writing delivered to the Parent Borrower on or prior to the third day following the date of such Currency Addendum, then, on the fourth day following such Currency Addendum, such currency shall become a “Non-Core Currency".

2.13.	Records

     (a) Lender Records. Each of the Lenders and the Swing Line Lender will note on its internal records with respect to each Loan made by it: (i) the date of such Loan and the identity of the Borrower to whom such Loan was made, (ii) whether such Loan is a Revolving Credit Loan, a Term Loan, a Bid Loan, or a Swing Line Loan, (iii) in the case of each Revolving Credit Loan, (A) whether such Loan consists of one or more ABR Advances, one or more Eurodollar Advances, one or more Core Currency Euro Advances, or a combination thereof, and the amount of each thereof (stated in the applicable Currency), (B) the interest rate (without regard to the Applicable Margin) applicable to each Advance, and (C) in the case of each Eurodollar Advance and each Core Currency Euro Advance, the Euro Interest Period applicable thereto, (iv) in the case of each Term Loan, (A) whether such Loan consists of one or more ABR Advances, one or more Eurodollar Advances or a combination thereof, and the amount of each thereof, (B) the interest rate (without regard to the Applicable Margin) applicable to each Advance, and (C) in the case of each Eurodollar Advance, the Euro Interest Period applicable thereto, (v) in the case of each Bid Loan and each Swing Line Loan, (A) the Bid Rate or the Negotiated Rate, as the case may be, applicable thereto, and (B) the Bid Interest Period or the Swing Line Period, as the case may be, applicable thereto, and (vi) each payment and prepayment of the principal of such Loan.

     (b) Administrative Agent Records. The Administrative Agent shall keep records regarding the Loans, the Letters of Credit and the Loan Documents in accordance with its customary procedures for agented credits.

     (c) Prima Facie Evidence. The entries made in the records maintained pursuant to Sections 2.13(a) and (b) shall, to the extent not prohibited by applicable law and not otherwise inconsistent with any entries made in the Notes, be prima facie evidence of the existence and amount of the obligations of the Borrowers recorded therein; provided that the failure of the Administrative Agent, the Swing Line Lender or any Lender, as the case may be, to make any notation on its records shall not affect the respective obligations of the Credit Parties in respect of the Loan Documents.

     (d) Notes. Upon the request of any Lender or the Swing Line Lender, as the case may be, to the Administrative Agent and the Parent Borrower, with respect to any Loan made by such Lender or the Swing Line Lender, as the case may be, the Parent Borrower agrees to execute and deliver (or cause the applicable Subsidiary Borrower to execute and deliver), at the Parent Borrower’s own cost and expense, to the Administrative Agent (for delivery to such Lender or the Swing Line Lender, as the case may be) a promissory note (each a “Note” and collectively, the “Notes”) of the applicable Borrower evidencing such Loan, substantially in the form of Exhibit Q-1, Q-2, Q-3 or Q-4, as the case may be, payable to the order of such Lender or the Swing Line Lender, as the case may be, and dated the Effective Date.

3.	INTEREST, FEES, CONVERSIONS AND YIELD PROTECTIONS

3.1.	Interest Rates and Payment Dates

     (a) Prior to Maturity. Except as otherwise provided in Section 3.1(b), prior to maturity, the Loans shall bear interest on the outstanding principal amount thereof at the applicable interest rate or rates per annum set forth below:

ADVANCES/LOANS	RATE
Each ABR Advance	Alternate Base Rate.
Each Eurodollar Advance	Eurodollar Rate for the applicable Euro Interest Period plus the Applicable Margin.
Each Core Currency Euro Advance	Core Currency Euro Rate for the applicable Euro Interest Period plus the Applicable Margin.
Each Bid Loan	Bid Rate applicable thereto for the applicable Bid Interest Period.

ADVANCES/LOANS	RATE
Each Swing Line Loan	Negotiated Rate applicable thereto for the applicable Swing Line Interest Period.

     (b) Default Rate. Upon the occurrence and during the continuance of an Event of Default under Section 9.1(a) or (b), (i) the unpaid principal amount of any Loans shall bear interest payable on demand at a rate per annum (whether before or after the entry of a judgment thereon) equal to (A) in the case of each Dollar Bid Loan and each Swing Line Loan, 2% plus the Bid Rate or the Negotiated Rate, as the case may be, applicable thereto until the last day of the Bid Interest Period or the Swing Line Interest Period, as the case may be, applicable thereto and, thereafter, 2% plus the Alternate Base Rate, (B) in the case of each Alternate Currency Bid Loan, 2% plus the Bid Rate applicable thereto until the last day of the Bid Interest Period applicable thereto and, thereafter, 2% plus the rate determined by the applicable Lender to be reflective of the all-in cost of funds to such Lender with respect thereto, and (C) in all other cases, 2% plus the rate which would be otherwise applicable under Section 3.1(a), and (ii) any overdue interest or other amount payable under the Loan Documents shall bear interest (whether before or after the entry of a judgment thereon) payable on demand at a rate per annum equal to 2% plus the Alternate Base Rate.

     (c) In General. Interest on all Loans shall be calculated on the basis of a 360-day year for the actual number of days elapsed, except that interest on (i) ABR Advances, to the extent based on the BNY Rate, and (ii) Bid Loans denominated in Canadian Dollars or Pounds Sterling, in each case shall be calculated on the basis of a 365- or 366-day year (as the case may be) for the actual number of days elapsed. Except as otherwise expressly provided herein, interest shall be payable in arrears on each Interest Payment Date and upon each payment (including prepayment) of the Loans. Any change in the interest rate on the Loans resulting from a change in the Alternate Base Rate or reserve requirements shall become effective as of the opening of business on the day on which such change shall become effective. The Administrative Agent shall, as soon as practicable, notify the Parent Borrower, the Issuing Banks, the Swing Line Lender and the Lenders of the effective date and the amount of each such change in the BNY Rate, but any failure so to notify shall not in any manner affect the obligation of any Borrower to pay interest on the Loans in the amounts and on the dates required. Each determination of a rate of interest by the Administrative Agent or BNY, as the case may be, pursuant to the Loan Documents shall be conclusive and binding on all parties hereto absent manifest error. Each Borrower acknowledges that to the extent interest payable on ABR Advances is based on the BNY Rate, such rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on ABR Advances on the BNY Rate, the Lenders have not committed to charge, and no Borrower has in any way bargained for, interest based on a lower or the lowest rate at which any Lender may now or in the future make loans to other borrowers.

3.2.	Fees

     (a) Facility Fee. The Parent Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with each Lender’s Revolving Credit Commitment Percentage, a fee (the “Facility Fee”), during the Revolving Credit Commitment Period, at a rate per annum equal to the Applicable Margin applicable thereto on the average daily Aggregate Revolving Credit Commitment Amount, regardless of usage. The Facility Fee shall be payable (i) quarterly in arrears on the last day of each March, June, September and December during the Revolving Credit Commitment Period, commencing on the first such day following the Effective Date, (ii) on the date of any reduction in the Aggregate Revolving Credit Commitment Amount (to the extent of the amount which shall have accrued on the amount of such reduction), and (iii) on the Revolving Credit Maturity Date. The Facility Fee shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

     (b) Letter of Credit Commissions. The Parent Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with each Lender’s Revolving Credit Commitment Percentage, commissions (the “Letter of Credit Commissions”) with respect to the Letters of Credit for the period from and including the date of issuance of each thereof to and including the expiration date thereof, at a rate per annum equal to (i) with respect to Standby Letters of Credit, the Applicable Margin applicable thereto in effect on the date of issuance thereof, and (ii) with respect to Trade Letters of Credit, the Applicable Margin applicable thereto in effect on the date of issuance thereof, in each case on the average daily maximum amount available under any contingency to be drawn under such Letter of Credit. The Letter of Credit Commissions shall be (A) calculated on the basis of a 360-day year for the actual number of days elapsed and (B) payable quarterly in arrears on the last day of each March, June, September and December of each year and on the Revolving Credit Commitment Termination Date.

     (c) Agent’s and Issuing Banks’ Fees. Each Borrower agrees to pay (i) to the Administrative Agent, for its own account, such other fees, if any, as have been agreed to in writing by such Borrower and the Administrative Agent and (ii) to each Issuing Bank, for its own account, such other fees, if any, as have been agreed to in writing by such Borrower and such Issuing Bank.

3.3.	Conversions; Concerning Interest Periods

     (a) Each applicable Borrower may elect from time to time to convert one or more Eurodollar Advances to ABR Advances of the same Class by giving, or, if such Borrower is a Subsidiary Borrower, by causing the Parent Borrower, on behalf of such Borrower, to give, the Administrative Agent at least two Business Day’s prior irrevocable notice of such election, specifying the Class or Classes of Advances to be converted and the amount of each Class to be converted, provided, that any such conversion of Eurodollar Advances shall be made only on the last day of the Interest

Period applicable thereto, except as otherwise provided in Section 3.7. In addition, each applicable Borrower may elect from time to time to convert (i) ABR Advances to Eurodollar Advances of the same Class, (ii) Eurodollar Advances to new Eurodollar Advances of the same Class by selecting a new Euro Interest Period therefor, and (iii) Core Currency Euro Advances to new Core Currency Euro Advances in the same applicable Currency by selecting a new Euro Interest Period therefor, in each case by giving, or, if such Borrower is a Subsidiary Borrower, by causing the Parent Borrower, on behalf of such Borrower, to give, the Administrative Agent at least three Core Currency Business Days’ prior irrevocable notice of such election, specifying the Class or Classes of Advances to be converted and the amount of each Class to be converted and the initial Euro Interest Period relating thereto, provided that any such conversion of ABR Advances to Eurodollar Advances shall be made only on a Core Currency Business Day and, except as otherwise provided in Section 3.7, any such conversion of Eurodollar Advances to new Eurodollar Advances or Core Currency Euro Advances to new Core Currency Euro Advances, as the case may be, shall be made only on the last day of the Euro Interest Period applicable to the Eurodollar Advances or Core Currency Euro Advances, as the case may be, which are to be converted to such new Eurodollar Advances or such new Core Currency Euro Advances, as the case may be. Each such notice shall be irrevocable and shall be promptly confirmed by delivery to the Administrative Agent of a Notice of Conversion manually signed by the applicable Borrower or, if such Borrower is a Subsidiary Borrower, the Parent Borrower, on behalf of such Borrower, as the case may be. The Administrative Agent shall promptly notify each Lender (by telephone or otherwise, such notice to be confirmed by facsimile or other writing) of each such election. Advances may be converted pursuant to this Section in whole or in part, provided that (A) the amount to be converted to each Eurodollar Advance, when aggregated with any Eurodollar Advance of the same Class to be made on such date in accordance with Section 2.3 and having the same Euro Interest Period as such first Eurodollar Advance, shall equal no less than $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof, and (B) the amount to be converted to each Core Currency Euro Advance, when aggregated with any Core Currency Euro Advance to be made on such date in accordance with Section 2.3 and having the same Euro Interest Period, and being denominated in the same applicable Currency, as such first Core Currency Euro Advance, shall equal no less than an amount in such Currency having a Dollar Equivalent of approximately $2,500,000 or such amount plus an amount in such Currency having a Dollar Equivalent of a whole multiple of approximately $1,000,000 in excess thereof.

     (b) Notwithstanding anything in this Agreement to the contrary, upon the occurrence and during the continuance of an Event of Default, no Borrower shall have the right to elect to convert any existing ABR Advance to a new Eurodollar Advance or to continue any existing Eurodollar Advance as a new Eurodollar Advance. In such event, except as otherwise provided in Section 3.7, (i) each ABR Advance shall be automatically continued as an ABR Advance, (ii) each Eurodollar Advance shall be automatically converted to an ABR Advance on the last day of the Euro Interest Period applicable thereto, and (iii) each Core Currency Euro Advance shall, on the last day of the Euro Interest Period applicable thereto, be automatically converted to a new Core Currency Euro Advance in the same applicable Currency with a one month Euro Interest Period.

     (c) Each conversion or continuation shall be effected by each Lender by applying the proceeds of its new ABR Advance, new Eurodollar Advance or new Core Currency Euro Advance, as the case may be, to its Advances (or portion thereof) being converted or continued, as applicable (it being understood that any such conversion or continuation shall not constitute a borrowing for purposes of Section 4, 5 or 6).

     (d) Notwithstanding anything to the contrary contained in any Loan Document, if the applicable Borrower or, if such Borrower is a Subsidiary Borrower, the Parent Borrower, on behalf of such Borrower, shall have failed, for any reason, to elect a Eurodollar Advance or Core Currency Euro Advance, as the case may be, under Section 2.3 or 3.3, as the case may be, in connection with any borrowing of new Loans or expiration of a Euro Interest Period with respect to any existing Eurodollar Advance or Core Currency Euro Advance, as the case may be, the amount of the Loans subject to such borrowing or such existing Eurodollar Advance or Core Currency Euro Advance, as the case may be, shall, except as otherwise provided in Section 3.7, thereafter be (i) in the case of a Eurodollar Advance, an ABR Advance of the same Class, and (ii) in the case of a Core Currency Euro Advance, a new Core Currency Euro Advance in the same applicable Currency with a one-month Euro Interest Period, in each case until such time, if any, as such Borrower shall elect a new Eurodollar Advance or Core Currency Euro Advance, as the case may be, pursuant to Section 3.3.

     (e) Neither Bid Loans nor Swing Line Loans may be converted.

     (f) At no time shall the aggregate outstanding number (whether as a result of borrowings or conversions), of (i) all Eurodollar Advances exceed ten, (ii) all Core Currency Euro Advances exceed eight, and (iii) all Swing Line Interest Periods exceed three.

3.4.	Indemnification for Loss

     Notwithstanding anything contained herein to the contrary, (i) if any Borrower shall fail for any reason to borrow or convert from or into any Fixed Rate Loan on the date specified therefor in the applicable Borrowing Request, Notice of Conversion, or Bid, as the case may be, or (ii) if any Fixed Rate Loan to such Borrower shall terminate for any reason prior to the last day of the Euro Interest Period, Bid Interest Period or Swing Line Interest Period, as the case may be, applicable thereto, or (iii) if such Fixed Rate Loan is repaid or prepaid, in whole or in part, for any reason prior to the last day of the Euro Interest Period, Bid Interest Period or Swing Line Interest Period, as the case may be, applicable thereto, such Borrower agrees to indemnify each applicable Lender or the Swing Line Lender, as the case may be, against, and to pay on demand directly to such Lender or the Swing Line Lender, as the case may be, the amount (calculated by such Lender or the Swing Line Lender, as the case may be, using any method chosen by it which is customarily used by it for such purpose) equal to any loss or out-of-pocket expense (excluding loss of margin) suffered by such Lender or the Swing Line Lender, as the case may be, as a result of such failure to borrow or convert or such termination, repayment or prepayment, including any loss, cost or expense suffered by such Lender or the Swing Line Lender, as the case may be, in liquidating or employing deposits acquired to fund or maintain the funding of its Fixed Rate Loans to such Borrower, or redeploying funds prepaid or repaid, in amounts which correspond to such Fixed Rate Loans, and any internal processing charge customarily charged by such Lender or the Swing Line Lender, as the case may be, in connection therewith.

3.5.	Capital Adequacy

     If the amount of capital required to be maintained by any Lender, either Issuing Bank or the Swing Line Lender, as the case may be, or any Person directly or indirectly owning or controlling such Lender, either Issuing Bank or the Swing Line Lender, as the case may be (each a “Control Person”), shall be affected by the occurrence of a Regulatory Change and such Lender, such Issuing Bank or the Swing Line Lender, as the case may be, shall have determined that such Regulatory Change shall have had or will thereafter have the effect of reducing (i) the rate of return on capital of such Lender, such Issuing Bank, the Swing Line Lender or such Control Person, as the case may be, or (ii) the asset value to such Lender, such Issuing Bank, the Swing Line Lender or such Control Person, as the case may be, of the Loans, Letters of Credit, Revolving Credit Commitments, Term Loan Commitments, Letter of Credit Commitments or Swing Line Commitment made or maintained by such Lender, such Issuing Bank or the Swing Line Lender, as the case may be, to a level below that which such Lender, such Issuing Bank, the Swing Line Lender or such Control Person, as the case may be, could have achieved or would thereafter be able to achieve but for such Regulatory Change (after taking into account its policies regarding capital adequacy) by an amount deemed by such Lender, such Issuing Bank or the Swing Line Lender, as the case may be, to be material to such Lender, such Issuing Bank, the Swing Line Lender or such Control Person, as the case may be, then the Borrowers severally agree to pay to such Lender, such Issuing Bank, the Swing Line Lender or such Control Person, as the case may be, within ten days after demand by such Lender, such Issuing Bank or the Swing Line Lender, such additional amount or amounts as shall be sufficient to compensate such Lender, such Issuing Bank, the Swing Line Lender or such Control Person, as the case may be, for such reduction (which demand shall be accompanied by a statement setting forth the calculations of such additional amount or amounts which statement shall be conclusive absent manifest error).

3.6.	Reimbursement for Increased Costs

     If any Lender, either Issuing Bank or the Swing Line Lender, as the case may be, shall determine that a Regulatory Change does or shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender in respect of its Fixed Rate Loans or Letters of Credit, as the case may be, which is not otherwise included in the determination of a Eurodollar Rate, Core Currency Euro Rate, Bid Rate or Negotiated Rate, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender, such Issuing Bank or the Swing Line Lender, as the case may be, of making, renewing, converting or maintaining its Fixed Rate Loans or Letters of Credit, as the case may be, or its commitment to make such Fixed Rate Loans or the Letters of Credit, as the case may be, or to reduce any amount receivable under the Loan Documents in respect of its Fixed Rate Loans or Letters of Credit, as the case may be, then, in any such case, the Borrowers severally agree to pay such Lender, such Issuing Bank or the Swing Line Lender, as the case may be, within ten days after demand therefor, such additional amounts as are sufficient to compensate such Lender, such Issuing Bank or the Swing Line Lender, as the case may be, for such additional cost or reduction in such amount receivable which it deems to be material as determined by it (which demand shall be accompanied by a statement setting forth the calculations of such additional amounts which statement shall be conclusive absent manifest error).

3.7.	Illegality of Funding

     Notwithstanding any other provision hereof, if any Lender or the Swing Line Lender, as the case may be, shall reasonably determine that any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender or the Swing Line Lender, as the case may be, to make or maintain any Fixed Rate Loan as contemplated by this Agreement, such Lender or the Swing Line Lender, as the case may be, shall promptly notify the Parent Borrower and the Administrative Agent thereof, and (i) the commitment or other obligation of such Lender or the Swing Line Lender, as the case may be, to make such Fixed Rate Loans or convert ABR Advances to Eurodollar Advances or convert Core Currency Euro Advances to new Core Currency Euro Advances, as the case may be, shall forthwith be suspended, (ii) such Lender or the Swing Line Lender, as the case may be, shall fund its portion of each requested Eurodollar Advance as an ABR Advance, (iii) such Lender’s or the Swing Line Lender’s, as the case may be, Loans then outstanding as such Eurodollar Advances, if any, shall be converted automatically to an ABR Advance on the last day of the then current Euro Interest Period applicable thereto or at such earlier time as may be required, and (iv) in the case of each Core Currency Euro Advance, each Bid Loan and each Swing Line Loan, the applicable Borrower shall take such action as such Lender or the Swing Line Lender, as the case may be, may reasonably request with a view to minimizing the obligations of such Borrower under Section 3.4. If the commitment of any Lender or the Swing Line Lender, as the case may be, with respect to Fixed Rate Loans is suspended pursuant to this Section and such Lender shall have obtained actual knowledge that it is once again legal for such Lender or the Swing Line Lender, as the case may be, to make or maintain Fixed Rate Loans, such Lender or the Swing Line

Lender, as the case may be, shall promptly notify the Administrative Agent and the Parent Borrower thereof and, upon receipt of such notice by each of the Administrative Agent and the Parent Borrower, such Lender’s or the Swing Line Lender’s, as the case may be, commitment to make or maintain Fixed Rate Loans shall be reinstated.

3.8.	Substituted Interest Rate

     In the event that (i) the Administrative Agent or BNY shall have determined (which determination shall be conclusive and binding upon the Borrowers) that by reason of circumstances affecting the interbank market either adequate or reasonable means do not exist for ascertaining the Eurodollar Rate or Core Currency Euro Rate, as the case may be, applicable pursuant to Section 3.1 or (ii) the Required Lenders shall have notified the Administrative Agent that they have determined (which determination shall be conclusive and binding on the Borrowers) that the applicable Eurodollar Rate or Core Currency Euro Rate, as the case may be, will not adequately and fairly reflect the cost to such Lenders of maintaining or funding loans bearing interest based on such Eurodollar Rate or Core Currency Euro Rate, as the case may be, with respect to any portion of the Loans that any Borrower has requested be made as Eurodollar Advances or Core Currency Euro Advances, as the case may be, or Eurodollar Advances or Core Currency Euro Advances, as the case may be, that will result from the requested conversion of any portion of the Advances into or of Eurodollar Advances or Core Currency Euro Advances, as the case may be (each an “Affected Advance”), the Administrative Agent shall promptly notify the Parent Borrower and the Lenders (by telephone or otherwise, to be promptly confirmed in writing) of such determination, on or, to the extent practicable, prior to the requested Borrowing Date or Conversion Date for such Affected Advances. If the Administrative Agent shall give such notice, (a) in the case of Eurodollar Advances, (A) such Affected Advances shall be made as ABR Advances, (B) the Advances (or any portion thereof) that were to have been converted to Affected Advances shall be converted to ABR Advances, and (C) any outstanding Affected Advances shall be converted, on the last day of the then current Euro Interest Period with respect thereto, to ABR Advances, and (b) in the case of Core Currency Euro Advances, the interest rate for such Affected Advances shall be determined pursuant to clause (a)(iii) of the definition of Core Currency Euro Rate. Until any notice under clause (i) or (ii), as the case may be, of this Section has been withdrawn by the Administrative Agent (by notice to the Parent Borrower promptly upon either (1) the Administrative Agent having determined that such circumstances affecting the interbank market no longer exist and that adequate and reasonable means do exist for determining the Eurodollar Rate or Core Currency Euro Rate, as the case may be, pursuant to Section 3.1 or (2) the Administrative Agent having been notified by such Required Lenders that circumstances no longer render the Advances (or any portion thereof) Affected Advances, (x) no further Eurodollar Advances shall be required to be made by the Lenders, (y) no Borrower shall have the right to convert all or any portion of the Loans to or as Eurodollar Advances, and (z) the interest rate for Core Currency Euro Advances shall be determined pursuant to clause (a)(iii) of the definition of Core Currency Euro Rate.

3.9.	Taxes

     (a) Payments to Be Free and Clear. Subject to Sections 3.9 (e) and 3.9(f), all payments by each Credit Party under the Loan Documents shall be made free and clear of, and without any deduction or withholding for, any Indemnified Tax. If any Credit Party or any other Person is required by any law, rule, regulation, order, directive, treaty or guideline to make any deduction or withholding (which deduction or withholding would constitute an Indemnified Tax) from any amount required to be paid by any Credit Party to or on behalf of any Indemnified Tax Person under any Loan Document (each a “Required Payment”), then:

     (i) such Credit Party shall notify the Administrative Agent and such Indemnified Tax Person of any such requirement or any change in any such requirement as soon as such Credit Party becomes aware thereof;

     (ii) such Credit Party shall pay such Indemnified Tax prior to the date on which penalties attach thereto, such payment to be made (to the extent that the liability to pay is imposed on such Credit Party) for its own account or (to the extent that the liability to pay is imposed on such Indemnified Tax Person) on behalf and in the name of such Indemnified Tax Person;

     (iii) such Credit Party shall pay to such Indemnified Tax Person an additional amount such that such Indemnified Tax Person shall receive on the due date therefor an amount equal to the Required Payment had no such deduction or withholding been required; and

     (iv) such Credit Party shall, within 30 days after paying such Indemnified Tax, deliver to the Administrative Agent and such Indemnified Tax Person satisfactory evidence of such payment to the relevant Governmental Authority.

     (b) Other Indemnified Taxes. If any Indemnified Tax Person or any affiliate thereof is required by any law, rule, regulation, order, directive, treaty or guideline to pay any Indemnified Tax (excluding an Indemnified Tax which is subject to Section 3.9(a)) with respect to any sum paid or payable by any Credit Party to such Indemnified Tax Person under the Loan Documents, then, within five days after such Indemnified Tax Person shall have notified such Credit Party thereof (which notice shall be accompanied by a statement setting forth the reasonable calculation thereof), such Credit Party shall pay to such Indemnified Tax Person the amount of such Indemnified Tax.

     (c) Tax on Indemnified Taxes. If any amounts are payable by any Credit Party in respect of Indemnified Taxes pursuant to Section 3.9(a) or (b), such Credit Party agrees to pay to the applicable Indemnified Tax Person, within five days of written request therefor (which request shall set forth the reasonable calculations thereof), an amount equal to all Taxes imposed with respect to such amounts as such Indemnified Tax Person shall determine in good faith are payable by such Indemnified Tax Person or any affiliate thereof in respect of such amounts and in respect of any amounts paid to or on behalf of such Indemnified Tax Person pursuant to this Section 3.9(c).

     (d) [Intentionally left blank]

     (e) U.S. Tax Certificates. Each Lender that is organized under the laws of any jurisdiction other than the United States or any political subdivision thereof shall deliver to the Administrative Agent for transmission to the Parent Borrower, on or prior to the Relevant Date, and at such other times, as may be necessary in the determination of the Parent Borrower, any other Credit Party or the Administrative Agent (each in the reasonable exercise of its discretion), such certificates, documents or other evidence, properly completed and duly executed by such Lender (including Internal Revenue Service Form W-8ECI or Form W-8BEN (or, in each case, any equivalent or successor form)) to establish that such Lender is not subject to deduction or withholding of United States federal income tax under Section 1441 or 1442 of the Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to such Lender of principal, interest, fees or other amounts payable under the Loan Documents. No Credit Party shall be required to pay any additional amount to any such Lender under Section 3.9(a)(iii) if such Lender shall have failed to satisfy the requirements of the immediately preceding sentence; provided that, if such Lender shall have satisfied such requirements on the Relevant Date, nothing in this Section 3.9(e) shall relieve any Credit Party of its obligation to pay any additional amounts pursuant to Section 3.9(a)(iii) in the event that, as a result of any change in applicable law (including any change in the interpretation thereof), such Lender is no longer properly entitled to deliver certificates, forms, documents or other evidence at a subsequent date establishing the fact that such Lender is not subject to deduction or withholding as described in the immediately preceding sentence.

     (f) Other Tax Certificates. Each Indemnified Tax Person agrees to use reasonable efforts to deliver to any Credit Party or the Administrative Agent, promptly upon any reasonable request therefor from time to time by such Credit Party or the Administrative Agent, such certificates, forms, documents and information as may be required by applicable law, regulation, order, directive, guideline or treaty from time to time and to file all appropriate forms to obtain a certificate, form or other appropriate documents from the appropriate Governmental Authorities to establish that payments made in respect of any Alternate Currency Loan by such Credit Party can be made without (or at a reduced rate of) deduction or withholding of Indemnified Taxes, provided, however, that if such Indemnified Tax Person is or becomes unable by virtue of any change in applicable law, regulation or treaty, to establish such exemption or reduction, such Credit Party shall nonetheless remain obligated under Section 3.9(a) to pay the amounts described therein, and provided further that no Indemnified Tax Person shall be required to take any action under this Section 3.9(f) which, in the sole discretion of such Indemnified Tax Person, would cause such Indemnified Tax Person or any affiliate thereof to suffer a material economic, legal or regulatory disadvantage.

     (g) Other Taxes. Each Credit Party agrees to pay any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents or otherwise with respect to, the Loan Documents.

3.10.	Option to Fund

     Each Lender and the Swing Line Lender has indicated that, if any Borrower requests a Eurodollar Advance, a Core Currency Euro Advance or a Swing Line Loan, or if such Lender makes a Bid Loan to any Borrower, as the case may be, such Lender or the Swing Line Lender, as the case may be, may wish to purchase one or more deposits in order to fund or maintain its funding of its Commitment Percentage of such Eurodollar Advance or Core Currency Euro Advance, its Bid Loan or its Swing Line Loan, as the case may be, during the Euro Interest Period, Bid Interest Period or Swing Line Interest Period, as the case may be, applicable thereto; it being understood that the provisions of this Agreement relating to such funding are included only for the purpose of determining the rate of interest to be paid in respect of such Eurodollar Advance, Core Currency Euro Advance, Bid Loan or Swing Line Loan, as the case may be, and any amounts owing under Sections 3.4 and 3.6. Each Lender and the Swing Line Lender shall be entitled to fund and maintain its funding of all or any part of each Eurodollar Advance, each Core Currency Euro Advance, each Bid Loan and each Swing Line Loan in any manner it sees fit, but all such determinations under Sections 3.4 and 3.6 shall be made as if each Lender and the Swing Line Lender had actually funded and maintained its Commitment Percentage of each such Eurodollar Advance or such Core Currency Euro Advance, or the amount of its Bid Loan or Swing Line Loan, as the case may be, during the applicable Euro Interest Period, Bid Interest Period or Swing Line Interest Period, as the case may be, through the purchase of deposits in an amount equal to the amount of its Commitment Percentage of such Eurodollar Advance or such Core Currency Euro Advance, or the amount of its Bid Loan or Swing Line Loan, as the case may be, having a maturity corresponding to such Euro Interest Period, Bid Interest Period or Swing Line Interest Period, as the case may be. Any Lender or the Swing Line Lender, as the case may be, may fund its Commitment Percentage of each Eurodollar Advance or Core Currency Euro Advance, or each Bid Loan or Swing Line Loan, as the case may be, from or for the account of any branch, office, affiliate, or correspondent bank of such Lender or the Swing Line Lender, as the case may be, as such Lender or the Swing Line Lender, as the case may be, may choose from time to time.

3.11.	Changes of Lending Offices

     (a) With respect to any Loan of any Lender or the Swing Line Lender, or any Letter of Credit, as the case may be, such Lender, the Swing Line Lender or the Issuing Bank issuing such Letter of Credit, as the case may be, agrees that upon the occurrence of any event giving rise to the operation of Section 3.4, 3.5, 3.6, 3.7 or 3.9 with respect to such Loan or such Letter of Credit, as the case may be, it will, if requested by the applicable Borrower or, if such Borrower is a Subsidiary Borrower, the Parent Borrower, on behalf of such Borrower, use reasonable efforts (subject to overall policy considerations of such Lender, the Swing Line Lender or such Issuing Bank, as the case may be) to designate another office of such Lender, the Swing Line Lender or such Issuing Bank, as the case may be, for such Loan or such Letter of Credit, as the case may be, affected by such event, provided that such designation is made on such terms that such Lender, the Swing Line Lender or such Issuing Bank, as the case may be, suffers no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section shall affect or postpone any of the obligations of any Borrower or the right of any Lender, the Swing Line Lender or either Issuing Bank, as the case may be, provided in Sections 3.4, 3.5, 3.6, 3.7 and 3.9.

     (b) Each of the Lenders, the Swing Line Lender and each Issuing Bank shall have the right at any time and from time to time to transfer any of its Loans to a different office, affiliate or subsidiary thereof, provided that it shall promptly notify the Administrative Agent and the Parent Borrower of any such change of office, affiliate or subsidiary, provided, however, that such Lender, the Swing Line Lender or such Issuing Bank, as the case may be, shall not be entitled to receive any greater amount under Sections 3.4, 3.5, 3.6, 3.7 or 3.9 as a result of such transfer than it would be entitled to immediately prior thereto unless such claim would have arisen even if such transfer had not occurred.

3.12.	Replacement of Lenders

     Notwithstanding the foregoing, if (i) any Lender shall request compensation pursuant to Section 3.5 or 3.6, (ii) any Lender shall give any notice to the Parent Borrower or the Administrative Agent pursuant to Section 3.7, or (iii) any Borrower shall be required to pay any additional amounts pursuant to Section 3.9 in respect of any Lender, then, in each such case, the Parent Borrower may require that such Lender transfer all of its right, title and interest under the Loan Documents to any lender identified by the Parent Borrower (a “Proposed Lender”) if such Proposed Lender agrees to assume all of the obligations of such Lender for consideration equal to the outstanding principal amount of such Lender’s Loans and all unreimbursed sums paid by such Lender under Sections 2.2(d) and 2.9(b), together with interest thereon to the date of such transfer and all other amounts payable under the Loan Documents to such Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts which would be payable under Section 3.4 as if all of such Lender’s Loans were being prepaid in full on such date). Subject to the execution and delivery of an Assignment and Acceptance Agreement and such other documents as such Lender may reasonably require, and the satisfaction of all of the other terms and conditions of Section 11.6, such Proposed Lender shall be a “Lender” for all purposes hereunder. Without prejudice to the survival of any other agreement of the Borrowers under the Loans Documents, the agreements of the Borrowers contained in Sections 3.4, 3.5, 3.6, 11.5 and 11.7 (without duplication of any payments made to such Lender by any Borrower or the Proposed Lender) shall survive for the benefit of any Lender replaced under this Section 3.12 with respect to the time prior to such replacement.

4.	REPRESENTATIONS AND WARRANTIES

     In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Lenders to make the Loans, each Issuing Bank to issue Letters of Credit and the Lenders to participate therein, and the Swing Line Lender to make the Swing Line Loans and the Lenders to participate therein, the Parent Borrower makes the following representations and warranties to the Administrative Agent, each Issuing Bank, the Swing Line Lender and each Lender:

4.1.	Subsidiaries; Capitalization

     As of the Effective Date, (i) the Parent Borrower has only the Subsidiaries set forth on Schedule 4.1, (ii) the authorized and issued and outstanding Capital Stock of the Parent Borrower is as set forth in the Report on Form 10-K filed by the Parent Borrower with the SEC for the fiscal year ended December 27, 2003, (iii) the authorized and issued and outstanding Capital Stock of each Guarantor is as set forth on Schedule 4.1 and (iv) the percentage owned by the Parent Borrower of the issued and outstanding Capital Stock of each other Subsidiary is as set forth on Schedule 4.1. Except as set forth on Schedule 4.1, the shares of, or partnership or other interests in, each Subsidiary of the Parent Borrower are owned beneficially and of record by the Parent Borrower or another Subsidiary of the Parent Borrower, are free and clear of all Liens (other than Permitted Liens) and are duly authorized, validly issued, fully paid and nonassessable. As of the Effective Date, except as set forth on Schedule 4.1, (i) neither the Parent Borrower nor any of its Subsidiaries has issued any securities convertible into, or options or warrants for, any common or preferred equity securities thereof, (ii) there are no agreements, voting trusts or understandings binding upon the Parent Borrower or any of its Subsidiaries with respect to the voting securities of the Parent Borrower or any of its Subsidiaries or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other right with respect thereto, whether similar or dissimilar to any of the foregoing, and (iii) all of the outstanding Capital Stock of each Subsidiary of the Parent Borrower is owned by the Parent Borrower or another Subsidiary of the Parent Borrower.

4.2.	Existence and Power

     Each of the Parent Borrower and its Subsidiaries is duly organized or formed and validly existing in good standing under the laws of the jurisdiction of its formation, has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect.

4.3.	Authority and Execution

     Each of the Parent Borrower and each of its Subsidiaries has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party all of which have been duly authorized by all proper and necessary corporate, partnership or other applicable action and are in full compliance with its Organizational Documents. The Parent Borrower and each of its Subsidiaries has duly executed and delivered the Loan Documents to which it is a party.

4.4.	Binding Agreement

     The Loan Documents constitute the valid and legally binding obligations of each of the Parent Borrower and its Subsidiaries, in each case to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

4.5.	Litigation

     Except as set forth on Schedule 4.5, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of the Parent Borrower or any of its Subsidiaries) pending or, to the knowledge of the Parent Borrower, threatened against the Parent Borrower or any of its Subsidiaries or maintained by the Parent Borrower or any of its Subsidiaries or which may affect the Property of the Parent Borrower or any of its Subsidiaries or any of their respective Properties or rights, which (i) could reasonably be expected to have a Material Adverse Effect, (ii) call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or (iii) might, individually or in the aggregate, materially and adversely affect any of the transactions contemplated by any Loan Document.

4.6.	Required Consents

     Except for information filings required to be made in the ordinary course of business which are not a condition to the performance by the Parent Borrower or any of its Subsidiaries under the Loan Documents to which it is a party, no consent, authorization or approval of, filing with, notice to, or exemption by, stockholders or holders of any other equity interest, any Governmental Authority or any other Person, which has not already been obtained or made, is required to authorize, or is required in connection with the execution, delivery or performance of, the Loan Documents to which the Parent Borrower or any of its Subsidiaries is a party, or is required as a condition to the validity or enforceability of the Loan Documents to which any of the same is a party. Each Borrower, prior to each borrowing by it hereunder in any jurisdiction, has obtained all necessary approvals and consents of, and has filed or caused to be filed all reports, applications, documents, instruments and information required to be filed pursuant to all applicable laws, rules, regulations and requests of, all Governmental Authorities in connection with such borrowing in such jurisdiction.

4.7.	Absence of Defaults; No Conflicting Agreements

     (a) None of the Parent Borrower or any of its Subsidiaries is in default under any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its Property is bound, the effect of which default could reasonably be expected to have a Material Adverse Effect. The execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon any Property of the Parent Borrower or any of its Subsidiaries or result in a breach of or require the mandatory repayment of or other acceleration of payment under or pursuant to the terms of any such mortgage, indenture, contract or agreement.

     (b) None of the Parent Borrower or any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default could reasonably be expected to have a Material Adverse Effect.

4.8.	Compliance with Applicable Laws

     Each of the Parent Borrower and its Subsidiaries is in compliance in all material respects with all statutes, regulations, rules and orders of all Governmental Authorities which are applicable to it, a violation of which could reasonably be expected to have a Material Adverse Effect.

4.9.	Taxes

     Each of the Parent Borrower and each of its Subsidiaries has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested as required under Section 7.4) which would be material to the Parent Borrower or any of its Subsidiaries, and no tax Liens have been filed with respect thereto. The charges, accruals and reserves on the books of the Parent Borrower and each of its Subsidiaries with respect to all taxes are, to the best knowledge of the Parent Borrower, adequate for the payment of such taxes, and the Parent Borrower knows of no unpaid assessment which is due and payable against the Parent Borrower or any of its Subsidiaries or any claims being asserted which could reasonably be expected to have a Material Adverse Effect, except such thereof as are being contested as required under Section 7.4, and for which adequate reserves have been set aside in accordance with GAAP.

4.10.	Governmental Regulations

     Neither the Parent Borrower, any of its Subsidiaries nor any Person controlled by, controlling, or under common control with, the Parent Borrower or any of its Subsidiaries, is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, as amended, or the Investment Company Act of 1940, as amended, or is subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness, including statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

4.11.	Federal Reserve Regulations; Use of Loan Proceeds

     Neither the Parent Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. After giving effect to the making of each Loan and each Letter of Credit, Margin Stock will constitute less than 25% of the assets (as determined by any reasonable method) of the Parent Borrower and its Subsidiaries.

4.12.	Plans

     Each Employee Benefit Plan is in compliance with ERISA and the Code, where applicable, in all material respects. As of the Effective Date, (i) the amount of all Unfunded Pension Liabilities under the Pension Plans, excluding any plan which is a Multiemployer Plan, does not exceed $50,000, and (ii) the amount of the aggregate Unrecognized Retiree Welfare Liability under all applicable Employee Benefit Plans does not exceed $50,000. The Parent Borrower and each of its Subsidiaries and ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Pension Plan which is a Multiemployer Plan. As of the Effective Date, the Parent Borrower and its Subsidiaries and ERISA Affiliates have no liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of purchaser default) and the aggregate potential annual withdrawal liability payments, as determined in accordance with Title IV of ERISA, of the Parent Borrower and its Subsidiaries and ERISA Affiliates with respect to all Pension Plans which are Multiemployer Plans is approximately $50,000. The Parent Borrower and its Subsidiaries and ERISA Affiliates have, as of the Effective Date, made all contributions or payments to or under each such Pension Plan required by law or the terms of such Pension Plan or any contract or agreement with respect thereto. No material liability to the PBGC has been, or is expected by the Parent Borrower, any of its Subsidiaries or any ERISA Affiliate to be, incurred by the Parent Borrower, any such Subsidiary or any ERISA Affiliate. Liability, as referred to in this Section includes any joint and several liability. Each Employee Benefit Plan which is a group health plan within the meaning of Section 5000(b)(1) of the Code is in material compliance with the continuation of health care coverage requirements of Section 4980B of the Code.

4.13.	Financial Statements

     The Parent Borrower has heretofore delivered to the Administrative Agent and the Lenders copies of its Form 10K for the fiscal year ending December 27, 2003, containing the audited Consolidated Balance Sheets of the Parent Borrower and its Subsidiaries as of December 27, 2003, and the related Consolidated Statements of Operations, Stockholder’s Equity and Cash Flows for such fiscal year (with the applicable related notes and schedules, the “Financial Statements”). The Financial Statements fairly present the Consolidated financial condition and results of the operations of the Parent Borrower and its Subsidiaries as of the dates and for the periods indicated therein and have been prepared in conformity with GAAP. Except as reflected in the Financial Statements or in the footnotes thereto, neither the Parent Borrower nor any of its Subsidiaries has any obligation or liability of any kind (whether fixed, accrued, Contingent, unmatured or otherwise) which, in accordance with GAAP, should have been shown in the Financial Statements and was not. Since December 27, 2003, the Parent Borrower and each of its Subsidiaries has conducted its business only in the ordinary course, and there has been no Material Adverse Change.

4.14.	Property

     Each of the Parent Borrower and each of its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its real Property, and is the owner of, or has a valid lease of, all personal property, in each case which is material to the Parent Borrower and its Subsidiaries, taken as a whole, subject to no Liens, except such Permitted Liens. All leases of Property to the Parent Borrower or any of its Subsidiaries are in full force and effect, the Parent Borrower or such Subsidiary, as the case may be, enjoys quiet and undisturbed possession under all leases of real property and neither the Parent Borrower nor any of its Subsidiaries is in default beyond any applicable grace period of any provision thereof, the effect of which could reasonably be expected to have a Material Adverse Effect.

4.15.	Authorizations

     Each of the Parent Borrower and each of its Subsidiaries possesses or has the right to use all franchises, licenses and other rights as are material and necessary for the conduct of its business, and with respect to which it is in compliance, with no known conflict with the valid rights of others which could reasonably be expected to have a Material Adverse Effect. No event has occurred which permits or, to the best knowledge of the Parent Borrower, after notice or the lapse of time or both, or any other condition, could reasonably be expected to permit, the revocation or termination of any such franchise, license or other right which revocation or termination could reasonably be expected to have a Material Adverse Effect.

4.16.	Environmental Matters

     Neither the Parent Borrower nor any of its Subsidiaries (i) has received written notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, arising in connection with (a) any non-compliance with or violation of the requirements of any applicable federal, state, local or foreign environmental health or safety statute or regulation, or (b) the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment, (ii) to the best knowledge of the Parent Borrower, has any threatened or actual liability in connection with the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, (iii) has received notice of any federal, state, local or foreign investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste, substance or constituent or other substance into the environment for which the Parent Borrower or any of its Subsidiaries is or would be liable, which liability would reasonably be expected to have a Material Adverse Effect, or (iv) has received notice that the Parent Borrower or any of its Subsidiaries is or may be liable to any Person under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., or any analogous state law, which liability would reasonably be expected to have a Material Adverse Effect. The Parent Borrower and each of its Subsidiaries is in compliance with the financial responsibility requirements of federal, state, local and foreign environmental laws to the extent applicable, including those contained in 40 C.F.R., parts 264 and 265, subpart H, and any analogous state law, except in those cases in which the failure so to comply would not reasonably be expected to have a Material Adverse Effect.

4.17.	Absence of Certain Restrictions

     No indenture, certificate of designation for preferred stock, agreement or instrument to which the Parent Borrower or any of its Subsidiaries is a party (other than this Agreement and the Wachovia Synthetic Lease Arrangement in effect on the Effective Date), prohibits or limits in any way, directly or indirectly the ability of any Subsidiary of the Parent Borrower to make Restricted Payments or repay any Indebtedness to the Parent Borrower or to another Subsidiary of the Parent Borrower.

4.18.	No Misrepresentation

     No representation or warranty contained in any Loan Document and no certificate or report from time to time furnished by the Parent Borrower or any of its Subsidiaries in connection with the transactions contemplated thereby, contains or will contain a misstatement of material fact or omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made, provided that any projections or pro-forma financial information contained therein are based upon good faith estimates and assumptions believed by the Parent Borrower to be reasonable at the time made, it being recognized by the Agents and the Lenders that such projections as to future events are not to be viewed as facts, and that actual results during the period or periods covered thereby may differ from the projected results.

4.19.	Subordinated Notes

     The Parent Borrower has issued the Subordinated Notes in an aggregate principal amount of $150,000,000.

5.	CONDITIONS OF LENDING — THE FIRST BORROWING DATE

     In addition to the conditions precedent set forth in Section 6, the obligation of the Lenders to make the Term Loan and the obligation of each Lender to make Revolving Credit Loans, each Issuing Bank to issue Letters of Credit and the Swing Line Lender to make the Swing Line Loans on the first Borrowing Date shall be subject to the fulfillment of the following conditions precedent:

5.1.	Evidence of Action

     The Administrative Agent shall have received a certificate, dated the first Borrowing Date, of the Secretary or Assistant Secretary or other analogous counterpart of each Credit Party (i) attaching a true and complete copy of the resolutions of its Managing Person and of all documents evidencing all necessary corporate, partnership or similar action (in form and substance satisfactory to the Administrative Agent) taken by it to authorize the Loan Documents to which it is a party and the transactions contemplated thereby, (ii) attaching a true and complete copy of its Organizational Documents, (iii) setting forth the incumbency of its officer or officers or other analogous counterpart who may sign the Loan Documents, including therein a signature specimen of such officer or officers, and (iv) attaching a certificate of good standing of the Secretary of State of the jurisdiction of its formation.

5.2.	Opinions of Counsel

     The Administrative Agent shall have received (i) an opinion of McGrath, North, Mullin & Kratz, PC LLO, counsel to the Parent Borrower and its Subsidiaries, dated the first Borrowing Date, substantially in the form of Exhibit F-1, and (ii) an opinion of Thomas Pogge, corporate counsel of the Parent Borrower and its Subsidiaries, dated the first Borrowing Date, substantially in the form of Exhibit F-2.

5.3.	Opinion of Special Counsel

     The Administrative Agent shall have received an opinion of Special Counsel, dated the first Borrowing Date, substantially in the form of Exhibit G.

5.4.	Subsidiary Guaranty

     Each of (a) Valmont Coatings, Inc., (b) PiRod, Inc. and (c) Newmark shall have delivered to the Administrative Agent a guaranty, dated as of the Effective Date, substantially in the form of Exhibit R (as amended, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty”).

5.5.	Fees and Expenses

     All fees payable to the Administrative Agent, each Issuing Bank, the Swing Line Lender and the Lenders on the first Borrowing Date shall have been paid, the fees and expenses of Special Counsel in connection with the preparation, negotiation and closing of the Loan Documents shall have been paid.

5.6.	Existing Indebtedness

     BNY, as administrative agent under the Original Credit Agreement, shall have received payment of all Existing Indebtedness outstanding under the Original Credit Agreement (other than contingent obligations in respect of the Existing Letter of Credit) , whereupon the Original Credit Agreement shall terminate.

5.7.	Bridge Loan Indebtedness

     BNY, as administrative agent under the Bridge Loan Agreement, shall have received payment of all Indebtedness outstanding under the Bridge Notes, the Bridge Loan Agreement and the other Bridge Loan Documents, whereupon the Bridge Loan Documents shall terminate.

5.8.	Subordinated Notes

     The Parent Borrower shall have issued the Subordinated Notes in an aggregate principal amount of $150,000,000.

6.	CONDITIONS OF LENDING — EACH BORROWING DATE

     The obligation of each Lender to make any Loan, the Swing Line Lender to make any Swing Line Loan, and each Issuing Bank to issue any Letter of Credit on any Borrowing Date shall be subject to the fulfillment of the following conditions precedent:

6.1.	Compliance

     On each Borrowing Date and after giving effect to the Loans to be made and Letters of Credit to be issued thereon (i) there shall exist no Default, (ii) each of the representations and warranties contained in each Loan Document shall be true and correct with the same effect as though such representation and warranty had been made on such Borrowing Date, except to the extent such representation and warranty specifically relates to an earlier date, in which case such representation and warranty shall have been true and correct on and as of such earlier date, and (iii) each of the Parent Borrower and its Subsidiaries shall be in compliance with all of the terms, covenants and conditions of each Loan Document to which it is a party. Each borrowing by any Borrower shall constitute a certification by such Borrower and, if such Borrower is a Subsidiary Borrower, the Parent Borrower, and each request by the Parent Borrower for the issuance of a Letter of Credit shall constitute a certification by the Parent Borrower, as of such Borrowing Date that each of the foregoing matters is true and correct in all respects.

6.2.	Borrowing Request; Letter of Credit Request; Bid Request

     With respect to the Loans to be made, and the Letters of Credit to be issued, on each Borrowing Date, the Administrative Agent shall have received, (i) in the case of Revolving Credit Loans or Swing Line Loans, a Borrowing Request, (ii) in the case of Letters of Credit, a Letter of Credit Request, and (iii) in the case Bid Loans, a Bid Request and such other documents required to be delivered pursuant to Section 2.4, in each case duly executed by the applicable Borrower or, if such Borrower is a Subsidiary Borrower, the Parent Borrower, on behalf of such Borrower.

6.3.	Loan Closings

     All documents required by the provisions of the Loan Documents to be executed or delivered to the Administrative Agent, the Issuing Banks, the Swing Line Lender or any Lender on or before the applicable Borrowing Date shall have been so executed and delivered on or before such Borrowing Date.

6.4.	Other Documents

     Each of the Administrative Agent, each Issuing Bank, the Swing Line Lender and the Lenders shall have received such other documents, each in form and substance reasonably satisfactory to it, as it shall reasonably require in connection with the making of the Loans and the issuance of the Letters of Credit on such Borrowing Date.

7.	AFFIRMATIVE COVENANTS

     The Parent Borrower agrees that, so long as this Agreement is in effect, any Loan or Reimbursement Obligation remains outstanding, or any other amount is owing under any Loan Document to any Lender, either Issuing Bank, the Swing Line Lender or the Administrative Agent, the Parent Borrower shall:

7.1.	Financial Statements and Information

     Maintain, and cause each of its Subsidiaries to maintain, a standard system of accounting in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent and each Lender:

     (a) Compliance Certificate. Within 45 days after the end of each of the first three fiscal quarters (90 days after the end of the last fiscal quarter), a Compliance Certificate, certified by a Financial Officer of the Parent Borrower.

     (b) Form 10K. As soon as available, but in any event within 90 days after the end of each fiscal year of the Parent Borrower, a copy of the annual audited financial statements of the Parent Borrower and its Subsidiaries, prepared on a Consolidated basis in accordance with GAAP, as filed with the SEC. Such financial statements shall be certified without qualification by the Accountants, which certification shall (i) state that the audit by such Accountants was conducted in accordance with generally accepted auditing standards, (ii) state that such audit includes examining, on a test basis, evidence supporting the amounts and disclosures in such financial statements, and (iii) include the opinion of such Accountants that such financial statements present fairly, in all material respects, the financial position of the Parent Borrower and its Subsidiaries and the results of their operations and their cash flows for such fiscal year in conformity with GAAP, except as otherwise specified in such opinion.

     (c) Form 10Q. As soon as available, but in any event within 45 days after the end of each fiscal quarter (except the last fiscal quarter) of each fiscal year of the Parent Borrower, copies of the unaudited financial statements of the Parent Borrower and its Subsidiaries, prepared on a Consolidated basis in accordance with GAAP, as filed with the SEC.

     (d) Other Information. Such other information as the Administrative Agent or any Lender may reasonably request from time to time.

     7.2. Certificates; Other Information

     Furnish to the Administrative Agent and each Lender:

     (a) Prompt written notice if: (i) any Indebtedness of the Parent Borrower or any of its Subsidiaries in an aggregate amount in excess of $5,000,000 is declared or shall become due and payable prior to its stated maturity, or is called and not paid when due, (ii) the holders of any notes (other than any notes issued hereunder), certificate, security or other evidence of Indebtedness, or any obligees with respect to any other Indebtedness of the Parent Borrower or any of its Subsidiaries, have the right to declare Indebtedness in an aggregate amount in excess of $5,000,000 due and payable prior to its stated maturity, or (iii) there shall occur and be continuing a Default;

     (b) Prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other document naming the Parent Borrower or any of its Subsidiaries a party to any proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect or which calls into question the validity or enforceability of any of the Loan Documents, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other document, (ii) any lapse or other termination of any material license, permit, franchise or other authorization issued to the Parent Borrower or any of its Subsidiaries by any Person or Governmental Authority, and (iii) any refusal by any Person or Governmental Authority to renew or extend any such material license, permit, franchise or other authorization, which lapse, termination, refusal or dispute could reasonably be expected to have a Material Adverse Effect;

     (c) Promptly upon becoming available, copies of all (i) regular, periodic or special reports, schedules and other material which the Parent Borrower or any of its Subsidiaries may now or hereafter be required to file with or deliver to any securities exchange or the SEC, and (ii) annual reports relating to the Parent Borrower or any of its Subsidiaries;

     (d) Prompt written notice in the event that the Parent Borrower, any of its Subsidiaries or any ERISA Affiliate knows, or has reason to know, that (i) any Termination Event with respect to a Pension Plan has occurred or will occur, (ii) any condition exists with respect to a Pension Plan which presents a material risk of termination of the Pension Plan, imposition of an excise tax, requirement to provide security to the Pension Plan or other liability on the Parent Borrower, any of its Subsidiaries or any ERISA Affiliate, (iii) the Parent Borrower, any of its Subsidiaries or any ERISA Affiliate has applied for a waiver of the minimum funding standard under Section 412 of the Code with respect to a Pension Plan, (iv) the aggregate amount of the Unfunded Pension Liabilities under all Pension Plans is in excess of $50,000, (v) the aggregate amount of Unrecognized Retiree Welfare Liability under all applicable Employee Benefit Plans is in excess of $50,000, (vi) the Parent Borrower, any of its Subsidiaries or any ERISA Affiliate has engaged in a Prohibited Transaction with respect to an Employee Benefit Plan, (vii) the imposition of any tax under Section 4980B(a) of the Code or (viii) the assessment of a civil penalty under Section 502(c) of ERISA, together with a certificate of a Financial Officer of the Parent Borrower setting forth the details of such event and the action which the Parent Borrower, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto, together with a copy of all notices and filings with respect thereto.

     (e) Prompt written notice in the event that Parent Borrower, any of its Subsidiaries or any ERISA Affiliate shall receive a demand letter from the PBGC notifying the Parent Borrower, such Subsidiary or such ERISA Affiliate of any final decision finding liability and the date by which such liability must be paid, together with a copy of such letter and a certificate of a Financial Officer of the Parent Borrower setting forth the action which the Parent Borrower, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto.

     (f) Promptly upon the same becoming available, and in any event by the date such amendment is adopted, a copy of any Pension Plan amendment that the Parent Borrower, any of its Subsidiaries or any ERISA Affiliate proposes to adopt which would require the posting of security under Section 401(a)(29) of the Code, together with a certificate of a Financial Officer of the Parent Borrower setting forth the reasons for the adoption of such amendment and the action which the Parent Borrower, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto.

     (g) As soon as possible and in any event by the tenth day after any required installment or other payment under Section 412 of the Code owed to a Pension Plan shall have become due and owing and remain unpaid a copy of the notice of failure to make required contributions provided to the PBGC by the Parent Borrower, any of its Subsidiaries or any ERISA Affiliate under Section 412(n) of the Code, together with a certificate of a Financial Officer setting forth the action which the Parent Borrower, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto.

     (h) Not fewer than 30 days’ prior written notice of a Prepayment/Reduction Event described in clause (a), (b) or (d) of the definition thereof, setting forth a description of same in reasonable detail

     (i) Such other information as the Administrative Agent or any Lender shall reasonably request from time to time.

7.3.	Legal Existence

     Except as may be otherwise permitted by Sections 8.3, 8.4 and 8.5, maintain, and cause each of its Subsidiaries to maintain, its corporate, partnership or analogous existence, as the case may be, in good standing in the jurisdiction of its formation and in each other jurisdiction in which the failure to do so could reasonably be expected to have a Material Adverse Effect, except that any Subsidiary of the Parent Borrower (other than an Active Subsidiary Borrower or a Guarantor) may fail to maintain its corporate, partnership or analogous existence, as the case may be, in good standing in any jurisdiction at any time, provided that such failure could not reasonably be expected to have a Material Adverse Effect.

7.4.	Taxes

     Pay and discharge when due, and cause each of its Subsidiaries to do so, all Taxes upon or with respect to the Parent Borrower or such Subsidiary and all Taxes upon the income, profits and Property of the Parent Borrower and its Subsidiaries, which if unpaid, could reasonably be expected to have a Material Adverse Effect or become a Lien on Property of the Parent Borrower or such Subsidiary (other than a Permitted Lien), unless and to the extent only that such Taxes shall be contested in good faith and by appropriate proceedings diligently conducted by the Parent Borrower or such Subsidiary and provided that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

7.5.	Insurance

     Maintain, and cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption coverage) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

7.6.	Performance of Obligations

     Pay and discharge when due, and cause each of its Subsidiaries to do so, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, might (i) have a Material Adverse Effect or (ii) become a Lien upon Property of the Parent Borrower or any of its Subsidiaries other than a Permitted Lien, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted and provided that the Parent Borrower shall give the Administrative Agent prompt notice of any such contest and that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

7.7.	Condition of Property

     At all times, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted), and cause each of its Subsidiaries to do so, all Property necessary to the operation of the Parent Borrower’s or such Subsidiary’s business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.8.	Observance of Legal Requirements

     Observe and comply in all respects, and cause each of its Subsidiaries to do so, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it, a violation of which could reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by it, provided that the Parent Borrower shall give the Administrative Agent prompt notice of such contest and that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

7.9.	Inspection of Property; Books and Records; Discussions

     At all reasonable times, upon reasonable prior notice, permit representatives of the Administrative Agent, each Issuing Bank, the Swing Line Lender and each Lender to visit the offices of the Parent Borrower and each of its Subsidiaries, to examine the books and records thereof and Accountants’ reports relating thereto, and to make copies or extracts therefrom, to discuss the affairs of the Parent Borrower and each such Subsidiary with the respective officers thereof, and to examine and inspect the Property of the Parent Borrower and each such Subsidiary.

7.10.	Authorizations

     Maintain, and cause each of its Subsidiaries to maintain, in full force and effect, all material licenses, franchises, permits, licenses, authorizations and other rights as are necessary for the conduct of its business.

7.11.	Financial Covenants

     (a) Fixed Charge Coverage Ratio. Maintain at all times a Fixed Charge Coverage Ratio of not less than 1.50:1.00.

     (b) Leverage Ratio. Maintain at all times a Leverage Ratio of not more than 3.75:1.00.

     (c) Capital Expenditures. Not permit Capital Expenditures made or obligated to be made by the Parent Borrower and its Subsidiaries on a Consolidated basis in respect of any fiscal year to be greater than $35,000,000 (the “Base Capex Amount”) plus, with respect to each fiscal year commencing with fiscal 2005, an amount equal to the difference (if positive) between $35,000,000 and the actual amount of Capital Expenditures made or incurred during the preceding fiscal year (the “Capex Carry-forward”), provided that (i) such difference may be carried forward only to the immediately succeeding fiscal year and (ii) all Capital Expenditures made or incurred in any fiscal year shall be applied first to reduce the Base Capex Amount and then to reduce the Capex Carry-forward.

     (d) Interest Coverage Ratio. Maintain at all times an Interest Coverage Ratio of not less than 2.50:1.00.

     (e) Senior Debt Ratio. Maintain at all times a Senior Debt Ratio of not more than 2.50:1.00.

7.12.	Subsidiaries

     (a) Except as may otherwise be permitted by Sections 7.3, 8.3, 8.4 and 8.5, at all times cause each Subsidiary Borrower to be a Qualified Subsidiary and each Guarantor to be a direct or indirect wholly owned Subsidiary of the Parent Borrower.

     (b) On or prior to each date hereafter upon which a Person shall have become a Material Subsidiary, cause such Subsidiary to become a party to the Subsidiary Guaranty, in accordance with the terms thereof, on and as of such date and, in the event that such date shall occur after the first Borrowing Date, to deliver to the Administrative Agent, simultaneously with the execution and delivery of the same, (i) a certificate, dated the date such Material Subsidiary shall have become a party to the Subsidiary Guaranty, executed by such Material Subsidiary and substantially in the form of, and with substantially the same attachments as, the certificate which would have been required under Section 5.1 if such Material Subsidiary had become a party to the Subsidiary Guaranty on or before the first Borrowing Date, and (ii) if requested by the Administrative Agent, an opinion of counsel to such Material Subsidiary, covering the same matters with respect to such Material Subsidiary as were covered by the opinions delivered pursuant to Section 5.2, in form and substance reasonably satisfactory to the Administrative Agent.

7.13.	Private Placement Debt

     All Indebtedness outstanding under the Private Placement Documents shall have been repaid in full within 15 Business Days after the Effective Date, and the

Private Placement Documents shall have been terminated contemporaneously with such repayment, and the Administrative Agent shall have received evidence satisfactory to it that such repayment has been made and such termination has occurred.

8.	NEGATIVE COVENANTS

     The Parent Borrower agrees that, so long as this Agreement is in effect, any Loan or Reimbursement Obligation remains outstanding, or any other amount is owing under any Loan Document to any Lender, either Issuing Bank, the Swing Line Lender or the Administrative Agent, the Parent Borrower shall not, directly or indirectly:

8.1.	Indebtedness

     Create, incur, assume or suffer to exist any liability for Indebtedness, or permit any of its Subsidiaries to do so, except (i) Indebtedness due under the Loan Documents, (ii) Indebtedness existing on the Effective Date as set forth on Schedule 8.1 and refinancings thereof, (iii) Unrestricted Intercompany Indebtedness, (iv) Other Intercompany Indebtedness, provided that, immediately after the incurrence of each such Other Intercompany Indebtedness, the Other Intercompany Basket Amount shall not exceed an amount equal to 20% of Consolidated Tangible Net Worth, (v) Indebtedness in an aggregate principal amount not in excess of 5% of Consolidated Tangible Net Worth at any one time outstanding (a) in respect of Capital Leases, (b) secured by Liens on Property (including, in the event such Property constitutes capital stock of a newly acquired Subsidiary of the Parent Borrower, Liens on the Property of such Subsidiary) acquired by the Parent Borrower or any of its Subsidiaries after the Effective Date, provided that such Liens are in existence on the date of such acquisition and were not placed on such Property in contemplation of such acquisition, and (c) other purchase money Indebtedness, provided that, in each case under this Section 8.1(v), the Lien securing such Indebtedness is permitted by Section 8.2, (vi) other unsecured Indebtedness, provided that, (a) immediately before and after giving effect to the incurrence thereof, no Default shall or would exist, and (b) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $10,000,000 at any time, (vii) Receivables Indebtedness related to a Permitted Securitization, (viii) the Attributed Principal Amount in connection with any Permitted Securitization, (ix) other secured Indebtedness and Synthetic Leases, provided that, (a) immediately before and after giving effect to the incurrence thereof, no Default shall or would exist, and (b) the sum of (1) the aggregate outstanding principal amount of all such Indebtedness and (2) aggregate Synthetic Lease Obligations (excluding the Wachovia Synthetic Lease Arrangement) shall not exceed $15,000,000 at any time, (x) Indebtedness incurred by the Parent Borrower pursuant to the Subordinated Notes and by the Subsidiaries of the Parent Borrower pursuant to guarantees of the Subordinated Notes and (xi) Indebtedness .of the Parent Borrower pursuant to Hedging Agreements entered into by the Parent Borrower in the ordinary course of business to hedge or mitigate risks to which the Parent Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes and Indebtedness incurred by the Subsidiaries of the Parent Borrower pursuant to guarantees of such Hedging Agreements.

8.2.	Liens

     Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, or permit any of its Subsidiaries to do so, except (i) Liens for Taxes in the ordinary course of business which are not delinquent or which are being contested in accordance with Section 7.4, provided that enforcement of such Liens is stayed pending such contest, (ii) Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (but not ERISA), (iii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (iv) zoning ordinances, easements, rights of way, minor defects, irregularities, and other similar restrictions affecting real Property which do not materially and adversely affect the value of such real Property or materially impair its use for the operation of the business of the Parent Borrower or such Subsidiary, (v) Liens arising by operation of law such as mechanics’, materialmen’s, carriers’, warehousemen’s liens incurred in the ordinary course of business which are being contested in accordance with Section 7.6, (vi) Liens arising out of judgments or decrees which are being contested in accordance with Section 7.6, provided that enforcement of such Liens is stayed pending such contest, (vii) statutory Liens in favor of lessors arising in connection with the Property leased to the Parent Borrower or any of its Subsidiaries, (viii) Liens under capital leases and Liens on Property (including, in the event such Property constitutes capital stock of a newly acquired Subsidiary of the Parent Borrower, Liens on the Property of such Subsidiary) acquired after the Effective Date and either existing on such Property when acquired, or created contemporaneously with such acquisition, to secure the payment or financing of the purchase price thereof, provided that such Liens attach only to the Property so purchased or acquired and provided further that the Indebtedness secured by such Liens is permitted by Section 8.1(v), (ix) Liens pursuant to the Wachovia Synthetic Lease Arrangement, (x) Liens on Property of the Parent Borrower and its Subsidiaries existing on the Effective Date as set forth on Schedule 8.2, as renewed from time to time, but not any increases in the amounts secured thereby or extensions thereof to additional Property, (xi) Liens securing Indebtedness permitted by Section 8.1(vii), (xii) Liens securing Indebtedness permitted by Section 8.1(ix) and (xiii) Liens pursuant to the Aircraft Lease.

8.3.	Mergers and Consolidations

     Consolidate or merge into or with any Person, or enter into any binding agreement to do so which is not contingent on obtaining the consent of the requisite Lenders, or permit any of its Subsidiaries to do so, except:

     (a) provided that, immediately before and after giving effect thereto, no Default shall exist, (i) the Parent Borrower may consolidate or merge with any direct or indirect wholly owned Subsidiary thereof, provided that the Parent Borrower shall be the survivor and shall have assumed in a manner in all respects reasonably satisfactory to the Administrative Agent all of such Subsidiary’s obligations and liabilities under the Loans Documents to which such Subsidiary was party immediately prior to such merger, in each case whether fixed, contingent, then existing or thereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under Section 9.1(g) or (h), (ii) any Active Subsidiary Borrower may consolidate or merge with any direct or indirect wholly owned Subsidiary of the Parent Borrower (other than an Active Subsidiary Borrower), provided that such Active Subsidiary Borrower shall be the survivor, and (iii) any Active Subsidiary Borrower may consolidate or merge with any other Active Subsidiary Borrower which shall be organized under the laws of, and have its principal office in, the same national jurisdiction as such Active Subsidiary Borrower, provided that the survivor shall have assumed in a manner in all respects reasonably satisfactory to the Administrative Agent all of the other entity’s obligations and liabilities under the Loans Documents, in each case whether fixed, contingent, then existing or thereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under Section 9.1(g) or (h); and

     (b) other consolidations and mergers permitted by Sections 8.4(c), 8.4(d), 8.4(e), 8.5(c), 8.5(d) and 8.5(e).

8.4.	Acquisitions

     Make any Acquisition or enter into any binding agreement to do so which is not contingent on obtaining the consent of the requisite Lenders, or permit any of its Subsidiaries to do so, except:

     (a) Acquisitions of Investments permitted by Section 8.6;

     (b) Acquisitions pursuant to the Wachovia Synthetic Lease Arrangement, the Aircraft Lease and Synthetic Leases permitted by Section 8.14;

     (c) Unrestricted Intercompany Acquisitions, provided that, in the event that any such Unrestricted Intercompany Acquisition shall be effected by or through a consolidation or merger involving the Parent Borrower or any Active Subsidiary Borrower, then such consolidation or merger shall be otherwise permitted by Section 8.3(a);

     (d) Other Intercompany Acquisitions, provided that (i) each such Other Intercompany Acquisition shall be otherwise permitted by Section 8.10, (ii) in the event that any such Other Intercompany Acquisition shall be effected by or through a consolidation or merger involving the Parent Borrower or any Active Subsidiary Borrower, then, in the case of the Parent Borrower, the Parent

     Borrower shall be the survivor, and, in the case of such Active Subsidiary Borrower, such Active Subsidiary Borrower shall be the survivor unless otherwise permitted by Section 8.3(a), and (iii) to the extent that the aggregate consideration paid in connection with any such Other Intercompany Acquisition shall be comprised of one or more Investments, each such Investment shall be otherwise permitted by Section 8.6(g) or 8.6(h);

     (e) other Acquisitions by the Parent Borrower or any of its Subsidiaries, provided that, (i) in the event that any Operating Entity shall be acquired in connection with any such Acquisition, then such Operating Entity shall be in, or otherwise constitute, a line of business which is related or complementary to the line of business of the Parent Borrower and its Subsidiaries, (ii) in the event that any such Acquisition shall be effected by or through a consolidation or merger involving the Parent Borrower or any Active Subsidiary Borrower, then, in the case of the Parent Borrower, the Parent Borrower shall be the survivor, and, in the case of such Active Subsidiary Borrower, such Active Subsidiary Borrower shall be the survivor unless otherwise permitted by Section 8.3(a), and (iii) immediately before and after giving effect to each such Acquisition, no Default shall or would exist, and all of the representations and warranties contained in Section 4 shall be true and correct as if then made; and

     (f) Acquisitions of Securitization Receivables by an Eligible Special Purpose Entity in a Permitted Securitization.

8.5.	Dispositions

     Make any Disposition, or permit any of its Subsidiaries to do so, except:

     (a) Dispositions of any Investments permitted under Sections 8.6(a) and 8.6(c);

     (b) Dispositions of Property which, in the reasonable opinion of the Parent Borrower or such Subsidiary, as the case may be, is obsolete or no longer useful in the conduct of it business;

     (c) Unrestricted Intercompany Dispositions, provided that, in the event that any such Unrestricted Intercompany Disposition shall be effected by or through a consolidation or merger involving the Parent Borrower or any Active Subsidiary Borrower, then, in the case of the Parent Borrower, the Parent Borrower shall be the survivor, and, in the case of such Active Subsidiary Borrower, such Active Subsidiary Borrower shall be the survivor unless otherwise permitted by Section 8.3(a);

     (d) Other Intercompany Dispositions, provided that (i) each such Other Intercompany Disposition shall be otherwise permitted by Section 8.10, (ii)

     in the event that any such Other Intercompany Disposition shall be effected by or through a consolidation or merger involving the Parent Borrower or any Active Subsidiary Borrower, then, in the case of the Parent Borrower, the Parent Borrower shall be the survivor, and, in the case of such Active Subsidiary Borrower, such Active Subsidiary Borrower shall be the survivor unless otherwise permitted by Section 8.3(a), and (iii) to the extent that the aggregate consideration paid in connection with any such Other Intercompany Disposition shall be comprised of one or more Investments, each such Investment shall be otherwise permitted by Section 8.6(g) or 8.6(h);

     (e) other Dispositions, provided that, (i) in the event any such Disposition shall be effected by or through a consolidation or merger involving the Parent Borrower or any Active Subsidiary Borrower, then, in the case of the Parent Borrower, the Parent Borrower shall be the survivor, and, in the case of such Active Subsidiary Borrower, such Active Subsidiary Borrower shall be the survivor unless otherwise permitted by Section 8.3(a), (ii) immediately before and after giving effect to each such Disposition, no Default shall or would exist, and all of the representations and warranties contained in Section 4 shall be true and correct as if then made, and (iii) immediately after giving effect to each such Disposition, the aggregate fair market value of the Property sold, assigned, transferred or otherwise disposed of in connection with such Disposition, when aggregated with the aggregate fair market value of all Property sold, assigned, transferred or otherwise disposed of in connection with all other Dispositions made on and after the date hereof under this Section 8.5(e), shall not exceed an amount equal to 10% of Consolidated Tangible Net Worth; and

     (f) Dispositions of Securitization Receivables to an Eligible Special Purpose Entity in a Permitted Securitization.

8.6.	Investments

     At any time, purchase or otherwise acquire, hold or invest in the Capital Stock of, or any other interest in, any Person, or make any loan or advance to, or enter into any arrangement for the purpose of providing funds or credit to, or make any other investment, whether by way of capital contribution, time deposit or otherwise, in or with any Person (all of which are sometimes referred to herein as “Investments”), or permit any of its Subsidiaries to do so, except:

     (a) Investments in Cash Equivalents;

     (b) Investments existing on the Effective Date as set forth on Schedule 8.6;

     (c) normal business banking accounts and short-term certificates of deposit and time deposits in, or issued by, federally insured institutions in amounts not exceeding the limits of such insurance;

     (d) Acquisitions permitted by Section 8.3 and 8.4;

     (e) Investments in any seller debt incurred in connection with Dispositions permitted by Section 8.5;

     (f) Unrestricted Intercompany Investments;

     (g) Other Intercompany Investments made on or after the date hereof (other than Investments permitted by Section 8.6(b)), provided that, immediately after giving effect to each such Other Intercompany Investment, the Other Intercompany Basket Amount shall not exceed an amount equal to 20% of Consolidated Tangible Net Worth; and

     (h) other Investments made on or after the date hereof (other than Investments permitted by Section 8.6(b)), provided that, (i) immediately before and after giving effect to each such other Investment, no Default shall or would exist, and all of the representations and warranties contained in Section 4 shall be true and correct as if then made, and (ii) the aggregate consideration paid for all such other Investments shall not exceed $10,000,000; and

     (i) Investments in connection with a Permitted Securitization.

8.7.	[Intentionally left blank]

8.8.	Business Changes

     Except as may be otherwise permitted by Section 8.3 or 8.4, materially change the nature of the business of the Parent Borrower and its Subsidiaries as conducted on the Effective Date.

8.9.	Amendments, Etc.

     Enter into or agree to, or permit any of its Subsidiaries to do so, any amendment, supplement, other modification or waiver of any term or condition of its Organizational Documents, unless, in each such case, such amendment, supplement, other modification or waiver would not adversely affect the Administrative Agent, either Issuing Bank, the Swing Line Lender or any Lender.

8.10.	Transactions with Affiliates

     Become, or permit any of its Subsidiaries to become, a party to any transaction with any Affiliate thereof unless the Parent Borrower’s Managing Person shall have determined that the terms and conditions relating thereto are as favorable to the Parent Borrower or such Subsidiary, as the case may be, as those which would be obtainable at the time in a comparable arms-length transaction with a Person other than an Affiliate thereof. Nothing herein shall be construed to prohibit a Permitted Securitization.

8.11.	Limitation on Upstream Payments by Subsidiaries

     Permit or cause any of its Subsidiaries to enter into or agree, or otherwise be or become subject, to any agreement, contract or other arrangement (other than this Agreement and the Wachovia Synthetic Lease Arrangement in effect as of the date hereof) with any Person pursuant to the terms of which such Subsidiary is or would be prohibited from declaring or making, or restricted in its ability to declare or make, any Restricted Payment or any loan or advance to the Parent Borrower or any other Subsidiary thereof or prohibited from repaying, or restricted in its ability to repay, any loan or advance from the Parent Borrower or any other Subsidiary thereof. Nothing herein shall be construed to prohibit such limitations on an Eligible Special Purpose Entity in connection with a Permitted Securitization.

8.12.	Prepayments of Indebtedness

     Prepay or obligate itself to prepay, in whole or in part, any long-term Indebtedness (other than Indebtedness under the Loan Documents and Indebtedness under the Wachovia Synthetic Lease Arrangement in effect as of the date hereof), or permit any of its Subsidiaries to do so, except that the Parent Borrower or any of its Subsidiaries may refinance any long-term Indebtedness with any other long-term Indebtedness, provided that the terms and conditions thereof shall, in the reasonable determination of the Administrative Agent, be no less favorable to the Parent Borrower or such Subsidiary, as the case may be, as the long-term Indebtedness so being refinanced.

8.13.	Limitation on Negative Pledges

     Enter into, or permit any of its Subsidiaries to enter into, any agreement which prohibits or limits the ability of the Parent Borrower or such Subsidiary to create, incur, assume or suffer to exist any Lien in favor of the Administrative Agent, the Lenders, the Swing Line Lender and/or the Issuing Banks upon any of its Property, whether now owned or hereafter acquired, other than (i) this Agreement, (ii) the Wachovia Synthetic Lease Arrangement in effect as of the date hereof, (iii) the Aircraft Lease, (iv) any other Synthetic Lease permitted by Section 8.14 or (v) any agreement in respect of Indebtedness permitted by Section 8.1(v), provided that any prohibition or limitation set forth in any agreement referred to in clause (iii), (iv) or (v) of this Section 8.13 shall be effective only with respect to the assets financed pursuant to such agreement. Nothing herein shall be construed to prohibit such limitations on an Eligible Special Purpose Entity in connection with a Permitted Securitization.

8.14.	Limitation on Synthetic Leases

     Create, incur, assume or suffer to exist any Synthetic Lease, or permit any of its Subsidiaries to do so, except (i) the Wachovia Synthetic Lease Arrangement and (ii) Synthetic Leases (excluding the Wachovia Synthetic Lease Arrangement) under which the Synthetic Lease Obligations, when added to the aggregate outstanding principal amount of all Indebtedness incurred in accordance with Section 8.1(ix), shall not exceed $15,000,000 at any time.

8.15.	Limitation on Securitization Transactions

     Enter into any Securitization Transaction or any amendment thereto which has the effect of increasing the Maximum Purchase Amount thereunder, or permit any of its Subsidiaries to do so, except Securitization Transactions in which the Parent Borrower or a Subsidiary of the Parent Borrower is the Receivables Seller and with respect to which the Maximum Purchase Amount, as of its most recent Test Date (the “Relevant Test Date”) when added to the aggregate Maximum Purchase Amount of all other ongoing Securitization Transactions entered into in accordance with this Section 8.15 (each valued as of its most recent Test Date), shall not exceed 10% of Consolidated Total Assets as of the last day of the fiscal quarter of the Parent Borrower ended on or most recently prior to the Relevant Test Date, computed, in the case of a Relevant Test Date which occurs on the last day of a fiscal quarter, prior to giving effect to such new Securitization Transaction or such amendment.

8.16.	Limitation on Amendments to Private Placement Documents

     Enter into or agree to, or permit any of its Subsidiaries to enter into, any amendment or other modification or waiver of Section 6A(3) of the Private Shelf Agreement referred to in the definition of “Private Placement Documents” or any of the defined terms used therein.

9.	DEFAULT

9.1.	Events of Default

     The following shall each constitute an “Event of Default” hereunder:

     (a) The failure of any Borrower to make any payment of principal with respect to any Loan when due and payable, or the failure of the Parent Borrower to make any payment with respect to any Reimbursement Obligation when due and payable; or

     (b) The failure of any Credit Party to make any payment of interest, Fees, expenses or other amounts payable under any Loan Document or otherwise to the Administrative Agent with respect to the loan facilities established hereunder within three Business Days of the date when due and payable; or

     (c) The failure of any Credit Party to observe or perform any covenant or agreement contained in Sections 2.7, 7.3, 7.11, 7.12, 7.13 or Section 8 (other than Sections 8.1, 8.2, 8.6 and 8.13); or

     (d) The failure of any Credit Party to observe or perform (i) any term, covenant or agreement contained in Section 8.1, 8.2, 8.6 or 8.13 and such failure shall have continued unremedied for a period of 10 days after such Credit Party shall have become aware thereof, or (ii) any other term, covenant, or agreement contained in any Loan Document and such failure shall have continued unremedied for a period of 30 days after such Credit Party shall have become aware thereof; or

     (e) Any representation or warranty made or deemed made by any Credit Party (or by an officer thereof on its behalf) in any Loan Document or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant thereto, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made or deemed made; or

     (f) (i) Liabilities and/or other obligations of the Parent Borrower (other than its obligations hereunder) or any of its Subsidiaries, whether as principal, guarantor, surety or other obligor, for the payment of any Indebtedness in an aggregate amount in excess of $2,500,000 (A) shall become or shall be declared to be due and payable prior to the expressed maturity thereof, or (B) shall not be paid when due or within any grace period for the payment thereof, or (ii) any holder of any such liability or other obligation shall have the right (A) to declare such liability or other obligation due and payable prior to the expressed maturity thereof and the applicable defaults or events of default giving rise to such right shall then be continuing or (B) in the case of Indebtedness consisting of a Synthetic Lease (without excluding Synthetic Leases from (A)), to terminate such Synthetic Lease prior to its stated termination; or

     (g) Any Credit Party (other than an Inactive Subsidiary Borrower) shall (i) make an assignment for the benefit of creditors, (ii) generally not be paying its debts as such debts become due, (iii) admit in writing its inability to pay its debts as they become due, (iv) file a voluntary petition in bankruptcy, (v) become insolvent (however such insolvency shall be evidenced), (vi) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (vii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, (viii) be the subject of any such proceeding filed against it which remains undismissed for a period of 45 days, (ix) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (x) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 45 days, or (xi) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of such Credit Party (except as may be otherwise expressly permitted herein); or

     (h) An order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging any Credit Party (other than an Inactive Subsidiary Borrower) bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of any Credit Party (other than an Inactive Subsidiary Borrower) under the United States bankruptcy laws or any other applicable Federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any Credit Party (other than an Inactive Subsidiary Borrower) or of any substantial part of the Property thereof, or (iv) ordering the winding up or liquidation of the affairs of any Credit Party (other than an Inactive Subsidiary Borrower), and, in each case, such other decree or order continues unstayed and in effect for a period of 45 days; or

     (i) Judgments or decrees against the Parent Borrower or any of its Subsidiaries aggregating in excess of $2,500,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days; or

     (j) The occurrence of a Change of Control; or

     (k) Any Loan Document shall cease, for any reason, to be in full force and effect, or any Credit Party shall so assert in writing or shall disavow any of its obligations thereunder, or any Event of Default shall have occurred under, and as such term is defined in, any Loan Document; or

     (l) (i) any Termination Event shall occur; (ii) any Accumulated Funding Deficiency, whether waived, shall exist with respect to any Pension Plan; (iii) any Person shall engage in any Prohibited Transaction involving any Employee Benefit Plan; (iv) the Parent Borrower, any of its Subsidiaries or any ERISA Affiliate shall fail to pay when due an amount which is payable by it to the PBGC or to a Pension Plan under Title IV of ERISA; (v) the imposition of any tax under Section 4980B(a) of the Code; (vi) the assessment of a civil penalty with respect to any Employee Benefit Plan under Section 502(c) of ERISA; or

(vii) any other event or condition shall occur or exist with respect to an Employee Benefit Plan which in the case of clauses (i) through (vii) would, individually or in the aggregate, have a Material Adverse Effect; or

     (m) A default by the Parent Borrower or any of its Subsidiaries shall have occurred under the Wachovia Synthetic Lease Arrangement or the Aircraft Lease, and the applicable grace period or cure period, if any, with respect to such default shall have expired.

9.2.	Contract Remedies

     (a) Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (i) if it is an Event of Default specified in Section 9.1(g) or 9.1(h), all Revolving Credit Commitments, the Swing Line Commitment and the Letter of Credit Commitments shall immediately and automatically terminate and the Loans, all accrued and unpaid interest thereon, any Reimbursement Obligations owing or contingently owing in respect of all outstanding Letters of Credit and all other amounts owing under the Loan Documents shall immediately become due and payable, and (ii) if it is any other Event of Default, upon the direction of the Required Lenders, the Administrative Agent shall (A) by notice to the Parent Borrower, declare all Revolving Credit Commitments, the Swing Line Commitment, and the Letter of Credit Commitments to be terminated forthwith, whereupon such Revolving Credit Commitments, the Swing Line Commitment and the Letter of Credit Commitments shall immediately terminate, and/or (B) by notice of default to the Parent Borrower, declare the Loans, all accrued and unpaid interest thereon, any Reimbursement Obligations owing or contingently owing in respect of all outstanding Letters of Credit and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as otherwise provided in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. Each Credit Party hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

     (b) In the event that the Revolving Credit Commitments, the Swing Line Commitment and the Letter of Credit Commitments shall have been terminated or the Loans, any Reimbursement Obligations owing or contingently owing in respect of all outstanding Letters of Credit and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section, any funds received by the Administrative Agent, either Issuing Bank, the Swing Line Lender and the Lenders from or on behalf of the Borrowers shall be remitted to, and applied by, the Administrative Agent in the following manner and order: (i) first, to the payment of interest on, and then the principal portion of, any Revolving Credit Loans which the Administrative Agent may have advanced on behalf of any Lender for which the

Administrative Agent has not then been reimbursed by such Lender or any Credit Party; (ii) second, to reimburse the Administrative Agent, each Issuing Bank, the Swing Line Lender for any expenses due from the Credit Parties pursuant to the provisions of Section 11.5 and the Reimbursement Agreements, (iii) third, to the payment of the Reimbursement Obligations and the outstanding principal amount of the Swing Line Loans (together with all interest thereon), (iv) fourth, to the payment of the Fees, (v) fifth, to the payment of any other fees, expenses or amounts (other than the principal of and interest on the Loans) payable by the Credit Parties to the Administrative Agent, either Issuing Bank the Swing Line Lender or any of the Lenders under the Loan Documents, (vi) sixth, to the payment, pro rata according to the Outstanding Percentage of each Lender, of interest due on the Loans (other than the Swing Line Loans), (vii) seventh, to the payment, pro rata according to Outstanding Percentage of each Lender, of principal on the Loans (other than the Swing Line Loans), of such principal, and (viii) eighth, any remaining funds shall be paid to whomsoever shall be entitled thereto or as a court of competent jurisdiction shall direct.

10.	THE ADMINISTRATIVE AGENT

10.1.	Appointment

     Each of the Issuing Banks, the Swing Line Lender and each Lender hereby irrevocably designates and appoints BNY as the Administrative Agent of such Issuing Bank, the Swing Line Lender and such Lender under the Loan Documents and each of the Issuing Banks, the Swing Line Lender and each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. The duties of the Administrative Agent shall be mechanical and administrative in nature, and, notwithstanding any provision to the contrary elsewhere in any Loan Document, the Administrative Agent shall not have any duties or responsibilities other than those expressly set forth therein, or any fiduciary relationship with, or fiduciary duty to, either Issuing Bank, the Swing Line Lender or any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

10.2.	Delegation of Duties

     The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to rely upon, and shall be fully protected in, and shall not be under any liability for, relying upon, the advice of counsel concerning all matters pertaining to such duties.

10.3.	Exculpatory Provisions

     Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except the Administrative Agent for its own gross negligence or willful misconduct), or (ii) responsible in any manner to either Issuing Bank, the Swing Line Lender or any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party, or any officer thereof, contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, perfection, enforceability or sufficiency of any of the Loan Documents or for any failure of any Credit Party or any other Person to perform its obligations thereunder. The Administrative Agent shall not be under any obligation to either Issuing Bank, the Swing Line Lender or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the Property, books or records of any Credit Party. The Issuing Banks, the Swing Line Lender and the Lenders acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted under the Loan Documents unless the Administrative Agent shall be instructed in writing to do so by the Issuing Banks, the Swing Line Lender and Required Lenders and such instructions shall be binding on the Issuing Banks, the Swing Line Lender and all Lenders; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or is contrary to law or any provision of the Loan Documents. The Administrative Agent shall not be under any liability or responsibility whatsoever, as Administrative Agent, to any Credit Party or any other Person as a consequence of any failure or delay in performance, or any breach, by either Issuing Bank, the Swing Line Lender or any Lender of any of its obligations under any of the Loan Documents.

10.4.	Reliance by Administrative Agent

     The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, opinion, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by a proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may treat each Issuing Bank, the Swing Line Lender or each Lender, as the case may be, or the Person designated in the last notice filed with it under this Section, as the holder of all of the interests of such Issuing Bank, the Swing Line Lender or such Lender, as the case may be, in its Loans, Letters of Credit and Reimbursement Obligations, as applicable, until written notice of transfer, signed by such Issuing Bank, the Swing Line Lender or such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent. The Administrative Agent shall not be under any duty to examine or pass upon the validity, effectiveness, enforceability or genuineness of the Loan Documents or any instrument, document or communication furnished pursuant thereto or in connection therewith, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be. The Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request or direction of the Required Lenders, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon the Issuing Banks, the Swing Line Lender, all the Lenders and all future holders of the Loans and the Reimbursement Obligations.

10.5.	Notice of Default

     The Administrative Agent shall be deemed not to have knowledge or notice of the occurrence of any Default unless the Administrative Agent has received written notice thereof from an Issuing Bank, the Swing Line Lender, a Lender or any Credit Party. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Issuing Banks, the Swing Line Lender, the Lenders and the Parent Borrower.

10.6.	Non-Reliance on Administrative Agent and Other Lenders

     Each Issuing Bank, the Swing Line Lender and each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter, including any review of the affairs of the Parent Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to either Issuing Bank, the Swing Line Lender or any Lender. Each Issuing Bank, the Swing Line Lender and each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, the Issuing Banks, the Swing Line Lender or any Lender, and based on such documents and information as it has deemed appropriate made its own evaluation of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Parent Borrower and its Subsidiaries and made its own decision to enter into this Agreement. Each Issuing Bank, the Swing Line Lender and each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Issuing Banks, the Swing Line Lender or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, evaluations and decisions in taking or not taking action under any Loan Document, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Parent Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Issuing Banks, the Swing Line Lender and/or the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide the Issuing Banks, the Swing Line Lender or any Lender with any credit or other information concerning the business, operations, Property, financial and other condition or creditworthiness of the Parent Borrower and its Subsidiaries which at any time may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7.	Indemnification

     Each Lender agrees to indemnify and hold harmless the Administrative Agent in its capacity as such (to the extent not promptly reimbursed by any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata according to (i) at any time prior to the Revolving Credit Commitment Termination Date, its Total Commitment Percentage, and (ii) at all other times, (a) if no Loan or Reimbursement Obligation is outstanding, its Total Commitment Percentage, and (b) if any Loan or Reimbursement Obligation is outstanding, its Outstanding Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever including any amounts paid to either Issuing Bank, the Swing Line Lender or any Lender (through the Administrative Agent) by any Credit Party pursuant to the terms of the Loan Documents, that are subsequently rescinded or avoided, or must be otherwise restored or returned) which may at any time (including at any time following the payment of the Loans or the Reimbursement Obligations) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other documents contemplated by or referred to therein or the transactions contemplated thereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the finally adjudicated gross negligence or willful misconduct of the Administrative Agent. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its pro rata share (calculated as set forth in the first sentence of this Section) of any unpaid fees owing to the Administrative Agent, and any costs and expenses (including reasonable fees and expenses of counsel) payable by any Credit Party under Section 11.5, to the extent that the Administrative Agent has not been paid such fees or has not been reimbursed for such costs and expenses, by any Credit Party. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its pro rata share (as so calculated) of any amount required to be paid by the Lenders to the Administrative Agent as provided in this Section shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its pro rata share (as so calculated) of such amount, but no Lender shall be responsible for the failure of other Lender to reimburse the Administrative Agent for such other Lender’s pro rata share (as so calculated) of such amount. The agreements in this Section shall survive the termination of the Revolving Credit Commitments, the Swing Line Commitment, the Letter of Credit Commitments, and the payment of all amounts payable under the Loan Documents.

10.8.	Administrative Agent in Its Individual Capacity

     BNY and its affiliates may make secured or unsecured loans to, accept deposits from, issue letters of credit for the account of, act as trustee under indentures of, and generally engage in any kind of business with, the Parent Borrower or any of its Subsidiaries as though BNY were not Administrative Agent hereunder and BNY Capital Markets did not arrange the transactions contemplated hereby. With respect to the Revolving Credit Commitment, Swing Line Commitment and Letter of Credit Commitments made or renewed by BNY and the Loans and Reimbursement Obligations owing to BNY, BNY shall have the same rights and powers under the Loan Documents as the Issuing Banks, the Swing Line Lender or any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall in each case include BNY.

10.9.	Successor Administrative Agent

     If at any time the Administrative Agent deems it advisable, in its sole discretion, it may submit to each Issuing Bank, the Swing Line Lender and each of the Lenders a written notice of its resignation as Administrative Agent under the Loan Documents, such resignation to be effective upon the earlier of (i) the written acceptance of the duties of the Administrative Agent under the Loan Documents by a successor Administrative Agent and (ii) on the 30th day after the date of such notice. Upon any such resignation, the Required Lenders shall have the right to appoint from among the Lenders a successor Administrative Agent, provided that the Parent Borrower shall have consented thereto in writing (which consent shall not be unreasonably withheld and shall not be required if a Default shall have occurred and then be continuing). If no successor Administrative Agent shall have been so appointed by the Required Lenders and accepted such appointment in writing within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Issuing Banks, the Swing Line Lender and the Lenders, appoint a successor Administrative Agent, which successor Administrative Agent shall be a commercial bank organized under the laws of the United States or any State thereof and having a combined capital, surplus, and undivided profits of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent’s rights, powers, privileges and duties as Administrative Agent under the Loan Documents shall be terminated. The Credit Parties, the Issuing Banks, the Swing Line Lender and the Lenders shall execute such documents as shall be necessary to effect such appointment. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it, and any amounts owing to it, while it was Administrative Agent under the Loan Documents. If at any time there shall not be a duly appointed and acting Administrative Agent, the Credit Parties agree to make each payment due under the Loan Documents directly to the Issuing Banks, the Swing Line Lender and the Lenders entitled thereto during such time.

11.	OTHER PROVISIONS

11.1.	Amendments and Waivers

     Except as otherwise provided in Section 11(h) of the Subsidiary Guaranty, with the written consent of the Required Lenders, the Administrative Agent and the appropriate Credit Parties may, from time to time, enter into written amendments, supplements or modifications of the Loan Documents and, with the consent of the Required Lenders, the Administrative Agent on behalf of the Issuing Banks, the Swing Line Lender and the Lenders may execute and deliver to any such Credit Parties a written instrument waiving or a consent to a departure from, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default and its consequences; provided, however, that:

     (a) no such amendment, supplement, modification, waiver or consent shall, without the consent of all of the Lenders, (i) increase the Revolving Credit Commitment Amount of any Lender or the Aggregate Revolving Credit Commitment Amount, (ii) extend the Scheduled Revolving Credit Commitment Termination Date, (iii) decrease the rate, or extend the time of payment, of interest of, or change or forgive the principal amount or extend the time of payment of, any Loan (other than a Swing Line Loan), or decrease the rate, or extend the time of payment, of the Facility Fee or the Letter of Credit Commissions, (iv) change the provisions of Sections 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 11.1, 11.6(a), 11.7 or 11.10, (v) change the definition of “Required Lenders,” (vi) change the several nature of the obligations of the Lenders, (vii) release any Credit Party from all or substantially all its obligations under the Subsidiary Guaranty (other than as provided in Section 11(h) of the Subsidiary Guaranty) or (viii) add a new Core Currency;

     (b) without the written consent of the Issuing Banks, no such amendment, supplement, modification or waiver shall change the Letter of Credit Commitments, change the amount or the time of payment of the Letter of Credit

     Commissions or change any other term or provision which relates to the Letter of Credit Commitments or the Letters of Credit or any other rights of the Issuing Banks under any Loan Document;

     (c) without the written consent of the Administrative Agent, no such amendment, supplement, modification or waiver shall amend, modify or waive any provision of Section 10 or otherwise change any of the rights or obligations of the Administrative Agent hereunder or under the Loan Documents; and

     (d) without the written consent of the Swing Line Lender, no such amendment, supplement, modification or waiver shall change the Swing Line Commitment or change any other term or provision that relates to the Swing Line Commitment or the Swing Line Loans.

Any such amendment, supplement, modification or waiver shall apply equally to the Administrative Agent, the Swing Line Lender, each Issuing Bank and each of the Lenders and shall be binding upon the parties to the applicable Loan Document, the Lenders, the Swing Line Lender, the Issuing Banks, the Administrative Agent and all future holders of the Loans and the Reimbursement Obligations. In the case of any waiver, the parties to the applicable Loan Document, the Issuing Banks, the Lenders, the Swing Line Lender and the Administrative Agent shall be restored to their former position and rights hereunder and under the Loan Documents to the extent provided for in such waiver, and any Default waived shall not extend to any subsequent or other Default, or impair any right consequent thereon. The Loan Documents may not be amended orally or by any course of conduct.

11.2.	Notices

     All notices and other communications under the Loan Documents shall be given to each party hereto, initially, at the following address, and, thereafter, such other address through which it may from time to time be accepting notices, as designated by it in writing to the Administrative Agent and the Parent Borrower:

     (a) if to the Parent Borrower or any other Borrower, the office, branch or affiliate thereof designated as its address for notices in Exhibit O or the Borrower Addendum, if any, executed and delivered with respect to such Borrower pursuant to Section 2.12, as the case may be;

     (b) if to any Lender, an Issuing Bank or the Swing Line Lender, the office, branch, affiliate, or correspondent bank thereof designated as its address for notices in Exhibit N; and

     (c) if to the Administrative Agent, the office, branch, affiliate, or correspondent bank thereof designated as its address for notices in Exhibit M.

Such notices and other communications will be effective only if and when given in writing, and shall be deemed to have been given three days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, at the applicable address specified above, or when delivered at the applicable address specified above, or when sent by telecopy addressed to the party to which such notice is directed at its address determined as provided above and receipt is confirmed, except that any notice, request or demand by any Borrower to or upon the Administrative Agent, an Issuing Bank, the Swing Line Lender or the Lenders pursuant to Sections 2.3, 2.4, 2.5, 2.6, 2.8 or 3.3 shall not be effective until received. Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by fax or other electronic means as fully as if originally signed.

11.3.	No Waiver; Cumulative Remedies

     No failure to exercise and no delay in exercising, on the part of the Administrative Agent, either Issuing Bank, the Swing Line Lender or any Lender, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4.	Survival of Representations and Warranties and Certain Obligations

     (a) All representations and warranties made under the Loan Documents and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall survive the execution and delivery of the Loan Documents.

     (b) The obligations of the Credit Parties under Sections 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 11.5 and 11.7 shall survive the termination of the Revolving Credit Commitments, the Swing Line Commitment and the Letter of Credit Commitments and the payment of the Loans, the Reimbursement Obligations and all other amounts payable under the Loan Documents.

11.5.	Expenses

     The Parent Borrower agrees, promptly upon presentation of a statement or invoice therefor, and whether any Loan is made (i) to pay or reimburse the Administrative Agent and BNY Capital Markets for all their respective out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation, execution and syndication of, the Loan Documents and any amendment, supplement or modification thereto (whether or not executed or effective), any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of Special Counsel, (ii) to pay or reimburse the Administrative Agent, the Issuing Banks, the Swing Line Lender and the Lenders for all of their respective costs and expenses, including reasonable fees and disbursements of counsel, incurred in connection with (a) any Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or “work-out” (whether consummated or not) of the obligations of any Credit Party under any of the Loan Documents and (b) the enforcement of this Section, (iii) to pay, indemnify, and hold each of the Lenders, the Swing Line Lender, each Issuing Bank and the Administrative Agent harmless from and against, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents, and (iv) to pay, indemnify and hold each of the Lenders, the Swing Line Lender, each Issuing Bank and the Administrative Agent and each of their respective affiliates, officers, directors and employees harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable counsel fees and disbursements) with respect to the enforcement and performance of the Loan Documents, the use of the proceeds of the Loans and the Letters of Credit and the enforcement and performance of the provisions of any subordination agreement involving the Administrative Agent, the Issuing Banks, the Swing Line Lender and the Lenders (all the foregoing, collectively, the “Indemnified Liabilities”), and, if and to the extent that the foregoing indemnity may be unenforceable for any reason, the Parent Borrower agrees to make the maximum payment not prohibited under applicable law; provided, however, that the Parent Borrower shall have no obligation to pay Indemnified Liabilities to the Administrative Agent, either Issuing Bank, the Swing Line Lender or any Lender, as the case may be, arising from the finally adjudicated gross negligence or willful misconduct of such Agent or such Lender, as the case may be, or claims between one indemnified party and another indemnified party. The agreements in this Section shall survive the termination of the Revolving Credit Commitments, the Swing Line Commitment and the Letter of Credit Commitments and the payment of all amounts payable under the Loan Documents.

11.6.	Assignments and Participations

     (a) Except as may otherwise be permitted by Sections 7.3, 8.3, 8.4 and 8.5, (i) the Loan Documents shall be binding upon and inure to the benefit of the Credit Parties, the Lenders, the Swing Line Lender, the Issuing Banks, the Administrative Agent, all future holders of the Loans and the Reimbursement Obligations, and their respective successors and permitted assigns, and (ii) no Credit Party may assign, delegate or transfer any of its rights or obligations under the Loan Documents without the prior written consent of the Administrative Agent, the Issuing Banks, the Swing Line Lender and each Lender.

     (b) In addition to its rights under Section 11.6(e), each Lender shall have the right to sell, assign, transfer or negotiate (each an “Assignment”) one hundred percent, or any lesser percentage, of its rights and obligations under the Loan Documents to any subsidiary or affiliate of such Lender, to any other Lender, or to any Eligible Assignee, provided that (i) each such Assignment shall be of a constant, and not a varying, percentage of all of the assignor Lender’s rights and obligations under the Loan Documents, (ii) the sum of (A) the Revolving Credit Commitment Amount of the Revolving Credit Commitment assigned and (B) the outstanding principal amount of the Term Loans assigned shall be not less than $2,500,000, or the full Revolving Credit Commitment Amount and total Terms Loans outstanding of such assignor Lender, (iii) the Parent Borrower, the Swing Line Lender, the Issuing Banks and the Administrative Agent shall have consented thereto in writing (which consents shall not be unreasonably withheld), provided, however, that such consents shall not be required, (A) in the case of the Swing Line Lender, the Issuing Banks and the Administrative Agent, if such assignee is another Lender, and (B) in the case of the Parent Borrower, if a Default shall have occurred and then be continuing or such assignee is a subsidiary or affiliate of such Lender or is another Lender, and (iv) the assignor Lender and such assignee shall deliver to the Administrative Agent three copies of an Assignment and Acceptance Agreement executed by each of them, along with an assignment fee in the sum of $3,500 for the account of the Administrative Agent. Upon receipt of such number of executed copies of each such Assignment and Acceptance Agreement, together with the assignment fee therefor and the Parent Borrower’s, the Swing Line Lender’s, the Issuing Banks’ and the Administrative Agent’s consents to such Assignment, if required, the Administrative Agent shall record the same and execute not less than two copies of such Assignment and Acceptance Agreement in the appropriate place, deliver one such copy to the assignor and one such copy to the assignee, and deliver one photocopy thereof, as executed, to the Parent Borrower, the Swing Line Lender and the Issuing Banks. From and after the effective date specified in such Assignment and Acceptance Agreement, the assignee thereunder shall be a party hereto and shall for all purposes of this Agreement and the other Loan Documents be deemed a “Lender” and, to the extent provided in such Assignment and Acceptance Agreement, the assignor Lender thereunder shall be released from its obligations under this Agreement and the other Loan Documents. The Administrative Agent shall be entitled to rely upon the representations and warranties made by the assignee under each Assignment and Acceptance Agreement.

     (c) In addition to the participations provided for in Section 11.10(a), each Lender may grant participations in all or any part of its rights under the Loan Documents to one or more Eligible Assignees, provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties to this Agreement and the other Loan Documents for the performance of such obligations, (iii) the Credit Parties, the Administrative Agent, the Issuing Bank, the Swing Line Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan

Documents, (iv) no sub-participations shall be permitted, (v) neither the granting nor the offering of such participation would require that any additional loss, cost or expense be borne by any Borrower at any time or would require any registration or qualification under any applicable federal or state securities laws, and (vi) the voting rights of any holder of any participation shall be limited to the voting rights of such Lender under Sections 11.1(a), (b), (c) and (d).

     (d) No Lender shall, as between and among the Credit Parties, the Administrative Agent, each Issuing Bank, the Swing Line Lender and such Lender, as the case may be, be relieved of any of its obligations under the Loan Documents as a result of any Assignment or the granting of any participation in all or any part of its rights under the Loan Documents, except that it shall be relieved of its obligations to the extent of any such Assignment of all or any part of its rights and obligations under the Loan Documents pursuant to Section 11.6(b).

     (e) Subject to Section 11.6(d), any Lender may at any time or from time to time assign all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, provided that any such assignment shall not release such assignor from its obligations thereunder.

11.7.	Indemnity

     The Parent Borrower agrees to defend, protect, indemnify, and hold harmless the Administrative Agent, BNY Capital Markets, the Issuing Banks, the Swing Line Lender and each Lender, each of their respective affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (each an “Indemnified Person”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel to such Indemnified Persons in connection with any investigative, administrative or judicial proceeding, whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations of any jurisdiction, including securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, including any liabilities and costs under federal, state or local health or safety laws or environmental laws, regulations, or common law principles, arising from or in connection with the past, present or future operations of the Parent Borrower, any other Credit Party, or their respective predecessors in interest, or the past, present or future environmental condition of the Property of the Parent Borrower or any of its Subsidiaries, the presence of asbestos-containing materials at any such Property, or the release or threatened release of any hazardous substance into the environment from any such Property) in any manner relating to or arising out of the Loan Documents, any commitment letter or fee letter executed and delivered by the Parent Borrower or any of its Subsidiaries and/or the Administrative Agent, the Issuing Banks or the Swing Line Lender, the capitalization of the Parent Borrower or any of its Subsidiaries, the Revolving

Credit Commitments, the Swing Line Commitment or the Letter of Credit Commitments, the making of, management of and participation in the Loans or the Reimbursement Obligations, or the use or intended use of the proceeds of the Loans or the Letters of Credit hereunder, provided that the Parent Borrower shall have no obligation under this Section to an Indemnified Person with respect to any of the foregoing to the extent found in a final judgment of a court having jurisdiction to have resulted primarily out of the gross negligence or willful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Parent Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise, and shall survive any termination of the Loan Documents, the expiration of the Revolving Credit Commitments, the Swing Line Commitment and the Letter of Credit Commitments and the payment of all Indebtedness under the Loan Documents.

11.8.	Limitation of Liability

     No claim may be made by the Parent Borrower, any of its Subsidiaries, any Lender, the Swing Line Lender, either Issuing Bank or other Person against the Administrative Agent, any Lender, the Swing Line Lender, such Issuing Bank or any directors, officers, employees, or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by any Loan Document, or any act, omission or event occurring in connection therewith, and each of the Parent Borrower, its Subsidiaries, each Lender, the Swing Line Lender, each Issuing Bank and each such other Person hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

11.9.	Counterparts

     This Agreement may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document. It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged. A counterpart of any Loan Document or to any document evidencing, and of any an amendment, modification, consent or waiver to or of any Loan Document transmitted by telecopy shall be deemed to be an originally executed counterpart. A set of the copies of the Loan Documents signed by all the parties thereto shall be deposited with each of the Parent Borrower and the Administrative Agent. Any party to a Loan Document may rely upon the signatures of any other party thereto which are transmitted by telecopy or other electronic means to the same extent as if originally signed.

11.10.	Adjustments; Set-off

     (a) If any Lender, the Swing Line Lender or either Issuing Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of its Loans or Reimbursement Obligations in excess of its Outstanding Percentage of payments then due and payable on account of the Loans or Reimbursement Obligations received by all the Lenders, the Swing Line Lender and the Issuing Banks, such Lender, the Swing Line Lender or such Issuing Bank, as the case may be, shall forthwith purchase, without recourse, for cash, from the other Lenders, the Swing Line Lender and the Issuing Banks such participations in their Loans and Reimbursement Obligations as shall be necessary to cause such purchaser to share such excess payment with each of them according to their Outstanding Percentages, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchaser, such purchase shall be rescinded and the related seller shall repay to such purchaser the purchase price to the extent of such recovery, together with an amount equal to such seller’s pro rata share (according to the proportion of (i) the amount of all other related required repayments to (ii) the total amount so recovered from the purchaser) of any interest or other amount paid or payable by the purchaser in respect of the total amount so recovered.

     (b) In addition to any rights and remedies of each Lender, the Swing Line Lender and each Issuing Bank provided by law, upon the occurrence of an Event of Default and acceleration of the Loans and the Reimbursement Obligations, or at any time upon the occurrence and during the continuance of an Event of Default under Section 9.1(a) or (b), each Lender, the Swing Line Lender and each Issuing Bank shall have the right, without prior notice to any Credit Party, any such notice being expressly waived by each Credit Party to the extent permitted by applicable law, to set-off and apply against any indebtedness or other liability, whether matured or unmatured, of any Credit Party to such Lender, the Swing Line Lender or such Issuing Bank arising under the Loan Documents, any amount owing from such Lender, the Swing Line Lender or such Issuing Bank to such Credit Party. To the extent permitted by applicable law, the aforesaid right of set-off may be exercised by such Lender, the Swing Line Lender or such Issuing Bank against any Credit Party or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of any Credit Party, or against anyone else claiming through or against any Credit Party or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditors, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender, the Swing Line Lender or such Issuing Bank prior to the making, filing or issuance of, service upon such Lender, the Swing Line Lender or such Issuing Bank of, or notice to such Lender, the Swing Line Lender or such Issuing Bank of, any petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Lender, the Swing Line Lender and each Issuing Bank agrees promptly to notify the Parent Borrower and the Administrative Agent after each such set-off and application made by such Lender, the Swing Line Lender or such Issuing Bank, as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.11.	Construction

     Each party to a Loan Document represents that it has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and that the principle that agreements are to be construed against the party drafting the same shall be inapplicable.

11.12.	Governing Law

     The Loan Documents and the rights and obligations of the parties thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without regard to principles of conflict of laws, but including Section 5-1401 of the General Obligations Law.

11.13.	Judgment Currency

     (a) Each Credit Party’s obligations under the Loan Documents to make payments in the applicable Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that, on the Business Day immediately following the date of such tender or recovery, the Administrative Agent, the applicable Issuing Bank, the Swing Line Lender or the applicable Lender, as the case may be, may, in accordance with normal banking procedures, purchase the Obligation Currency with such other currency. If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange at which, in accordance with normal banking procedures in the relevant jurisdiction, the Obligation Currency could be purchased with the Judgment Currency as of the day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

     (b) If the amount of Obligation Currency purchased pursuant to the last sentence of Section 11.13(a) is less than the sum originally due in the Obligation Currency, the applicable Credit Party covenants and agrees to indemnify the applicable recipient against such loss, and if the Obligation Currency so purchased exceeds the sum originally due to such recipient, such recipient agrees to remit to the applicable Credit Party such excess.

11.14.	International Banking Facilities

     (a) The Parent Borrower and the other Credit Parties acknowledge that some or all of the Lenders may, in connection with the Loan Documents, utilize an International banking facility (as defined in Regulation D).

     (b) Each Credit Party which is an entity located outside the United States (i) understands that it is the policy of the Board of Governors of the Federal Reserve System that deposits received by International banking facilities may be used only to support the non-U.S. operations of a depositor (or its foreign affiliates) located outside the United States and that extensions of credit by International banking facilities may be used only to finance the non-U.S. operations of a customer (or its foreign affiliates) located outside the United States, and (ii) acknowledges that the proceeds of its borrowings hereunder from an international banking facility will be used solely to finance its operations outside the United States, or that of its foreign affiliates.

11.15.	Headings Descriptive

     Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

11.16.	Severability

     Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

11.17.	Integration

     All exhibits to a Loan Document shall be deemed to be a part thereof. Except for agreements between the Administrative Agent, Wachovia Bank, National Association and/or Wachovia Capital Markets, LLC and the Parent Borrower with respect to certain fees, the Loan Documents embody the entire agreement and understanding among the Credit Parties, the Administrative Agent, the Issuing Banks, the Swing Line Lender and the Lenders with respect to the subject matter thereof and supersede all prior agreements and understandings among the Credit Parties, the Administrative Agent, the Issuing Banks, the Swing Line Lender and the Lenders with respect to the subject matter thereof.

11.18.	Consent to Jurisdiction

     Each party to a Loan Document hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Loan Documents. Each party to a Loan Document hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each Credit Party hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it.

11.19.	Service of Process

     Each party to a Loan Document hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by first class mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 11.2 of this Agreement or the corresponding Section of the applicable Loan Document executed by such party. Each party to a Loan Document hereby agrees that any such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, or proceeding, and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it.

11.20.	No Limitation on Service or Suit

     Nothing in the Loan Documents or any modification, waiver, consent or amendment thereto shall affect the right of either Agent or any Lender to serve process in any manner permitted by law or limit the right of the Administrative Agent, either Issuing Bank, the Swing Line Lender or any Lender to bring proceedings against any Credit Party in the courts of any jurisdiction or jurisdictions in which such Credit Party may be served.

11.21.	WAIVER OF TRIAL BY JURY

     EACH OF THE ADMINISTRATIVE AGENT, THE ISSUING BANKS, THE SWING LINE LENDER, THE LENDERS AND THE CREDIT PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN. FURTHER, EACH CREDIT PARTY HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE ADMINISTRATIVE AGENT, EITHER ISSUING BANK, THE SWING LINE LENDER OR THE LENDERS, OR COUNSEL TO THE ADMINISTRATIVE AGENT, EITHER ISSUING BANK, THE SWING LINE

LENDER OR THE LENDERS, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANKS, THE SWING LINE LENDER OR THE LENDERS WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. EACH CREDIT PARTY ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANKS, THE SWING LINE LENDER AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION.

11.22.	Parent Borrower as Agent for Subsidiary Borrowers

     Each Subsidiary Borrower hereby irrevocably designates and appoints the Parent Borrower as its agent under the Loan Documents and such Subsidiary Borrower hereby irrevocably authorizes the Parent Borrower to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Parent Borrower by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto.

11.23.	Treatment of Certain Information

     Each Lender Party agrees, on behalf of itself and its Related Parties, to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature, all non-public information supplied by any Borrower or any Subsidiary pursuant to this Agreement which (a) is identified by such Person as being confidential at the time the same is delivered to such Lender Party, or (b) constitutes any financial statement, financial projections or forecasts, budget, compliance certificate, audit report, management letter or accountants’ certification delivered hereunder (“Information”), provided, however, that nothing herein shall limit the disclosure of any such Information (i) to such of its Related Parties as need to know such Information; (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (iii) on a confidential basis, to prospective lenders or participants or their counsel, (iv) to auditors or accountants, and any analogous counterpart thereof, (v) to any other Lender Party, (vi) in connection with any litigation to which any one or more of the Lender Parties is a party, and (c) to the extent such Information (A) becomes publicly available other than as a result of a breach of this agreement by such Lender or any of its Related Parties, (B) becomes available to any of the Lender Parties on a non-confidential basis from a source other than a Borrower or any Subsidiary, or (C) was available to the Lender Parties on a non-confidential basis prior to its disclosure to any of them by a Borrower or any Subsidiary; or (vii) to the extent the Parent Borrower shall have consented to such disclosure in writing.

11.24.	Parent Borrower Guaranty

     (a) Guaranty of Payment. The Parent Borrower hereby absolutely, irrevocably and unconditionally guaranties the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the obligations of each Subsidiary Borrower hereunder and under the other Loan Documents to which it is party (collectively, the “Subsidiary Obligations”). This guaranty constitutes a guaranty of payment and not collection and neither the Lenders nor the Administrative Agent acting on their behalf shall have any obligation to enforce any Loan Document against any Subsidiary Borrower or exercise any right or remedy thereunder by any action, prior to being entitled to the benefits of this Section 11.24. The Administrative Agent may, at its option, proceed against the Parent Borrower in the first instance, to enforce the Subsidiary Obligations without first proceeding against the any Subsidiary Borrower or any other Person, and without first resorting to any other rights or remedies, as the Administrative Agent may deem advisable. In furtherance hereof, if the Administrative Agent is prevented by law from collecting or otherwise hindered from collecting or otherwise enforcing any Subsidiary Obligation in accordance with its terms, the Administrative Agent shall be entitled to receive hereunder from the Parent Borrower after demand therefor, the sums which would have been otherwise due had such collection or enforcement not been prevented or hindered.

     (b) Absolute Obligation. The Parent Borrower shall not be released from liability hereunder unless and until the Revolving Credit Maturity Date shall have occurred, the Commitments have been terminated and all outstanding Subsidiary Obligations shall have been paid in full in cash. The Parent Borrower acknowledges and agrees that it shall be liable hereunder, and such liability shall not be affected or impaired, irrespective of (A) the validity or enforceability of any Loan Document against any Subsidiary Borrower, or any agreement, instrument or document executed or delivered in connection therewith, or the collectibility of any of the Subsidiary Obligations, (B) the preference or priority ranking with respect to any of the Subsidiary Obligations, (C) the existence, validity, enforceability or perfection of any security interest or collateral security under any Loan Document, or the release, exchange, substitution or loss or impairment of any such security interest or collateral security, (D) any failure, delay, neglect or omission by the Administrative Agent or any Lender to realize upon, enforce or protect any direct or indirect collateral security, indebtedness, liability or obligation, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, or any of the Subsidiary Obligations, (E) the existence or exercise of any right of set-off by the Administrative Agent or any Lender, (F) the existence, validity or enforceability of any other guaranty with respect to any of the Subsidiary Obligations, the liability of any other Person in respect of any of the Subsidiary Obligations, or the release of any such Person or any other guarantor of any of the Subsidiary Obligations, (G) any act or omission of the Administrative Agent or any Lender in connection with the administration of any Loan Document, or any of the Subsidiary Obligations, (H) the bankruptcy, insolvency, reorganization or receivership of, or any other proceeding for the relief of debtors commenced by or against, any Person, (I) the disaffirmance or rejection, or the purported disaffirmance or purported rejection, of any of the Subsidiary Obligations, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, in any bankruptcy, insolvency, reorganization or receivership, or any other proceeding for the relief of debtor, relating to any Person, (J) any law, regulation or decree now or hereafter in effect which might in any manner affect any of the terms or provisions of any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith or any of the Subsidiary Obligations, or which might cause or permit to be invoked any alteration in the time, amount or manner of payment or performance of any of the Subsidiary Obligations and liabilities, (K) the merger or consolidation of the Parent Borrower into or with any Person, (L) the sale by any Subsidiary Borrower or the Parent Borrower of all or any part of its assets, (M) the fact that at any time and from time to time there may be no Subsidiary Obligations outstanding or owing to the Administrative Agent or any Lender, (N) any amendment or modification of, or supplement to, any Loan Document or (O) any other reason or circumstance which might otherwise constitute a defense available to or a discharge of the Parent Borrower in respect of its obligations or liabilities (including the Subsidiary Obligations), or any other fact or circumstance which would excuse the obligation of a guarantor or surety, other than by the performance in full thereof. The Parent Borrower waives (i), demand, protest and notice of any kind; (ii) any defense based upon or arising out of any defense which any Subsidiary Borrower may have to the payment or performance of any part of its Subsidiary Obligations; (iii) any defense based upon any disbursements by the Administrative Agent or the Lenders to any Subsidiary Borrower pursuant to any agreements or instruments governing the Subsidiary Obligations, whether same be deemed an additional advance or be deemed to be paid out of any special interest or other fund accounts, as constituting unauthorized payments hereunder or amounts not guaranteed by this guaranty; (iv) until the indefeasible payment in full of the Subsidiary Obligations, all rights of the Parent Borrower to proceed against any Subsidiary Borrower, including but not limited to all rights of subrogation and all rights to enforce any remedy that the Parent Borrower may have against any Subsidiary Borrower and (v) all rights to participate in any security held by the Administrative Agent for the Subsidiary Obligations.

     (c) Repayment in Bankruptcy. If, at any time or times subsequent to the payment of all or any part of the Subsidiary Obligations, the Administrative Agent or any Lender shall be required to repay any amounts previously paid by or on behalf of the Parent Borrower in reduction thereof by virtue of an order of any court having jurisdiction in the premises, including as a result of an adjudication that such amounts constituted preferential payments or fraudulent conveyances, the Parent Borrower unconditionally agrees to pay to the Administrative Agent, within 10 days after demand, a sum in cash equal to the amount of such repayment, together with interest on such amount from the date of such repayment by the Administrative Agent or such Lender to the date of payment to the Administrative Agent at the applicable post-default rate pursuant to Section 3.1(b).

     (d) Miscellaneous. The Parent Borrower agrees that any statement of account with respect to the Subsidiary Obligations from any Lender that binds any Subsidiary Borrower shall be binding upon the Parent Borrower, and that copies of said statements of account maintained in the regular course of such Lender’s business may be used in evidence against the Parent Borrower in order to establish its obligations in respect of its guaranty provided for in this Section 11.24.

     (e) Subordination. The Parent Borrower agrees that any and all Indebtedness owed to it by, and claims it may have against, any Subsidiary Borrower, whether such Indebtedness or claims are in connection with the guaranty contemplated by this Section 11.24 or the Subsidiary Obligations, or are completely independent thereof, will be subordinate to the claims of the Administrative Agent and the Lenders under this Section 11.24 and all Indebtedness guarantied hereby, and that the Parent Borrower will not assert any such claim against, or collect any amounts in respect thereof from, any Subsidiary Borrower until all Subsidiary Obligations have been indefeasibly satisfied in full in cash. Notwithstanding such subordination, and without affecting or impairing in any manner the liability of the Parent Borrower under the other provisions of this Section 11.24 any Indebtedness of any Subsidiary Borrower to the Parent Borrower, if the Administrative Agent so requests, shall be collected, enforced and received by the Parent Borrower as trustee for the Administrative Agent and the Lenders and paid over to the Administrative Agent on account of the Subsidiary Obligations.

11.25.	USA Patriot Act Notice

     The Administrative Agent hereby notifies the Borrowers that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), the Administrative Agent, the Swing Line Lender, each Issuing Bank and each Lender is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow them to identify the Borrowers in accordance with the Patriot Act.

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     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

VALMONT INDUSTRIES, INC.

By:	/s/ Terry J. McClain

Name:	Terry J. McClain

Title:	Senior Vice President and

Chief Financial Officer

THE BANK OF NEW YORK, Individually, as Administrative Agent, as Issuing Bank and as Swing Line Lender

By:	/s/ John-Paul Marotta

Name:	John-Paul Marotta
Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, Individually and as Issuing Bank

By:	/s/ Robert A. Brown

Name:	Robert A. Brown

Title:	Director

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Lezlee Schutty

Name:	Lezlee Schutty

Title:	Assistant Vice President

COOPERATIEVE CENTRALE RAIFFEISEN - BOERENLEENBANK B.A, “RABOBANK NEDERLAND”, NEW YORK BRANCH

By:	/s/ John L. Church

Name:	John L. Church

Title:	Executive Director

By:	/s/ Brett Delfino

Name:	Brett Delfino

Title:	Executive Director

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Joseph T. Sullivan, III

Name:	Joseph T. Sullivan, III

Title:	Assistant Vice President

BANK OF AMERICA, N.A.

By:	/s/ Lynn W. Stetson

Name:	Lynn W. Stetson

Title:	Managing Director

COMERICA BANK

By:	/s/ Timothy O'Rourke

Name:	Timothy O'Rourke

Title:	Vice President

HARRIS TRUST AND SAVINGS BANK

By:	/s/ James J. Owen

Name: James J. Owen

Title: Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Suzanna Harris

Name:	Suzanna Harris

Title:	Asst. Vice President

WELLS FARGO BANK, N.A.

By:	/s/

Name:

Title:

ALLIED IRISH BANKS, P.L.C.

By:	/s/ Rina Terradista

Name:	Rina Terradista

Title:	Senior Vice President

By:	/s/ Joseph Augustini

Name:	Joseph Augustini

Title:	Vice President

FIFTH THIRD BANK

By:	/s/ Mike Mendenhall

Name:	Mike Mendenhall

Title:	Corporate Banking Officer

KBC BANK, N.V.

By:	/s/ Jean-Pierre Diels

Name:	Jean-Pierre Diels

Title:	First Vice President

By:	/s/ Robert M. Surdam, Jr.

Name:	Robert M. Surdam, Jr.

Title:	Vice President

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